                                  SCHEDULE 14A
                                  (RULE 14-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material under Section 240.14a-12


                                U.S. VISION, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [ ]      No fee required.

         [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)      Title of each class of securities to which transaction
                  applies:
                  Common Stock, par value $.01 per share
                  --------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:
                  6,032,815 shares of Common Stock
                  --------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                  (i) $4.25 with respect to 5,624,488 shares of
                  Common Stock, and (ii) the difference between $4.25 and the exercise price of outstanding options and warrants to purchase an aggregate of 408,327 shares of Common Stock
                  --------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:
                  $24,868,650.00
                  --------------------------------------------------------------

         (5)      Total fee paid:
                  $2,288.00
                  --------------------------------------------------------------

         [X]      Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  (1)      Amount Previously Paid:

                           -----------------------------------------------------

                  (2)      Form, Schedule or Registration Statement No.:

                           -----------------------------------------------------

                  (3)      Filing Party:

                           -----------------------------------------------------

                  (4)      Date Filed:

                           -----------------------------------------------------

                               U.S. VISION, INC.


                                ONE HARMON DRIVE


                           GLENDORA, NEW JERSEY 08029



                                                              September 26, 2002



Dear Stockholders:



     You are cordially invited to attend a special meeting of stockholders of U.S. Vision, Inc. to be held at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103-7599, on Wednesday, October 30, 2002 at 9:00 a.m. Eastern Time.


     At this special meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement which provides for a merger involving U.S. Vision, Inc. and Kayak Acquisition Corp., a Delaware corporation, pursuant to an agreement and plan of merger, dated as of May 14, 2002. You should read carefully the merger agreement, a copy of which is attached as Annex A to the accompanying Proxy Statement. Upon completion of the merger, you will be entitled to receive $4.25 in cash for each share of U.S. Vision common stock that you own at that time, and you will no longer be a stockholder of U.S. Vision. Except in the case of stock options held by certain affiliated stockholders, all outstanding stock options and warrants, whether or not then exercisable, shall become fully vested and exercisable as of immediately prior to the effective time of the merger, and entitle the holder, without payment of the exercise price for the shares subject to such option or warrant, to receive in cash, without interest, from U.S. Vision, an amount determined by multiplying
(i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such stock options and warrants by (ii) the total number of shares of common stock subject to such stock options and warrants.


     Kayak Acquisition Corp. is owned by a group of investors that includes George E. Norcross, III, one of our directors and a significant stockholder of U.S. Vision, Joseph J. Roberts, Jr., one of our directors and a stockholder of U.S. Vision, Philip A. Norcross, a stockholder of U.S. Vision and the brother of George E. Norcross, III and myself. Pursuant to the merger agreement, each of these individuals will retain their respective shares of U.S. Vision common stock instead of receiving a cash payment for their shares like other stockholders. Further, I, along with George T. Gorman, President-Retail of U.S. Vision, and Gayle E. Schmidt, Executive Vice President and Chief Operating Officer of U.S. Vision have agreed to continue to serve in our present positions with U.S. Vision after the merger and all of our stock options will be canceled as of the effective time of the merger, in consideration of our receiving deferred cash payments to be paid by U.S. Vision on the fifth anniversary of the effective time of the merger. The aggregate amount of the deferred cash payment to each of us will be equal to the difference, if any, between $4.25 and the exercise price per share of the common stock that would have been subject to the options.



     On January 28, 2002, the Board of Directors of U.S. Vision formed a special committee of its independent directors to consider and evaluate U.S. Vision's strategic alternatives and ultimately to consider and evaluate the fairness of the pending transaction to our stockholders. The Special Committee consists of Messrs. G. Kenneth Macrae, Richard K. McDonald, Dennis J. Shaughnessy, J. Roger Sullivan and Peter M. Troup, none of whom is an employee of, or consultant to, any of the parties in the merger, and none of whom has any interest in the proposed merger, except through their beneficial ownership of shares of U.S. Vision common stock.


     U.S. Vision's Board of Directors recommends that you vote "FOR" adoption of the merger agreement. In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the accompanying Proxy Statement. One factor was the written opinion of Commerce Capital Markets, Inc., the financial advisor to the Board of Directors, stating that the $4.25 per share to be received by U.S. Vision's public stockholders as a result of the merger is fair from a financial point of view to those stockholders.

     Under the Delaware General Corporation Law, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of U.S. Vision common stock, other than certain affiliated stockholders, whether in person or by proxy, is required to adopt the merger agreement. In addition, the affirmative vote of the majority of the votes entitled to be cast by the holders of the outstanding shares of U.S. Vision common stock, including the shares held by those affiliated stockholders, whether in person or by proxy, is required to adopt the merger agreement.


     The accompanying Proxy Statement explains the proposed merger and provides specific information concerning the special meeting. It also includes copies of the merger agreement and the written opinion of Commerce Capital Markets. Please read it carefully. In particular, you should carefully consider the discussion in the section entitled "Special Factors" beginning on page 13.


     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO PLEASE COMPLETE, SIGN AND RETURN YOUR PROXY AS SOON AS POSSIBLE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE SO THAT YOUR VOTE WILL BE RECORDED. EVEN IF YOU RETURN YOUR PROXY CARD, YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE YOUR COMMON STOCK IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SUBMITTING A WRITTEN REVOCATION OR A PROXY BEARING A LATER DATE TO THE SECRETARY OF U.S. VISION, OR BY ATTENDING AND VOTING IN PERSON AT THE SPECIAL MEETING. FOR STOCK HELD IN "STREET NAME," YOU MAY REVOKE OR CHANGE YOUR VOTE BY SUBMITTING INSTRUCTIONS TO YOUR BROKER OR NOMINEE. IF YOU DO NOT SEND IN A PROXY OR VOTE AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER.


     PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME. INSTRUCTIONS FOR THE PURPOSE OF EXCHANGING YOUR SHARES FOR THE CONSIDERATION TO BE RECEIVED UPON CONSUMMATION OF THE MERGER WILL BE SENT TO YOU FOLLOWING THE CONSUMMATION OF THE MERGER.


                                          Sincerely,

                                          [-s- William A. Schwartz, Jr.]
                                          WILLIAM A. SCHWARTZ, JR.
                                          Chairman of the Board, President and
                                          Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger agreement or the proposed merger, determined if the accompanying Proxy Statement is adequate or accurate or determined the fairness or merits of the proposed merger. Any representation to the contrary is a criminal offense.

                               U.S. VISION, INC.


                                ONE HARMON DRIVE


                           GLENDORA, NEW JERSEY 08029

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                          To Be Held October 30, 2002

                             ---------------------

     Notice is hereby given that a special meeting of stockholders of U.S. Vision, Inc., a Delaware corporation, will be held at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103-7599, on Wednesday, October 30, 2002 at 9:00 a.m. Eastern Time to:


          1. Consider and vote upon a proposal to adopt the Agreement and Plan of Merger, by and between Kayak Acquisition Corp. and U.S. Vision, Inc., dated as of May 14, 2002, pursuant to which Kayak Acquisition Corp. will merge with and into U.S. Vision, Inc., as described in the accompanying Proxy Statement; and

          2. Consider and vote upon a proposal to authorize the proxies to vote upon such other business as may properly come before the Special Meeting, including any adjournments or postponements thereof.


     The Board of Directors has fixed the close of business on September 24, 2002 as the record date for the special meeting. Accordingly, only holders of record of U.S. Vision, Inc. common stock as of the close of business on that date will be entitled to notice of and to vote at the special meeting and any adjournments or postponements of that meeting. A form of proxy and a Proxy Statement containing more detailed information with respect to matters to be considered at the special meeting accompany and form a part of this notice.



                                          By Order of the Board of Directors,


                                          [-s- Carmen J. Nepa, III]

                                          CARMEN J. NEPA, III

                                          Secretary


Glendora, New Jersey


September 26, 2002


     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO PLEASE COMPLETE, SIGN AND RETURN YOUR PROXY AS SOON AS POSSIBLE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE SO THAT YOUR VOTE WILL BE RECORDED. EVEN IF YOU RETURN YOUR PROXY CARD, YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE YOUR COMMON STOCK IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SUBMITTING A WRITTEN REVOCATION OR A PROXY BEARING A LATER DATE TO THE SECRETARY OF U.S. VISION, INC., OR BY ATTENDING AND VOTING IN PERSON AT THE SPECIAL MEETING. FOR STOCK HELD IN "STREET NAME," YOU MAY REVOKE OR CHANGE YOUR VOTE BY SUBMITTING INSTRUCTIONS TO YOUR BROKER OR NOMINEE. IF YOU DO NOT SEND IN A PROXY OR VOTE AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER.

     PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME. INSTRUCTIONS FOR THE PURPOSE OF EXCHANGING YOUR SHARES FOR THE CONSIDERATION TO BE RECEIVED UPON CONSUMMATION OF THE MERGER WILL BE SENT TO YOU FOLLOWING THE CONSUMMATION OF THE MERGER.

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
SUMMARY TERM SHEET..........................................     1
CERTAIN QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER...    12
INTRODUCTION................................................    13
  Forward-Looking Information...............................    13
SPECIAL FACTORS.............................................    13
  Background of the Transaction.............................    13
  Recommendations of the Special Committee and the Board;
     The Company's Purpose and Reasons for the Merger.......    20
  Position of Kayak Acquisition and the Affiliated
     Stockholders Regarding the Fairness of the Merger;
     Kayak Acquisition's and the Affiliated Stockholders'
     Purpose and Reasons for the Merger.....................    24
  Opinion of Commerce Capital Markets.......................    27
  Interests of Certain Persons in the Merger that Differ
     from your Interests....................................    36
  Effects of the Merger.....................................    40
  Conduct of the Business of the Company if the Merger is
     not Consummated........................................    41
  Material United States Federal Income Tax Consequences....    41
  Fees and Expenses.........................................    43
  Accounting Treatment......................................    43
  Financing of the Merger...................................    43
  Regulatory Approvals......................................    44
  Risks that the Merger will not be Consummated.............    45
  Appraisal Rights..........................................    45
THE MERGER AGREEMENT........................................    47
RELATED AGREEMENTS..........................................    54
BUSINESS OF KAYAK ACQUISITION...............................    54
BUSINESS OF THE COMPANY.....................................    55
CERTAIN TRANSACTIONS........................................    57
MARKET PRICES OF AND DIVIDENDS ON THE COMMON STOCK..........    58
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    58
SELECTED FINANCIAL DATA OF THE COMPANY......................    61
VOTE REQUIRED AND RECOMMENDATION............................    63
WHERE YOU CAN FIND MORE INFORMATION.........................    63
AVAILABLE INFORMATION.......................................    63
MISCELLANEOUS...............................................    64
Annex A -- Agreement and Plan of Merger.....................   A-1
Annex B -- Fairness Opinion of Commerce Capital Markets,
  Inc.......................................................   B-1
Annex C -- Delaware General Corporation Law Section 262.....   C-1

                               SUMMARY TERM SHEET

     This summary term sheet does not contain all of the information contained in the Proxy Statement that may be important to you in deciding how to vote on the merger agreement. You are urged to read carefully this entire Proxy Statement in order to understand fully the merger. We also encourage you to read the merger agreement, which is attached as Annex A to this Proxy Statement, as it is the legal document that governs the merger.

THE PARTIES


     U.S. Vision, Inc., a Delaware corporation with its principal executive office at One Harmon Drive, Glendora, New Jersey 08029, is a leading retailer of optical products and services primarily through licensed retail optical departments located in national and regional department stores. Our retail optical departments are generally full-service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses and accessories with an adjacent, independent optometrist who performs complete eye examinations and prescribes eyeglasses and contact lenses. Our extensive selection of designer and private label branded eyewear allows us to tailor our merchandise selection to meet the needs of our host store customers.



     The Company currently operates 599 locations in 47 states in the United States and Canadian provinces, consisting of 576 licensed departments and 23 freestanding stores. As of January 31, 2002, we had 406 J.C. Penney Company, Inc. retail optical departments and are J.C. Penney's primary optical licensee. In addition, we operate 66 Sears retail optical departments and 105 retail optical departments in regional department stores. Our freestanding stores are generally located in malls and shopping centers. See "BUSINESS OF THE COMPANY."



     Kayak Acquisition Corp. is a Delaware corporation formed in May 2002. Kayak Acquisition was created solely for engaging in and to facilitate the merger transaction. Kayak Acquisition will be merged with and into U.S. Vision, the separate existence of Kayak Acquisition will cease and U.S. Vision will continue as the surviving corporation. Kayak Acquisition has not conducted any significant activities other than those incident to its formation, its execution of the merger agreement and the related documents. Kayak Acquisition currently has no material assets or liabilities, other than its rights and obligations under the merger agreement and the related documents, and has not generated any revenues or material expenses. Kayak Acquisition's only tangible asset is cash in an amount equal to approximately $1,000.00 which was contributed to Kayak Acquisition by its stockholders upon its formation. Further, Kayak Acquisition has no employees or operations. The table below sets forth the ownership interests and positions held by each of the officers, directors and stockholders of Kayak Acquisition as of the date of this Proxy Statement.



                                                                NUMBER OF SHARES    PERCENTAGE OF
NAME                                        POSITIONS          BENEFICIALLY OWNED    OUTSTANDING
----                                -------------------------  ------------------   -------------
George E. Norcross, III...........  Director, President and           550               55%
                                    Chairman of the Board
Philip A. Norcross................  Director, Vice President,         150               15%
                                    Secretary and Treasurer
Joseph J. Roberts, Jr. ...........  Director, Vice President          150               15%
William A. Schwartz, Jr. .........  Director, Vice President          150               15%



     George E. Norcross, III, one of our directors and a significant stockholder of U.S. Vision, Joseph J. Roberts, Jr., one of our directors and a stockholder of U.S. Vision, Philip A. Norcross, a stockholder of U.S. Vision and the brother of George E. Norcross, III, William A. Schwartz, Jr., our Chairman of the Board, President and Chief Executive Officer and a stockholder of U.S. Vision, Sandra
T. Norcross, the wife of George E. Norcross, III, and a stockholder of U.S. Vision, Indiana Pacific Capital Trust, a stockholder of U.S. Vision, George T. Gorman, our President, Retail, and Gayle E. Schmidt, our Executive Vice President and Chief Operating Officer are each affiliated with Kayak Acquisition and are referred to in this Proxy Statement as the "Affiliated Stockholders." As of the date of this Proxy Statement, the Affiliated

Stockholders beneficially own an aggregate of 2,178,454 shares of U.S. Vision's common stock or approximately 27.9% of the outstanding shares. Following the merger, we anticipate that the Affiliated Stockholders will own substantially all of the outstanding common stock of U.S. Vision, subject to change depending on the ultimate financing arrangements for the transaction. See "SPECIAL
FACTORS -- Interests of Certain Persons in the Merger that Differ from your Interests" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."



     As of the date of this Proxy Statement, the Affiliated Stockholders, who include all the stockholders of Kayak, have a total net worth in excess of $25,000,000 and beneficially own more than $25,000,000 in publicly traded securities, in addition to the stock of U.S. Vision they own as disclosed elsewhere in this Proxy Statement. The total net worth of the Affiliated Stockholders takes into account (a) the fair market value of each stockholder's assets, a material portion of which are not readily marketable because they either consist of real estate holdings or publicly traded securities that may be subject to legal or practical limitations affecting how quickly they could be sold and (b) the amount of each stockholder's outstanding liabilities. Because no Affiliated Stockholder has any material contingent liabilities, none were included in the determination of the total net worth of the Affiliated Stockholders. While no Affiliated Stockholder is obligated to provide financing to Kayak to complete the merger, each of the Affiliated Stockholders reserves the right (but has not undertaken any obligation) to provide Kayak with any portion of the financing necessary to complete the merger.


PROPOSED MERGER


     Structure of the Merger. Kayak Acquisition will be merged with and into U.S. Vision, the separate existence of Kayak Acquisition will cease and U.S. Vision will continue as the surviving corporation. As of September 24, 2002, there were 7,802,942 shares of U.S. Vision common stock issued and outstanding, and outstanding options and warrants representing the right to purchase an aggregate of 1,653,920 shares of common stock. As of September 24, 2002, 5,624,488 shares of U.S. Vision common stock and outstanding options and warrants representing the right to purchase an aggregate of 408,327 shares of common stock were subject to this transaction. The remaining 2,178,454 shares of common stock and the options and warrants representing the right to purchase an aggregate of 385,450 shares of common stock were held by the Affiliated Stockholders. Following the merger, we anticipate that the Affiliated Stockholders will own substantially all of the outstanding common stock of U.S. Vision, subject to change depending on the ultimate financing arrangement for the transaction. See "THE MERGER AGREEMENT -- The Merger; Governance of the Surviving Corporation."


     It is a condition to closing that Kayak Acquisition shall have received, or be entitled to receive, the financing for this transaction. Kayak Acquisition is in the process of negotiating the agreements for the financing of the transaction and such financing is not assured. Additionally, Kayak Acquisition does not have alternative financing plans in the event it is unable to secure definitive financing arrangements with its intended lenders.


     Stockholder Vote. You are being asked to vote to adopt the merger agreement. Under the Delaware General Corporation Law, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, other than the Affiliated Stockholders, whether in person or by proxy, is required to adopt the merger agreement. In addition, the affirmative vote of the majority of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, including the Affiliated Stockholders, whether in person or by proxy, is required to adopt the merger agreement. See "VOTE REQUIRED AND RECOMMENDATION."


     Effectiveness of the Merger. The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law or at such later time as is specified in the certificate of merger. See "THE MERGER AGREEMENT -- Effective Time of the Merger."


     Price for Your Stock. At the effective time of the merger, each share of U.S. Vision common stock issued and outstanding immediately prior to the effective time (except for shares of common stock held by stockholders who exercise their appraisal rights) will be cancelled and automatically converted into the right to receive $4.25 in cash, without interest or any other payment, with the exception that each issued and outstanding share of U.S. Vision common stock held by the Affiliated Stockholders will be retained by them.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES


     The receipt of cash by you pursuant to the merger or pursuant to your exercise and perfection of appraisal rights will be a taxable event for you for federal income tax purposes and may also be taxable events under applicable state, local and foreign tax laws. The tax consequences to you will depend upon the facts and circumstances applicable to you. Accordingly, you should consult your tax advisor with respect to the federal, state, local or foreign tax consequences of the merger. See "SPECIAL FACTORS -- Material United States Federal Income Tax Consequences."



U.S. VISION'S COMMON STOCK PRICE



     U.S. Vision's common stock is listed on the Nasdaq National Market under the symbol "USVI." On May 13, 2002, the last full trading day before the public announcement by U.S. Vision of the signing of the merger agreement, the common stock closed at $3.40 per share. On September 25, 2002, the last trading day prior to the date of this Proxy Statement, the common stock of U.S. Vision closed at $3.70 per share. See "MARKET PRICES OF AND DIVIDENDS ON THE COMMON STOCK."



EFFECT OF MERGER ON U.S. VISION



     Following the merger, U.S. Vision will continue operating its business, but its shares will no longer be traded on the Nasdaq National Market or be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


TREATMENT OF STOCK OPTIONS AND WARRANTS


     Other than stock options held by the Affiliated Stockholders, immediately prior to the merger becoming effective, all outstanding stock options and warrants, whether or not then exercisable, shall (A) become fully vested and exercisable as of immediately prior to the effective time of the merger, and (B) entitle the holder, without payment of the exercise price for the shares subject to such option, to receive in cash, without interest, from U.S. Vision, an amount determined by multiplying (i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such stock options and warrants by (ii) the total number of shares of common stock subject to such stock options and warrants, less the amount of withholding or other taxes required to be withheld. Each such stock option will be cancelled as of the effective time of the merger if such option is not exercised immediately prior to the effective time of the merger. Each option that is held by the Affiliated Stockholders will be canceled as of the effective time of the merger, in consideration of the Affiliated Stockholders receiving deferred, non-interest bearing, unsecured cash payments to be paid by U.S. Vision on the fifth anniversary of the effective time of the merger. The aggregate amount of the deferred, non-interest bearing, unsecured cash payment will be determined by multiplying (i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such stock options by (ii) the total number of shares of common stock subject to such stock options, less the amount of withholding or other taxes required to be withheld. Each outstanding warrant granted by U.S. Vision shall be cancelled at the effective time of the merger in consideration of payment to the holder thereof, in cash, without interest, from U.S. Vision, an amount determined by multiplying (i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such warrant by (ii) the total number of shares of common stock subject to such warrant. See "THE MERGER AGREEMENT -- Options and Warrants."



SPECIAL COMMITTEE AND BOARD OF DIRECTORS RECOMMENDATIONS; U.S. VISION'S PURPOSE AND REASONS FOR THE MERGER



     Based in part upon the unanimous recommendation of the Special Committee to the Board of Directors of U.S. Vision to adopt the merger agreement, the Board of Directors of U.S. Vision has adopted the merger agreement and determined that the merger is fair to, and in the best interests of U.S. Vision's stockholders, other than the Affiliated Stockholders.



     The purpose of effecting the merger at this time is to provide the stockholders of U.S. Vision, other than the Affiliated Stockholders, with an opportunity to liquidate their investment in the Company for cash at a significant premium to the market price for the common stock prior to the announcement of the merger. The Special Committee and the Board determined that it was an appropriate time to enter into the merger based on their knowledge of the retail optical products industry in which the Company competes and their belief that the trading price of the common stock for the foreseeable future would be less than the value that could be obtained through the merger. Finally, the Special Committee and the Board anticipate that the Company will save approximately $275,000 per year from not having to comply with the periodic and other filing requirements under the applicable federal securities laws.



     The Special Committee, in determining to recommend to the Board that it authorize the Company to enter into the merger agreement, and the Board, in determining that the terms of the merger agreement were advisable, fair, in the best interests of the Company's stockholders, other than the Affiliated Stockholders, and in determining to recommend to the stockholders of U.S. Vision, other than the Affiliated Stockholders, that they adopt the merger agreement, the Special Committee and the Board considered certain factors, including but not limited to, the following:



     - the financial condition, assets, results of operations, business and prospects of U.S. Vision;



     - the recent trading volumes and prices of the U.S. Vision common stock;


     - the negotiations between the parties;


     - that the merger consideration to be received by the U.S. Vision stockholders, other than the Affiliated Stockholders, in the merger represents a premium of approximately 25% over the $3.40 per share closing price on May 13, 2002, the last full trading day before the public announcement by U.S. Vision of the signing of the merger agreement;


     - existence of a flexible non-solicitation provision in the merger agreement enabling the Special Committee to explore and discuss unsolicited proposals;


     - expressions of interest from another prospective purchaser that failed to contain an independent financing plan to fund the transaction and that required that U.S. Vision obtain lengthy renewals for some of its pre-existing contracts;



     - the trading prices at which the U.S. Vision common stock traded since U.S. Vision's initial public offering;



     - an opinion of Commerce Capital Markets as to the fairness, from a financial point of view, of the merger consideration to be received by the U.S. Vision stockholders, other than the Affiliated Stockholders; and


     - the availability of appraisal rights under Delaware law to holders of common stock who dissent from the merger.


     Each of the foregoing factors supported the decision of U.S. Vision's Special Committee and Board of Directors. The Special Committee and Board of Directors viewed all of the foregoing factors as important in reaching their conclusion and did not assign any particular weight to any individual factor. The Board believes that the merger is procedurally fair because:


     - the Special Committee unanimously recommended to the Board that it authorize the Company to enter into the merger agreement;


     - the Board retained Commerce Capital Markets to advise it in evaluating the fairness of the merger and Commerce Capital Markets delivered its opinion to the Board that the merger consideration was fair, from a financial point of view, to the stockholders of U.S. Vision, other than the Affiliated Stockholders;

     - the extensive negotiations that took place between the parties; and


     - the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, other than the Affiliated Stockholders, is required to approve the merger.



See "SPECIAL FACTORS -- Recommendations of the Special Committee and the Board; The Company's Purpose and Reasons for the Merger."


FAIRNESS OPINION


     Commerce Capital Markets delivered an opinion to the Board of Directors of U.S. Vision, dated as of May 14, 2002, that, based upon the assumptions made, matters considered and limits of the review undertaken (as described in such opinion), the consideration to be received by the stockholders of U.S. Vision, other than the Affiliated Stockholders, as a result of the merger is fair from a financial point of view to such stockholders. A copy of Commerce Capital Markets' opinion is attached to this Proxy Statement as Annex B, and should be read in its entirety. See "SPECIAL FACTORS -- Opinion of Commerce Capital Markets."



POSITION OF KAYAK ACQUISITION AND THE AFFILIATED STOCKHOLDERS REGARDING THE FAIRNESS OF THE MERGER; KAYAK ACQUISITION'S AND THE AFFILIATED STOCKHOLDERS' PURPOSE AND REASONS FOR THE MERGER



     Kayak Acquisition and the Affiliated Stockholders believe the merger is fair to the stockholders of U.S. Vision, other than the Affiliated Stockholders. Kayak Acquisition's and the Affiliated Stockholders' purpose for engaging in the merger transaction is their belief that it will be advantageous for U.S. Vision to conduct its business as a privately-owned company because its sensitive business and financial information will no longer be subject to review by its competitors, U.S. Vision will achieve a greater ability to pursue growth opportunities and improve the Company's business without the constraints and distractions associated with being a public company, and U.S. Vision will not incur the costs associated with disclosure obligations under the securities laws. See "SPECIAL FACTORS -- Position of Kayak Acquisition and the Affiliated Stockholders Regarding the Fairness of the Merger; Kayak Acquisition's and the Affiliated Stockholders' Purpose and Reasons for the Merger."


THE SPECIAL MEETING OF STOCKHOLDERS


     Place, Date and Time. The special meeting of U.S. Vision's stockholders will be held on October 30, 2002, at 9:00 a.m. Eastern Time, at the Company's headquarters, One Harmon Drive, Glendora, New Jersey 08029.



     What Vote is Required for Adoption of the Merger Agreement. Under the Delaware General Corporation Law, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, other than the Affiliated Stockholders, whether in person or by proxy, is required to adopt the merger agreement. In addition, the affirmative vote of the majority of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, including the Affiliated Stockholders, whether in person or by proxy, is required to adopt the merger agreement. As of September 24, 2002, the Affiliated Stockholders held 2,178,454 shares of common stock, representing 27.9% of the total issued and outstanding shares of common stock of U.S. Vision. The Affiliated Stockholders have indicated that they intend to vote their shares of common stock in favor of the merger. The presence in person or by proxy of holders of 3,901,472 of the outstanding shares of common stock of U.S. Vision constitutes a quorum for a stockholder vote on the adoption of the merger agreement at the special meeting. Each share of common stock entitled the holders thereof to one (1) vote on the adoption of the merger agreement. Proxies submitted that contain abstentions or broker non-votes will be deemed present at the special meeting only for determining the presence of a quorum. Abstentions and broker non-votes with respect to the vote on the adoption of the merger agreement will have the effect of votes against the adoption of the merger agreement.



     Who Can Vote at the Special Meeting. You can vote at the special meeting all of the shares of common stock that you owned of record as of the close of business on September 24, 2002, which is the record date for the special meeting. If you own shares that are registered in someone else's name (for example, a broker), you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the special meeting. As of the close of business on September 24, 2002, there were 7,802,942 shares of common stock outstanding held by approximately 58 stockholders of record.



     Solicitation of Proxies. The cost of preparing, assembling, printing, mailing and distributing the notice of special meeting, this Proxy Statement and proxies shall be borne by U.S. Vision. U.S. Vision also will reimburse brokers, banks and other custodians, nominees and fiduciaries, who are holders of record of the common stock of U.S. Vision, for their reasonable out-of-pocket expenses incurred in connection with forwarding proxy soliciting materials to the beneficial owners of shares of common stock. In addition to the use of the mail, proxies may be solicited without extra compensation by directors, officers and employees of U.S. Vision by personal interview, telephone, telegram, cablegram, facsimile or other means of electronic communication.



     Procedure for Voting. Only holders of record of U.S. Vision common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements of that meeting. Please return the proxy as soon as possible so that your vote will be recorded. Even if you return your proxy card, you may still attend the special meeting and vote your common stock in person. Your proxy may be revoked at any time before it is voted by submitting a written revocation or a proxy bearing a later date to the Secretary of U.S. Vision, or by attending and voting in person at the special meeting. For stock held in "street name," you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.



     Date of Proxy Statement and Mailing. This Proxy Statement is dated September 26, 2002 and is first being mailed to stockholders of U.S. Vision on or about September 26, 2002.


APPRAISAL RIGHTS


     Delaware law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the "fair value" of your shares independently determined and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must strictly comply with the rules governing the exercise of appraisal rights or lose those appraisal rights. A holder of common stock will not waive the holder's appraisal rights by failing to vote against the merger. For your convenience we have described the procedures for exercising appraisal rights in this Proxy Statement and we have attached the provisions of Delaware law that govern appraisal rights as Annex C. See "SPECIAL FACTORS -- Appraisal Rights."


WHEN WILL THE MERGER BE COMPLETED


     U.S. Vision and Kayak Acquisition are working to complete the merger and anticipate completing the merger in October 2002, following the special meeting and subject to the satisfaction of certain conditions, but in no event later than October 31, 2002.


CONDITIONS TO COMPLETING THE MERGER

     The completion of the merger depends on a number of conditions being satisfied, including the following:


     - the affirmative vote of at least 66 2/3 percent of the votes entitled to be cast by the holders of the common stock of U.S. Vision, excluding the Affiliated Stockholders;


     - no court or governmental entity will have issued any law, order, injunction or decree that restrains, enjoins or otherwise prohibits consummation of the merger;

     - the opinion of Commerce Capital Markets, dated as of the date of this Proxy Statement, stating that the consideration to be received by the stockholders, other than the Affiliated Stockholders, is fair from a financial point of view shall not have been withdrawn, revoked or annulled or adversely modified in any material respect through the effective time of the merger;



     - U.S. Vision and Kayak Acquisition will have performed in all material respects the covenants and obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger;


     - Kayak Acquisition shall have received, or be entitled to receive, the requisite financing to complete the merger and related transactions;


     - the representations and warranties of U.S. Vision and Kayak Acquisition contained in the merger agreement will be true and correct in all material respects on and as of the closing date of the merger as if made on and as of such date;



     - other than the filing of a certificate of merger, all material required authorizations, consents or approvals of any governmental entity required to be obtained prior to the consummation of the merger will have been obtained free of any material condition;



     - the total number of dissenting shares shall not exceed 5% of the outstanding shares of the common stock of U.S. Vision at the effective time of the merger; and



     - there shall not have occurred since the filing of the U.S. Vision Form 10-K for the fiscal year ended January 31, 2002, a material adverse effect, as defined in the merger agreement.


See "THE MERGER AGREEMENT -- Conditions to the Merger."

SOURCES AND USES OF FUNDS


     The table below summarizes the anticipated sources and uses of funds that Kayak Acquisition will need to secure and deploy in order to complete the merger. It is a condition to closing that Kayak Acquisition shall have received, or be entitled to receive, the financing for this transaction. Kayak Acquisition is in the process of negotiating the agreements for the financing of the transaction and such financing is not assured. Additionally, Kayak Acquisition does not have alternative financing plans in the event it is unable to secure definitive financing arrangements with its intended lenders. In view of the fact that the deferred, non-interest bearing, unsecured cash payments will not be paid by U.S. Vision to certain Affiliated Stockholders until five years following the closing of the merger, the payments are not part of this transaction and are not included in the table below. The Company intends to fund these obligations through its operating cash flow when such payments become due and payable.



Sources:
New senior term debt (agented by Commerce Bank)(1)..........  $15,000,000
Subordinated debt(2)........................................    2,364,483
B Vendor Debt(3)............................................    3,000,000
A Vendor Debt(3)............................................    6,000,000
                                                              -----------
  Total sources of funds....................................  $26,364,483
Uses:
Purchase of common stock(4).................................  $23,904,074
Cost of options and warrants held by non-Affiliated
  Stockholders(5)...........................................      510,409
Estimated transaction fees and expenses.....................    1,950,000
                                                              -----------
Total uses of funds.........................................  $26,364,483


---------------

(1) These Funds will come from a new $15 million senior term note with a five year term, secured by all of the assets of the Company, and bearing interest at the rate of 9% per annum pursuant to a loan agreement to be entered into by the Company with Commerce Bank.

(2) Kayak Acquisition is in the process of negotiating definitive financing for this transaction. As a result, Kayak Acquisition has not made a final determination as to the attainment and allocation of funds.


(3) From advances in the form of extended commercial payment terms, or cash from vendors with whom the Company will commit to long-term exclusive purchase agreements following the closing.


(4) Represents the purchase of shares of U.S. Vision common stock held by non-Affiliated Stockholders for $4.25 per share.


(5) Represents the "in-the-money" value of options and warrants that must be paid in cash to the holders of such options and warrants at the closing.


INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS


     In considering the recommendation of the Board, you should be aware that certain officers and directors of the Company have relationships or interests in the merger and the transactions contemplated thereby that are different from the interests of other stockholders and that may present actual or potential conflicts of interest. The Special Committee and Board were aware of these potential and actual conflicts of interest and considered them in evaluating the proposed merger. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger that Differ From Your Interests."

  STOCK OWNERSHIP IN U.S. VISION.


     The following table sets forth information concerning the shares of U.S. Vision common stock beneficially owned as of September 24, 2002 by each of the Affiliated Stockholders and anticipated beneficial ownership of U.S. Vision common stock by the Affiliated Stockholders following the merger. None of the Affiliated Stockholders will receive the consideration of $4.25 per share for their shares of the Company's common stock.



                                                   BENEFICIALLY          BENEFICIALLY
                                                  OWNED PRIOR TO          OWNED POST
                                                     MERGER(1)             MERGER(2)
                                                -------------------   -------------------
NAME OF BENEFICIAL OWNER(3)                      NUMBER     PERCENT    NUMBER     PERCENT
---------------------------                     ---------   -------   ---------   -------
Norcross-Roberts Group(4).....................  2,118,264    27.15%   5,560,860    86.5%
William A. Schwartz, Jr.......................    288,925      3.6%     637,081     9.9%
George T. Gorman..............................     80,665     *          78,500     1.2%
Gayle E. Schmidt..............................     76,050     *         157,000     2.4%


---------------

 * Less than 1%



(1) Includes options to purchase shares of U.S. Vision common stock exercisable within 60 days.


(2) The post merger holdings do not include options. The payment of outstanding pre-merger option amounts, which would be due to the option holder pursuant to the transaction, are being deferred without interest or security by the Affiliated Stockholders who are option holders. In addition, the post-merger amount of shares and corresponding percentages are subject to change depending on the ultimate financing arrangements for the transaction.

(3) Beneficial ownership is determined in accordance with the rules of the SEC and generally included voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole and investment power with respect to all shares of common stock shown as beneficially owned by them.


(4) Members of the Norcross-Roberts Group include George E. Norcross, III, one of our directors and a significant stockholder of U.S. Vision, Joseph J, Roberts, Jr., one of our directors and a stockholder of U.S. Vision, and Sandra T. Norcross, wife of George E. Norcross, III, Philip A. Norcross, brother of George E. Norcross, III, and Indiana Pacific Capital Trust, each a stockholder of U.S. Vision.

                                                               MERGER CONSIDERATION
AFFILIATED STOCKHOLDERS                                        --------------------
William A. Schwartz, Jr.....................................        $1,035,919(1)
Gayle Schmidt...............................................        $   95,063(2)
George Gorman...............................................        $  100,831(2)
DIRECTORS
Dennis J. Shaughnessy and J. Roger Sullivan, Jr.............        $8,191,309(3)
Richard K. McDonald.........................................        $5,230,764(4)
G. Kenneth Macrae...........................................        $   37,675
Peter M. Troup..............................................        $   54,593


---------------

(1) Represents: (a) the actual cash amount of a deferred, non-interest bearing, unsecured payment to be paid by U.S. Vision to Mr. Schwartz on the fifth anniversary of the effective time of the merger, in return for the cancellation of the options held by Mr. Schwartz that will be cancelled at the effective time of the merger. This amount is determined by multiplying
    (i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such stock options by (ii) the total number of shares of common stock subject to such stock options; and (b) the actual cash amount of a deferred, non-interest bearing, unsecured cash payment of $750,000 to be paid by U.S. Vision to Mr. Schwartz on the fifth anniversary of the effective time of the merger in lieu of the $750,000 change in control fee he would otherwise be entitled to receive under the terms of his employment agreement.



(2) Represents the actual cash amount of deferred, non-interest bearing, unsecured payments to be paid by U.S. Vision to Ms. Schmidt and Mr. Gorman on the fifth anniversary of the effective time of the merger, in return for the cancellation of the options held by Ms. Schmidt and Mr. Gorman that will be cancelled at the effective time of the merger. These amounts are determined by multiplying (i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such stock options by (ii) the total number of shares of common stock subject to such stock options.



(3) Messrs. Shaughnessy and Sullivan serve as directors or officers of Grotech Capital Group, Inc., the general partner of Grotech Partners III, L.P., Grotech III Companion Fund, L.P. and Grotech III Pennsylvania Fund, L.P., each a limited partnership. They also serve as directors or officers of Grotech Capital Group IV, LLC, the general partner of Grotech Partners IV, L.P. Each of these entities, or its respective general partner, own shares of U.S. Vision common stock that are being cashed out in this merger. Messrs. Shaughnessy and Sullivan disclaim beneficial ownership of these shares for all purposes.



(4) Mr. McDonald serves as a director or officer of the respective general partners of M&M General Partnership and Constitution Partners I, L.P., each a limited partnership. These entities own U.S. Vision common stock and are being cashed out in this merger. Mr. McDonald disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.



     Directors and Officers of the Surviving Corporation. Following consummation of the merger, Messrs. George E. Norcross, III, Philip A. Norcross, Joseph J. Roberts, Jr., and William A. Schwartz, Jr. will serve on the Board of Directors of U.S. Vision and will constitute the entire U.S. Vision Board. In addition, Mr. George E. Norcross, III will serve as the Chairman of the Board of U.S. Vision, Mr. Schwartz will serve as President of U.S. Vision, Mr. Philip A. Norcross will serve as Vice President, Secretary and Treasurer of U.S. Vision, and Mr. Joseph A. Roberts, Jr. will serve as Vice President of U.S. Vision.


     Commerce Capital Markets' Conflicts of Interest. The following conflicts of interest exist relating to the engagement of Commerce Capital Markets, a wholly-owned subsidiary of Commerce Bancorp, Inc.:


     - George E. Norcross, III and William A. Schwartz, Jr., two members of the board of directors of Commerce Bancorp, Inc. are affiliated with U.S. Vision and Kayak Acquisition;



     - George E. Norcross, III is the Chairman and Chief Executive Officer of Commerce National Insurance Services, Inc., a wholly-owned non-bank subsidiary of Commerce Bancorp, Inc.;

     - Parker McCay & Criscuolo P.A., a law firm whose managing stockholder and chief executive officer is Philip A. Norcross, one of the Affiliated Stockholders and the brother of George E. Norcross, III, provides legal services to certain subsidiaries of Commerce Bancorp, Inc.;


     - Commerce Bank, N.A. and the Company were parties to a Loan and Security Agreement and Commerce Bank, N.A. currently provides the Company with a $20 million revolving line of credit;

     - the Company has commitments from Commerce BankLease, a unit of Commerce Bank, N.A. for a $2 million five-year equipment lease facility; and

     - the Company and Commerce Bank, N.A. are in negotiations to enter into a new $17.5 million line of credit and a new $15 million term loan.

THE MERGER


     Procedure for Receiving the Merger Consideration. Prior to the effective time of the merger, Kayak Acquisition will designate a paying agent reasonably satisfactory to U.S. Vision to exchange certificates representing the shares of U.S. Vision's common stock entitled to the merger consideration following the consummation of the merger. On or prior to the date on which the merger becomes effective, Kayak Acquisition will deposit the aggregate merger consideration payable to the stockholders, option holders and warrant holders of U.S. Vision, other than the Affiliated Stockholders, with the paying agent, and thereafter shall cause disbursements to be made from such account to pay the merger consideration to the stockholders, option holders and warrant holders of U.S. Vision, other than the Affiliated Stockholders. See "THE MERGER
AGREEMENT -- Merger Consideration; Exchange Procedure."



     Terminating the Merger Agreement. U.S. Vision and Kayak Acquisition can mutually agree at any time to terminate the merger agreement. Also, under certain circumstances, either U.S. Vision, on the one hand, or Kayak Acquisition on the other hand, can decide to terminate the merger agreement. If the termination of the merger agreement is due to U.S. Vision accepting a superior proposal (as defined in the merger agreement), then U.S. Vision shall pay the legal fees of Kayak Acquisition in an amount not to exceed $250,000. Either party can terminate the merger agreement if the merger has not been consummated on or before October 31, 2002. See "THE MERGER AGREEMENT -- Termination."


     Accounting Treatment. For accounting and financial reporting purposes, the merger will be accounted for as a purchase.

NO SOLICITATION OF PROPOSALS


     U.S. Vision has agreed in the merger agreement not to encourage, solicit, participate in, initiate (including by way of furnishing or disclosing non-public information) or knowingly take any action designed to facilitate any discussions, inquiries, negotiations or the making of any proposals with respect to or concerning any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of U.S. Vision and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of U.S. Vision or any of its subsidiaries or tender offer or exchange offer that if consummated would result in any person beneficially owning more than 15% or more of any class of equity securities of U.S. Vision or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving U.S. Vision or any of its subsidiaries, other than the transactions contemplated by the merger agreement.



     However, U.S. Vision may furnish information (including non-public information) to any person pursuant to appropriate confidentiality agreements and may participate in discussions and negotiations with such person concerning an unsolicited acquisition proposal if: (A) such person has, on an unsolicited basis, submitted a bona fide written proposal to the Board of Directors of U.S. Vision relating to any such transaction which the Board determines in good faith, consistent with advice of an independent investment banker, (i) is reasonably capable of being funded on the disclosed terms and (ii) is reasonably likely to be consummated in accordance with its terms; and (B) in the opinion of the Special Committee of the Board of Directors of U.S. Vision such action is reasonably expected to be required in order to discharge the Board of Directors' fiduciary duties to the stockholders of U.S. Vision under applicable law, determined only after the Special Committee concludes in good faith that the acquisition proposal could reasonably be expected to constitute a proposal that is superior, from a financial point of view with respect to the stockholders of U.S. Vision, excluding the Affiliated Stockholders. See "THE MERGER
AGREEMENT -- No Solicitation of Offers; Notice of Proposals from Third Parties."


REGULATORY FILINGS AND APPROVALS


     U.S. Vision does not believe that any material federal or state regulatory approvals, filings or notices are required by it in connection with the merger, except for the filing of this Proxy Statement and a Schedule 13E-3 Transaction Statement with the Securities and Exchange Commission (the "SEC") and the filing of a certificate of merger with the Secretary of State of Delaware.


QUESTIONS


     If you have any questions about the merger or if you need additional copies of the Proxy Statement or the enclosed proxy card, you should contact our Chief Financial Officer, Mr. Carmen J. Nepa, III at (856) 228-1000.

           CERTAIN QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER


Q: Why am I receiving these materials?



A: The Board of Directors of U.S. Vision is providing these proxy materials to give you information to determine how to vote in connection with a special meeting of stockholders which will take place on October 30, 2002 at 9:00 a.m., Eastern Time.



Q: What should I do now?


A: Please vote. You are invited to attend the special meeting. However, you should mail your signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting in case you are unable to attend. No postage is required if the proxy card is returned in the enclosed postage prepaid envelope and mailed in the United States.


Q: What does it mean if I receive more than one proxy or voting instruction card?


A: It means your shares are registered differently or are held in more than one account. Please provide voting instructions for each proxy card that you receive.

Q: How are Votes Counted?

A: You may vote "FOR", "AGAINST" or "ABSTAIN." If you "ABSTAIN" or do not vote, it has the same effect as a vote "AGAINST" adoption of the merger agreement. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendation of the Board of Directors to vote "FOR" adoption of the merger agreement.


Q: What is the Board of Directors' recommendation?


A: The Board of Directors recommends that you vote your shares "FOR" adoption of the merger agreement.


Q: Should I send in my stock certificates now?


A: No. After the merger is consummated, we will send you written instructions that will explain how to exchange your certificates for $4.25 per share in cash. Please do not send in your certificates now or with your proxies. Hold your certificates until you receive our instructions.

                                  INTRODUCTION

     Kayak Acquisition has supplied all information in this Proxy Statement relating to it. U.S. Vision has not independently verified any of the information relating to Kayak Acquisition. No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement.


FORWARD-LOOKING INFORMATION


     This Proxy Statement contains forward-looking statements, which are generally identified by words such as "may," "should," "seeks," "believes," "expects," "intends," "estimates," "projects," "strategy" and similar expressions or the negative of those words. Those statements appear in a number of places in this Proxy Statement and include statements regarding the intent, belief, expectation, strategies or projections of U.S. Vision, its directors, its management, or others at that time. Forward-looking statements include the projections contained in the "Opinion of Commerce Capital Market" section. Certain statements in this Proxy Statement are not historical facts or information and certain other statements in this Proxy Statement are forward looking statements that involve risks and uncertainties, including, without limitation, risks relating to our relationships with our host stores, short-term leases, competition, our dependence on our host stores for growth, our dependence on a single managed vision care provider, our dependence on key personnel, risks related to government regulation, our dependence on our centralized laboratory facility, and our ability to attract new customers, and such competitive and other business risks as from time to time may be detailed in U.S. Vision's SEC reports.

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

     The Board of Directors of U.S. Vision, currently consisting of G. Kenneth Macrae, Richard K. McDonald, George E. Norcross, III, Joseph J. Roberts, Jr., William A. Schwartz, Jr., Dennis J. Shaughnessy, J. Roger Sullivan and Peter M. Troup has evaluated on a continuing basis, the business and operations of the Company, as well as the strategic direction and prospects of its business in light of conditions and trends in the retail optical products industry as part of the Company's long-term strategy to maximize stockholder value. The Board and management have explored, from time to time, various strategic alternatives, as described in greater detail below, in order to encourage the growth of the Company and to place the Company in a more competitive position.

     On June 13, 2000, George E. Norcross, III, Philip A. Norcross, Sandra T. Norcross, Joseph J. Roberts, Jr., and Indiana Pacific Capital Trust (collectively referred to in this Proxy Statement as the "Norcross-Roberts Group"), and Rose Guida filed a Schedule 13D with the SEC disclosing that they owned a total of 23.7% of the Company's outstanding shares of common stock and that they acquired such stock for investment purposes, which included everything from potentially purchasing more stock in the market, acquiring the Company, or selling their interest.


     On June 22, 2000, we held our annual stockholders' meeting to elect directors. George E. Norcross, III and Joseph J. Roberts, Jr. attended the stockholders' meeting. Following that meeting, we invited Mr. Norcross and Mr. Roberts to come to our eyeglass manufacturing facility for a tour. Following the tour, Mr. Norcross and Mr. Roberts met with Messrs. Schwartz, Shaughnessy, Sullivan and McDonald. At that meeting, Mr. Norcross indicated what his intentions were with respect to his recent purchases of our common stock. Mr. Norcross repeated the plans outlined in the Schedule 13D filed with the SEC by the Norcross-Roberts Group and Rose Guida. The parties also discussed the possibility of Mr. Norcross joining our Board. Mr. Norcross also asked Mr. Shaughnessy and Mr. McDonald whether, as stockholders, they would consider selling their stock at that time for $3.50 per share in cash. Mr. Shaughnessy and Mr. McDonald advised Mr. Norcross that they were not interested in selling their stock on those terms and proposed instead that Mr. Norcross consider an acquisition of the entire company at a higher price. No further action was taken by U.S. Vision regarding Mr. Norcross becoming a member of our Board at that time because Mr. Norcross neither asked to be named to the Company's Board nor was he offered an opportunity to be nominated for election to the Board. The Board did not offer such an opportunity to Mr. Norcross because the Company's annual stockholders' meeting had already been held for that year and the Board determined that new members of the Board should be elected to the position of director by the stockholders of the Company at an annual meeting and not appointed by the then current Board.

     Following that meeting, on July 18, 2000, Grotech Partners IV, L.P. and its affiliates ("Grotech"), the owner of 1,953,795 shares, or approximately 25% of our common stock, Constitution Partners I, L.P. and its affiliates ("Constitution Capital"), the owner of 737,254 shares, or approximately 10% of our common stock, and Stolberg Partners, L.P. and its affiliates ("Stolberg"), the owner of 1,525,159 shares, or approximately 20% of our common stock, who collectively own approximately 55% of our common stock, filed a Schedule 13D with the SEC disclosing that they had formed a group to enhance the value of their investment and that their purpose included everything from purchasing more of our common stock to selling their current holdings of our common stock. Grotech, Constitution Capital and Stolberg have never, either collectively or individually, made an offer to purchase the remaining outstanding stock of the Company. Among our directors, Mr. Shaughnessy and Mr. Sullivan are affiliated with Grotech, and Mr. McDonald is affiliated with Constitution Capital. Mr. Stolberg, who is affiliated with Stolberg Partners, resigned from our Board in June 1999.

     On August 7, 2000, the Norcross-Roberts Group and Rose Guida, which then owned approximately 26% of our outstanding common stock, sent a letter offering to purchase all of our outstanding common stock not already owned by those parties for $4.00 per share in cash. In calculating its initial offer price, the Norcross-Roberts Group considered the size of the Company, the market value and liquidity of the Company's securities, the historical financial performance of the Company and the future financial performance of the Company. The letter stated that the offer was subject to due diligence, execution of a definitive agreement, and financing, but was not specific as to the form or timing of the proposed transaction. In response to this letter, the Board of Directors of the Company scheduled a Board meeting to consider the proposal. Representatives of Grotech and Constitution Capital, in their capacities as members of the Company's Board, were given a copy of the offer letter sent to the Company's Chief Executive Officer, Mr. William Schwartz. Prior to the Board meeting, the Board was advised by Grotech, Stolberg and Constitution Capital, that they were opposed to a sale at $4.00 per share and would vote against such a transaction. Grotech, Stolberg and Constitution Capital were opposed to the offer because they did not believe the per share price was sufficient. The Board was advised by counsel that in view of a majority of the shares stating they would vote against such a transaction, no such sale could be consummated. The Board concluded that the Norcross-Roberts Group offer should, therefore, be rejected by the Company. In connection with the rejection of that offer, the Board advised Mr. Norcross in a letter that it was willing to discuss the matter further to see if acceptable terms could be reached. The letter made it clear that the Board was willing to entertain a revised offer. The Board was willing to entertain another offer from the Norcross-Roberts Group because at that time the Norcross-Roberts Group was the only party that had expressed any interest in acquiring the Company. Although the Board did not have a particular offering price in mind, the Board members were interested in negotiating the highest per share price that the Norcross-Roberts Group, or any other potential buyer, was initially willing to pay.

     Following the delivery of our letter to Mr. Norcross, our counsel and counsel for the Norcross-Roberts Group discussed the terms of the Norcross-Roberts Group's due diligence and the need for a formal confidentiality agreement. A confidentiality agreement was signed by Mr. Norcross on behalf of the Norcross-Roberts Group and additional information about the Company was provided to the Norcross-Roberts Group.

     At a Board meeting held on August 8, 2000, our Board decided to hire an investment banking firm to assist them with exploring various strategic alternatives to maximize stockholder value and improve stockholder liquidity. Our Board interviewed and engaged the investment banking firm of Janney Montgomery Scott LLC as the Company's financial advisor to determine and help evaluate strategic alternatives available to the Company and provide financial advisory and investment banking services to the Company. On September 29, 2000, the Company issued a press release announcing that Janney would assist the Company in evaluating various strategic alternatives to enhance stockholder value.

     At a meeting of our Board on October 25, 2000, Janney presented a written report analyzing our strategic alternatives. The report considered various options for us, including remaining independent and continuing our strategy of operating retail optical outlets with our "store-within-a-store" concept, merging with a larger entity, or completing an outright sale of our stock or assets for cash. Our Board continued to express concern that our growth and market value would likely continue to be hindered by our small size and illiquid trading market. Accordingly, the Board, after evaluating the various options presented, authorized Janney to "test the waters" for potential purchasers principally interested in a transaction involving a sale of the Company for cash or stock of a company which had a higher level of liquidity than our stock.


     Janney subsequently compiled a list of over 10 potential strategic and financial purchasers, including the Norcross-Roberts Group and inquired as to their level of interest. Janney contacted these potential purchasers after consulting with senior management of the Company and drawing on their own experience regarding parties that may have an interest in acquiring companies in the retail optical products industry. Seven of these potential purchasers expressed an interest and were provided a confidentiality agreement for their consideration and execution. Once the confidentiality agreements were signed, each party was sent an offering memorandum containing information concerning the Company. Janney then followed up with those parties to pursue the matter further if any remained interested. While providing the Norcross-Roberts Group information about the Company and seeking proposals from other potential parties, Janney also encouraged the Norcross-Roberts Group to increase the amount of its proposal to acquire the Company over and above the previous offer of $4.00 per share in cash. Although Janney and members of the Board held preliminary discussions with each of the potential purchasers who had been sent offering memorandums, none of the potential purchasers expressed any continuing interest in purchasing the Company. Accordingly, the Board determined that the Norcross-Roberts Group was the only prospective purchaser that actually maintained an interest in pursuing a transaction. In December 2000, the Norcross-Roberts Group submitted a revised bid to purchase the Company for a cash price of $4.50 per share. Based upon its continued interest in acquiring the Company and its reconsideration of the size of the Company, the market value and liquidity of the Company's securities, the historical financial performance of the Company and the future financial performance of the Company, the Norcross-Roberts Group decided to increase its bid to $4.50 per share.

     Our Board convened a special meeting on December 19, 2000, to evaluate the Norcross-Roberts Group's revised proposal. All directors were present in person along with representatives of Janney and our legal counsel. After a discussion of whether we should remain independent and continue our business strategy, the Board determined that it was in the best interests of our stockholders to pursue the Norcross-Roberts Group's offer. Accordingly, Janney was instructed to begin negotiating the terms of a non-binding letter of intent with the Norcross-Roberts Group. On December 27, 2000, we entered into a non-binding letter of intent with the Norcross-Roberts Group, which prohibited us from soliciting or responding to other offers or inquiries until March 15, 2001. We determined that it was in the best interests of our stockholders to sign the letter of intent because of its short duration and because the Norcross-Roberts Group was expending significant resources and time in connection with performing its due diligence and other activities in connection with the possible transaction and, accordingly, was unlikely to proceed without it. The letter also provided that the Norcross-Roberts Group would deposit $250,000 with an escrow agent by January 15, 2001, which would be lost under certain circumstances and that an additional $250,000 be placed in escrow by the Norcross-Roberts Group when a final merger agreement was signed. The deposit would be returned to the Norcross-Roberts Group if two of our material contracts were not renewed for additional five year periods. The first of those contracts was the license agreement with J.C. Penney, which expires in December 2003 if not otherwise renewed. J.C. Penney is our largest host store and we operate over 400 optical departments in J.C. Penney stores throughout the United States. The second contract was our vision care agreement with Vision One. That agreement includes the Company in one of the largest eyeglass healthcare plans in the United States. The Vision One agreement expires in December 2002 if not otherwise renewed.

     On December 21, 2000, the Norcross-Roberts Group filed an amendment to its
Schedule 13D with the SEC, stating that Rose Guida's shares had been bought by Indiana Pacific Capital Trust and that, effective December 14, 2000, Rose Guida was no longer a participant in the Norcross-Roberts Group's offer.

     The Norcross-Roberts Group and the Company negotiated the terms of the letter of intent and, on December 27, 2000, the Norcross-Roberts Group, the Company, and certain stockholders executed the letter of intent and U.S. Vision issued a press release regarding the execution of this letter of intent.

     On January 8, 2001, the Norcross-Roberts Group filed an amendment to its
Schedule 13D with the SEC, attaching the executed letter of intent dated December 27, 2000. On January 9, 2001, Grotech, Stolberg and Constitution Capital filed an amendment to their Schedule 13D with the SEC, attaching the executed letter of intent dated December 27, 2000.

     As required by the letter of intent, the Norcross-Roberts Group deposited $250,000 in escrow and pursued additional due diligence, including meetings with representatives of J.C. Penney and Vision One. In the course of those meetings, we learned that we would be unable to obtain an extension of our Vision One agreement on acceptable terms. The failure to obtain that renewal gave the Norcross-Roberts Group the right to terminate the transaction and obtain the return of its $250,000 deposit.

     On February 28, 2001, Mr. Norcross met with Messrs. Shaughnessy, Sullivan and McDonald, as well as members of the Company's management. At that meeting, Mr. Norcross expressed his concerns and reservations about the transaction as structured in light of the Company's recent sales performance and the lack of progress toward securing a renewal and extension of the vision care agreement with Vision One. Mr. Norcross advised us that in view of these circumstances, the Norcross-Roberts Group was unwilling to proceed with the transaction as outlined in the letter of intent. Following that meeting, representatives of Janney and the Norcross-Roberts Group discussed alternatives which would permit the transaction to proceed.

     At the end of April 2001, Mr. Norcross advised Janney that the Norcross-Roberts Group would be willing to proceed with the transaction and eliminate the requirement that the Vision One agreement be extended if the consideration could be paid as follows: $3.25 per share in cash and the balance of $1.25 per share in the form of a subordinated promissory note or other security.

     On May 2, 2001, our Board, together with its financial and legal advisors, convened a special meeting to consider a revised proposal from the Norcross-Roberts Group, which would have resulted in the payment of $4.50 for each outstanding share of our common stock, payable $3.25 in cash and $1.25 in unsecured subordinated promissory notes due two years following the merger. Under this revised proposal, an extension of the Vision One agreement would no longer be a condition to the transaction. Following that meeting, the Company entered into a revised non-binding letter of intent on May 4, 2001, pursuant to which the Norcross-Roberts Group agreed to acquire the Company according to those terms. Under the terms of the notes, if the Norcross-Roberts Group defaulted in its payment obligations, representatives of the note holders would be entitled to elect a new Board of Directors for the Company, subject to the approval of the Norcross-Roberts Group's lenders.

     Thereafter, representatives of the Norcross-Roberts Group and the Company negotiated the terms of a definitive merger agreement. Our Board, together with its financial and legal advisors, convened a special meeting on June 18, 2001, to consider the proposed merger agreement and the transactions contemplated by that agreement, including the purchase price, which would have resulted in the payment of $4.50 for each outstanding share of our common stock, payable $3.25 in cash and $1.25 in subordinated promissory notes due two years following the merger. As of the date of the special meeting, the Board could not ascertain whether the Norcross-Roberts Group's lender would approve of the provisions which would have effectively transferred control of the Company to the subordinated note holders in the event of a default by the Norcross-Roberts Group in its payment obligations under the terms of the subordinated promissory notes. Our Board determined not to act on the proposed merger until after it knew whether or not the Norcross-Roberts Group's lenders would authorize the grant of post transaction voting rights to the subordinated note holders in the event of a default under the terms of the notes.

     Shortly after the June 18, 2001 meeting, our counsel and the Norcross-Roberts Group's counsel met with representatives of one of the Norcross-Roberts Group's prospective lenders and determined that the Norcross-Roberts Group's lenders would not agree to authorize the grant of post-transaction voting rights to former stockholders of the Company on terms which would be acceptable to us. Since the remedies of the note holders were effectively eliminated without those voting rights, our Board was unwilling to proceed with the transaction as then structured. Negotiations were then pursued by the Company and the Norcross-Roberts Group toward an all cash transaction, eliminating the unsecured subordinated promissory notes from the transaction.

     On June 29, 2001, the Norcross-Roberts Group advised us that it was willing to proceed with an all cash transaction at $4.25 per share. The Norcross-Roberts Group reduced its bid to $4.25 per share after consideration of the uncertainties surrounding the renewal or extension of the Vision One Agreement and learning of the Norcross-Roberts Group's lender's unwillingness to finance a transaction which would have resulted in a purchase price of $3.25 per share in cash and $1.25 per share in subordinated promissory notes. The Board concluded that an all cash transaction at $4.25 per share was superior to the proposed $4.50 per share transaction payable in a combination of cash and illiquid notes and as a result, decided to review this offer further. On July 2, 2001, our Board held a meeting to consider the most recent Norcross-Roberts Group's proposal. At that meeting, our Board, together with our financial and legal advisors, reviewed the background of the proposed merger, the potential benefits of the merger to our stockholders, financial and valuation analyses of the transaction, and the terms of the merger agreement and related documents. During that meeting, Janney delivered to our Board its fairness opinion, based on matters presented to our Board and as set forth in its opinion, stating that the consideration to be received by the holders of our common stock pursuant to the merger agreement was fair to such holders, from a financial point of view. After the presentation and opinion of Janney, along with various other factors, our
Board:

     - approved a merger agreement and the transactions contemplated by that agreement;

     - authorized our officers to execute a merger agreement on our behalf;

     - approved a recommendation that our stockholders vote in favor of the approval of that agreement; and

     - approved related voting agreements to be entered into with certain affiliates of our directors and the Norcross-Roberts Group.

     Because Mr. Schwartz was in negotiations with the Norcross-Roberts Group concerning his employment agreement and the terms on which he would leave some or all of his stock holdings of the Company in the Norcross-Roberts Group, he, on the advice of counsel, abstained from voting on the transaction.

     On July 2, 2001, after the Board meeting, officers of the Norcross-Roberts Group and the Company executed and delivered a merger agreement. Because they agreed with the Board's conclusion that an all cash transaction at $4.25 per share was superior to the proposed $4.50 per share transaction payable in a combination of cash and illiquid notes, Grotech, Stolberg and Constitution Capital agreed to vote their shares of our common stock in favor of that merger agreement and the merger contemplated thereby. Following the execution and delivery of that merger agreement, we issued a press release announcing the proposed merger with the Norcross-Roberts Group.

     To finance the transaction, the Norcross-Roberts Group proposed that the majority of the purchase price would be financed through the issuance of preferred stock and new senior debt financing. Subsequent to the signing of the definitive agreement, the Norcross-Roberts Group received commitments from both Commerce Bank, N.A., a subsidiary of Commerce Bancorp, Inc., and GE Capital for the senior debt.

     The Company and its financial and legal advisors prepared a preliminary proxy statement that was filed with the SEC on August 10, 2001.

     On November 26, 2001, the Company received a merger agreement termination notice from the Norcross-Roberts Group. The Norcross-Roberts Group indicated that it decided to terminate the transaction due to decline in the Company's retail operations and a continuing decline in sales generated by the Company after the September 11, 2001 terrorist attacks.

     U.S. Vision's main contact at Janney was Michael Mufson. Mr. Mufson has been an investment banker involved in the optical industry for many years. In July of 2001, Mr. Mufson resigned from Janney and joined Commerce Capital Markets. Since Mr. Mufson had been the individual at Janney most familiar with U.S.

Vision and because of his optical industry expertise, Janney was terminated as the Company's financial advisor and in December 2001 the Board asked Commerce Capital Markets to perform financial advisory and investment banking services.

     During late December, Commerce held preliminary discussions with two interested parties, including Optical Express, Ltd of Scotland ("Optical Express"), and the following management stockholders: William A. Schwartz, Jr., President, Chief Executive Officer and Chairman of the Board of the Company; George T. Gorman, President, Retail, of the Company; and Gayle E. Schmidt, Executive Vice President and Chief Operating Officer of the Company who, together with the Norcross-Roberts Group (collectively, the "Management Group"), wanted to effect a management led buyout of the shares held by the stockholders of the Company, other than the Affiliated Stockholders.


     On January 7, 2002, the Board officially engaged Commerce Capital Markets. The Board, a majority of which were not employees of, or consultants to, any of the parties in the merger, and a majority of which did not have any interest in the proposed merger, except through their beneficial ownership of shares of U.S. Vision common stock, voted to engage Commerce Capital Markets. Commerce Capital Markets was selected and engaged by the Board prior to the appointment of the special committee of disinterested directors. Certain conflicts exist among Commerce Capital Markets and certain parties to this transaction. The Board was aware of these conflicts when it engaged Commerce Capital Markets. For more information see "SPECIAL FACTORS -- Interests of Certain Persons in the Merger that Differ from your Interests."



     After the initial discussion with Optical Express and the Management Group, the Board asked Commerce Capital Markets to pursue other potential strategic and financial purchasers. In response, Commerce Capital Markets compiled a list of 18 potential strategic and financial purchasers and inquired as to their level of interest. Commerce Capital Markets contacted these potential purchasers after consulting with senior management of the Company and drawing on their own experience regarding parties that may have an interest in acquiring companies in the retail optical products industry. Five of these potential purchasers expressed an interest and were provided a confidentiality agreement for their consideration and execution. Once the confidentiality agreements were signed, some of the remaining interested parties were sent an offering memorandum containing information concerning the Company. Commerce Capital Markets then followed up with those parties to pursue the matter further if any remained interested and the only party expressing an interest, other than the Management Group, was Optical Express. Optical Express indicated to Commerce Capital Markets a willingness to perform further due diligence in connection with it making a potential offer.


     At the annual meeting of stockholders of the Company held on February 19, 2002, Messrs. Norcross and Roberts were elected to serve on the Board until the next annual meeting and until their successors are elected and qualified.

     In light of potential conflicts of interest regarding Messrs. Norcross, Roberts and Schwartz and in order to ensure that the interests of the public stockholders were appropriately represented, on January 28, 2002, the Board convened in order to appoint a special committee of disinterested directors to consider, evaluate and negotiate the proposed transaction. At the meeting, the Board established a Special Committee consisting of five members of the Board. The Special Committee consists of Messrs. G. Kenneth Macrae, Richard K. McDonald, Dennis J. Shaughnessy, J. Roger Sullivan and Peter M. Troup, none of whom is an employee of, or consultant to, any of the parties in the merger, and none of whom has any interest in the proposed merger, except through their beneficial ownership of shares of U.S. Vision common stock.

     The Special Committee was given the following responsibilities: (i) to consider and evaluate the proposals received from all interested purchasers;
(ii) to assess whether it would be in the best interests of the public stockholders to pursue a transaction and make recommendations to the Board with respect to any approved proposal; and (iii) to enter into and conduct discussions and negotiations concerning such proposals.

     During the months of January, February and March of 2002, the Special Committee and Commerce Capital Markets continued discussions with both Optical Express and the Management Group. Optical Express conducted extensive due diligence during this time period.

     On February 20, 2002, Commerce Capital Markets, on behalf of the Special Committee, requested written proposals from both Optical Express and the Management Group. The Special Committee received a written proposal from the Management Group on February 27, 2002. Their proposal offered to take the Company private in a transaction in which all stockholders of the Company, other than the Affiliated Stockholders, would receive $4.25 in cash for each share of common stock of the Company. On March 12, 2002, the Special Committee received a written proposal from Optical Express to acquire only the shares of common stock of the Company that were held by Grotech, Stolberg and Constitution Capital, an aggregate of approximately 4,232,348 shares, for $3.00 per share in cash. Following discussions among members of the Special Committee and its financial and legal advisors, on March 13, 2002, Optical Express was advised that its offer was not acceptable because of the material difference in the amount of cash being offered for each share of common stock of the Company when compared to the offer of the Management Group.

     On March 14, 2002, Optical Express made an oral offer to the Special Committee to acquire only the shares that were held by Grotech, Stolberg and Constitution Capital, for $4.50 per share in cash. Following discussion of the Special Committee and its financial and legal advisors, on March 14, 2002, Optical Express was advised that its offer was not acceptable because it did not contemplate a purchase of the shares held by the Company's public stockholders.

     On March 15, 2002, Optical Express submitted a proposal to acquire all of the shares of common stock of the Company, other than the shares held by the Affiliated Stockholders, for $4.75 per share in cash. The proposal did not contain an independent financing plan to fund the transaction, and it required that the Company renew its contracts with J.C. Penney and Vision One.

     On March 19, 2002, the Management Group was informed by Commerce Bank that, subject to final documentation and due diligence, Commerce Bank had approved a new $17.5 million line of credit to the Company and the creation of a new $15 million term loan, the proceeds of which would be used to fund the Management Group's proposed buy-out. The Management Group also reached agreements in principle with potential vendors to the Company to enter into long-term supply agreements with such vendors in exchange for advances in the form of extended commercial payment terms and product credits or cash. These arrangements, directly through cash advances and indirectly through working capital increase resulting from extended trade terms, are expected by the Management Group to provide a portion of the cash required to consummate the merger.

     On March 25, 2002, the Special Committee held a meeting during which the offers from the Management Group and Optical Express were discussed in detail. The Special Committee reviewed the offer letters of the Management Group and Optical Express and attachments to the Management Group's offer letter related to how the Management Group intended to finance the transaction. The Special Committee advised Optical Express and the Management Group that the Company was not comfortable with the presence of several conditions contained in the Optical Express proposal, including contract renewal requirements and the absence of a plan to pursue financing to consummate the transaction. Accordingly, the Special Committee did not feel it was necessary to have Commerce Capital Markets determine whether or not the Optical Express offer was fair, from a financial point of view, to stockholders of U.S. Vision, other than the Affiliated Stockholders. The Special Committee was more confident in the ability of the Management Group to finance the transaction. As a result, the Special Committee advised Optical Express and the Management Group that the Special Committee would proceed with the negotiation of a definitive agreement with the Management Group, however, Optical Express was encouraged to arrange committed financing and remove any conditions related to renewal of Company contracts.

     On April 17, 2002, the Special Committee held a meeting and decided that it was in the best interests of the Company's stockholders to sell the Company. The Special Committee also discussed that Optical Express had not been in contact with the Company or the Special Committee since the March 25, 2002, meeting of the Special Committee. The Special Committee attempted to contact Optical Express by telephone on several occasions to determine if Optical Express had arranged financing or was prepared to remove any of the conditions of its offer, but Optical Express failed to return such calls.

     On April 19, 2002, the Special Committee held a meeting to discuss the financing arrangements associated with the proposed transaction with the Management Group.

     On April 23, 2002, the Special Committee received a letter from Mr. Schwartz, on behalf of the Management Group, summarizing the financing arrangements for the transaction. Later that day, the Special Committee held a meeting to discuss the financing arrangements and the proposed transaction in general. At that meeting, Commerce Capital Markets presented its fairness opinion, and concluded that the purchase price of $4.25 per share was fair, from a financial point of view, to the stockholders of the Company, other than the Affiliated Stockholders. The meeting concluded with the Special Committee deciding to recommend to the Board that the proposed transaction with the Management Group be approved. Thereafter, representatives of the Management Group and the Company continued to negotiate the terms of a definitive merger agreement. The Special Committee held a meeting on May 14, 2002, in which it recommended to the Board that the proposed transaction be approved. Upon the conclusion of the meeting of the Special Committee, the Board held their meeting and concluded, based in part on the recommendation of the Special Committee, that the merger, and the terms and provisions of the merger agreement, including the merger consideration of $4.25 in cash per share to the stockholders of U.S. Vision, other than the Affiliated Stockholders, were fair and in the best interests of the Company's stockholders, adopted the merger agreement, authorized the Company to enter into the merger agreement and resolved to recommend to the stockholders of U.S. Vision, other than the Affiliated Stockholders, that they vote to adopt the merger agreement. On the advice of counsel, Messrs. Norcross, Roberts, and Schwartz, each a member of the Management Group and an investor in Kayak Acquisition, abstained from voting on the merger and the adoption of the merger agreement.

     On May 14, 2002, representatives of the Company and Kayak Acquisition signed the merger agreement and we issued a press release announcing the proposed merger.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD; THE COMPANY'S PURPOSE AND REASONS FOR THE MERGER


     At a meeting of the Special Committee held on April 23, 2002, the Special Committee, after careful review of the facts and circumstances relating to the merger, and after hearing the presentation of Commerce Capital Markets regarding the fairness of the transaction to the stockholders of U.S. Vision, other than the Affiliated Stockholders, decided to recommend to the Board that it authorize the Company to enter into the merger agreement. At a special meeting of the Board held on May 14, 2002, the Board concluded, based in part on the recommendation of the Special Committee, that the merger, and the terms and provisions of the merger agreement, including the merger consideration of $4.25 in cash per share to the stockholders of U.S. Vision, other than the Affiliated Stockholders, were fair and in the best interests of the Company's stockholders, adopted the merger agreement, authorized the Company to enter into the merger agreement and resolved to recommend to the stockholders of U.S. Vision, other than the Affiliated Stockholders, that they vote to adopt the merger agreement. On the advice of counsel, Messrs. Norcross, Roberts and Schwartz, each a member of the Management Group and an investor in Kayak Acquisition, abstained from voting on the merger and the adoption of the merger agreement.


     The Special Committee, in determining to recommend to the Board that it authorize the Company to enter into the merger agreement, and the Board, in determining that the terms of the merger agreement were advisable, fair, in the best interests of the Company's stockholders, other than the Affiliated Stockholders, and in determining to recommend to the stockholders of U.S. Vision, other than the Affiliated Stockholders, that they adopt the merger agreement, the Special Committee and the Board considered certain factors, including but not limited to, the following:

          (i) a review by the Special Committee and its advisors of the Company's strategic direction with the objective of maximizing value for the Company's stockholders, and ultimately concluding that continuing to operate the Company on a stand-alone basis was an inferior alternative to the present transaction because of the Company's financial condition, assets, results of operations, business and prospects of U.S. Vision and the risks inherent in achieving those prospects; in particular changes in the retail optical products industry which are anticipated to continue to have an adverse effect on U.S. Vision and its operations, including: (a) downward pressure on revenues and operating margins as a result of other optical retailers using lower price points and fast turnaround times; (b) the time in between consumers' purchases of glasses has lengthened; (c) managed care vision plans putting downward pressure on pricing; (d) competition that our host stores have been facing from the rapid expansion of new competitors; and (e) the number of consumers opting for laser eye surgery over eyeglasses or contact lenses, including the number of consumers who are contemplating such surgery, thus delaying an eyewear purchase;

          (ii) the volumes at which the common stock has traded in recent periods; in particular, the fact that between May 12, 2001 and May 13, 2002, the day immediately preceding the announcement of the signing of the merger agreement, the trading volume of U.S. Vision's common stock exceeded 5,000 shares on only 39 days, and the average trading volume during such period was approximately 4600 shares per day. Due to the small trading volume of U.S. Vision's common stock, it is reasonable to assume that any effort by a stockholder to dispose of a significant number of shares would adversely affect the market price of U.S. Vision's common stock;

          (iii) the belief by the Special Committee that $4.25 per share was the highest price that Kayak Acquisition would agree to pay or that could be obtained from any other source reasonably capable of consummating a transaction, basing its belief on a number of factors, including the fact that (a) intense negotiations had taken place between Kayak Acquisition on the one hand, and U.S. Vision and the Special Committee, on the other hand, with respect to the merger consideration; (b) the Company and its advisors had previously tried to attract other potential purchasers and were unsuccessful in doing so; (c) Commerce Capital Markets engaged in a search for potential purchasers and was unable to derive any interest other than from Optical Express and the Management Group; and (d) the offer of $4.25 in cash was the best overall offer received when the Special Committee weighed all of the factors of the competing offer made by Optical Express;

          (iv) that the merger consideration to be received by the stockholders of U.S. Vision, other than the Affiliated Stockholders, in the merger represents a premium of approximately 25% over the $3.40 per share closing price on May 13, 2002, the last full trading day before the public announcement by U.S. Vision of the signing of the merger agreement; and that during the preceding six months, the merger consideration represented a premium ranging from approximately 132% when the common stock traded at $1.83 per share on December 26, 2001, to approximately 10%, when the common stock traded at $3.85 per share on April 24, 2002;

          (v) the Special Committee and U.S. Vision negotiated a flexible non-solicitation provision in the merger agreement which provides U.S. Vision with the ability to explore and discuss unsolicited proposals made to U.S. Vision prior to the consummation of the merger and which could result in the termination of the merger agreement as the result of the receipt of a superior proposal;

          (vi) expressions of interest from another prospective purchaser that failed to contain an independent financing plan to fund the transaction and that required that U.S. Vision obtain lengthy renewals for some of its pre-existing contracts;

          (vii) the trading prices and volumes at which the common stock traded since U.S. Vision's initial public offering; in particular the fact that the closing price of the common stock had not reached $4.25 per share since February 1, 2001, and the fact that the common stock of U.S. Vision had poor liquidity and had traded below $4.25 per share well before the recent declines in overall stock market conditions and the economy in general;

          (viii) the opinion of Commerce Capital Markets as to the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of U.S. Vision, other than the Affiliated Stockholders, as set forth in the Commerce Capital Markets' opinion and the analyses presented to the Special Committee of the Board of Directors of U.S. Vision by the financial advisors which opinion and analyses were adopted by the Special Committee and the Board of Directors; and

          (ix) the availability of appraisal rights under Delaware law to holders of common stock who dissent from the merger, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

     Each of the foregoing factors supported the decision of U.S. Vision's Special Committee and Board of Directors. The Special Committee and Board of Directors viewed all of the foregoing factors as important in reaching their conclusion. The Board adopted the analyses and conclusions of the Special Committee in determining that the terms of the merger agreement were advisable, fair, and in the best interests of the Company's stockholders, other than the Affiliated Stockholders and in determining to recommend to the stockholders of U.S. Vision, other than the Affiliated Stockholders, that the stockholders adopt the merger agreement.

     The Special Committee and the Board also considered the following potentially negative factors in their deliberations concerning the merger, which factors are not listed in any relative order of importance:

          (i) following the merger, the stockholders of U.S. Vision, other than the Affiliated Stockholders, will cease to participate in any future earnings growth or increase in value of the Company;

          (ii) the actual or potential conflicts of interest that certain officers and directors of U.S. Vision have in connection with the merger. See "SPECIAL FACTORS -- Interest of Certain Persons in the Merger that Differ From Your Interests"; and

          (iii) the possibility that the merger will not be consummated and the resulting effects to U.S. Vision and to the stockholders of U.S. Vision, other than the Affiliated Stockholders. This factor was a concern in light of the fact that the previous transaction had been terminated after a substantial amount of work had been performed on that transaction, and the Board and Special Committee were concerned that another announced and failed transaction would not only be a waste of time and money, but may also have an adverse impact on the overall morale of the Company's employees and result in a significant decline in the price of U.S. Vision's common stock.

     The Special Committee and Board of Directors viewed all of the foregoing factors as important in reaching their conclusion. In light of the number and variety of factors the Special Committee and Board considered in connection with their evaluation of the merger, neither the Board nor the Special Committee found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither the Board nor the Special Committee did so. Rather, the Special Committee and the Board based their recommendations on the totality of the information presented to and considered by them, except that particular consideration was placed on: (i) the opinion of Commerce Capital Markets that the merger consideration of $4.25 per share in cash was fair, from a financial point of view, to the stockholders of U.S. Vision, other than the Affiliated Stockholders, as set forth in the opinion; and (ii) the negotiations that took place between the Company and the Special Committee, on the one hand, and Kayak Acquisition on the other hand.


     Although the net per share merger consideration ($4.25) to be received by the stockholders of U.S. Vision, other than the Affiliated Stockholders, is less than the Company's net tangible book value per share ($5.57) as of July 31, 2002, the Special Committee and the Board did not believe that this factor was an accurate measure of the Company's value as a going concern. The net book value approach attempts to derive a value of the Company by determining the market value of the individual assets carried on the Company's balance sheet. The net book value approach does not take into account the value attributable to the going concern, such as the interrelationship among assets, liabilities, customer relations, market presence, image and reputation, and Company expertise. Further, the net book value approach does not consider the ability to obtain the market value of the individual assets carried on the Company's balance sheet in either a sale of the Company or in a liquidation context, which in either case, would result in achieving a value for the assets as a collective whole and not as if such assets were valued on an individual basis. Therefore an analysis of net book value was not deemed relevant by the Special Committee and the Board and was not used to determine whether or not the merger consideration was fair.


     Similarly, the Special Committee and the Board did not believe that the liquidation value of the Company was an accurate measure of the Company's value as a going concern. The liquidation value approach does not consider the significant devaluation that would occur if the Company's integrated operations, from manufacturing through retail outlets, would be broken into parts and sold. Therefore, a liquidation would most likely result in an amount less than the tangible book value.

     The Special Committee and the Board considered the Company's going concern value, as reflected in the various valuation analyses in this Proxy Statement. See "OPINION OF COMMERCE CAPITAL MARKETS -- Comparable Company Analysis; Comparable Transaction Analysis; and Discounted Cash Flow Analysis." Specifically, Commerce Capital Markets compared the Company's operating performance and capitalization with corresponding data and ratios for certain publicly traded companies deemed comparable to the Company and with publicly available information for comparable mergers and acquisitions. The Special Committee and the Board viewed as favorable to its determination that the $4.25 price was within the range yielded by the calculations based on the Comparable Company Analysis, the Comparable Transaction Analysis and the Discounted Cash Flow Analysis.

     The Board believes that the merger is procedurally fair because: (i) the Special Committee, after careful review of the facts and circumstances relating to the merger, and after hearing the presentation of Commerce Capital Markets regarding the fairness of the transaction to the stockholders of U.S. Vision, other than the Affiliated Stockholders, unanimously recommended to the Board that it authorize the Company to enter into the merger agreement; (ii) the Board, a majority of which were not employees of, or consultants to, any of the parties in the merger, and a majority of which did not have any interest in the proposed merger, except through their beneficial ownership of shares of U.S. Vision common stock, retained Commerce Capital Markets to advise it in evaluating the fairness of the terms of the merger (including, without limitation, the merger consideration); (iii) Commerce Capital Markets delivered its opinion to the Board that the merger consideration was fair, from a financial point of view, to the stockholders of U.S. Vision, other than the Affiliated Stockholders; (v) the Board adopted the analyses and conclusions of the Special Committee; (vi) Commerce Capital Markets had discussions with several potential purchasers and eventually only Optical Express and the Management Group showed an interest in pursuing a transaction; (vii) the merger agreement and other transaction documents were extensively negotiated over a three-month period; and (viii) the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, other than the Affiliated Stockholders, is required to approve the merger. The Special Committee and the Board noted particularly that Commerce Capital Markets had a number of conflicts of interest. However, in making their recommendations concerning the transaction, the Special Committee and the Board each concluded that the solicitation of potential purchasers that occurred in October of 2000 and January 2002, neither of which solicited any offers for the Company superior to the offer of the Norcross-Roberts Group, outweighed their concerns regarding the conflicts of interest of Commerce Capital Markets.

     The foregoing discussion of the factors considered by the Special Committee and the Board is not meant to be exhaustive, but includes all material factors considered by the Special Committee and the Board to support their respective recommendations.

     The purpose of effecting the merger at this time is to provide the stockholders of U.S. Vision, other than the Affiliated Stockholders, with an opportunity to liquidate their investment in the Company for cash at a significant premium to the market price for the common stock prior to the announcement of the merger. The Special Committee and the Board determined that it was an appropriate time to enter into the merger based on their knowledge of the retail optical products industry in which the Company competes and their belief that the trading price of the common stock for the foreseeable future would be less than the value that could be obtained through the merger. The Special Committee and the Board believe that, following the merger, the Company will have the resources and flexibility to seek growth opportunities and to focus on improving the Company's business without the constraints and distractions associated with a public company. In addition, the Company anticipates that it was save approximately $275,000 per year from not having to comply with the periodic and other filing requirements under the applicable federal securities laws.

     The transaction was structured as a merger to facilitate the financing of the transaction and significantly reduce the need to obtain contractual consents prior to the consummation of the merger. The financing required the assets of the Company to be used as collateral for a portion of the financing being used to fund the merger. This condition of the lender required that all of the stock being purchased be acquired simultaneously with the acquisition of the Company and the funding of the loan. A merger is the most practical way to accomplish this condition.

     THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, OTHER THAN THE AFFILIATED STOCKHOLDERS. THE BOARD HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

     Except to the extent a recommendation is made in a person's capacity as a director, no executive officer of the Company or any of the members of the Management Group has made any recommendation with respect to the adoption of the merger agreement or any other transaction contemplated by the merger agreement.

POSITION OF KAYAK ACQUISITION AND THE AFFILIATED STOCKHOLDERS REGARDING THE FAIRNESS OF THE MERGER; KAYAK ACQUISITION'S AND THE AFFILIATED STOCKHOLDERS' PURPOSE AND REASONS FOR THE MERGER

     The rules of the SEC require Kayak Acquisition and the Affiliated Stockholders to express their beliefs as to the substantive and procedural fairness of the merger to the stockholders of U.S. Vision, other than the Affiliated Stockholders. Kayak Acquisition and the Affiliated Stockholders believe that the merger is substantively fair to the stockholders of U.S. Vision, other than the Affiliated Stockholders. This belief is based on the following factors:

          (i) Kayak Acquisition's and the Affiliated Stockholders' understanding that the Special Committee and its advisors reviewed the Company's strategic direction and prospects with the objective of maximizing value for the Company's stockholders, including continuing to operate the Company on a stand-alone basis and selling the Company to another potential acquiror pursuant to a bona fide proposal, and concluded that the merger was in the best interests of the Company and the stockholders of the Company, other than the Affiliated Stockholders;

          (ii) Kayak Acquisition's and the Affiliated Stockholders' understanding that expressions of interest from the only other prospective purchaser failed to contain an independent financing plan to fund the transaction and it required U.S. Vision to obtain lengthy renewals for some of its pre-existing contracts;

          (iii) the merger consideration to be received by the stockholders of U.S. Vision, other than the Affiliated Stockholders, in the merger represents a premium of approximately 25% over the $3.40 per share closing price on May 13, 2002, the last full day of trading before the public announcement by U.S. Vision of the signing of the merger agreement; and during the preceding six months, the merger consideration represented a premium ranging from approximately 132% when the common stock traded at $1.83 per share on December 26, 2001, to approximately 10% when the common stock traded at $3.85 per share on April 24, 2002;

          (iv) receipt by the Company of the opinion of Commerce Capital Markets as to the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of U.S. Vision, other than the Affiliated Stockholders;


          (v) the merger will provide consideration to the stockholders of U.S. Vision, other than the Affiliated Stockholders, entirely in cash, allowing them to realize their investment at a significant premium over the closing price on the date that the proposed merger was announced and eliminate the risk of a decline in the value of their investment in the Company, due to the illiquid trading market for the Company's common stock;



          (vi) the historical financial performance of U.S. Vision and the risks and costs associated with continuing to operate a public company, including changes in the retail optical products industry; and

          (vii) the availability of appraisal rights under Delaware law to holders of common stock who dissent from the merger, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

     Kayak Acquisition and the Affiliated Stockholders believe that the merger is procedurally fair to the stockholders of U.S. Vision, other than the Affiliated Stockholders. This belief is based on the following factors:

          (i) the Special Committee's determination to recommend to the Board that the Board authorize the Company to enter into the merger agreement;

          (ii) the members of the Special Committee are neither employees of U.S. Vision nor affiliates of Kayak Acquisition and the Affiliated Stockholders and will not have any continuing interest in U.S. Vision, Kayak Acquisition or the Affiliated Stockholders after the merger;

          (iii) the conflicts of interest of Messrs. George E. Norcross, III, Joseph J. Roberts, Jr., William A. Schwartz, Jr. and Commerce Capital Markets were fully disclosed to the Board and the Special Committee;

          (iv) the Board, a majority of which were not employees of, or consultants to, any of the parties in the merger, and none of whom had any interest in the proposed merger, except through their beneficial ownership of shares of U.S. Vision common stock, retained Commerce Capital Markets to serve as financial advisor, and received an opinion from Commerce Capital Markets that the merger consideration to be received by the stockholders of U.S. Vision, other than the Affiliated Stockholders, as a result of the merger is fair to such stockholders from a financial point of view;


          (v) Commerce Capital Markets had discussions with several potential purchasers and eventually only Optical Express and the Management Group showed an interest in pursuing a transaction;



          (vi) the Special Committee engaged independent legal counsel in connection with the transaction;



          (vii) the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, whether in person or by proxy, excluding those shares of common stock of U.S. Vision that are held by Affiliated Stockholders is required to approve the merger;


          (viii) the negotiation of the terms of the merger was not time pressured;

          (ix) U.S. Vision attempted to negotiate an increased offer from Optical Express in an attempt to maximize stockholder value; and

          (x) the availability of appraisal rights under Delaware law to holders of common stock who dissent from the merger, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

     Kayak Acquisition and the Affiliated Stockholders noted particularly that Commerce Capital Markets had a number of conflicts of interest. However, in considering the transaction, Kayak Acquisition and the Affiliated Stockholders each concluded that the solicitation of potential purchasers that occurred in October of 2000 and January 2002, neither of which solicited any offers for the Company superior to the offer of the Norcross-Roberts Group, outweighed their concerns regarding the conflicts of interest of Commerce Capital Markets.

     Kayak Acquisition and the Affiliated Stockholders viewed all of the foregoing factors as important in reaching their conclusion. In light of the number and variety of factors Kayak Acquisition and the Affiliated Stockholders considered in connection with their evaluation of the merger, neither Kayak Acquisition nor the Affiliated Stockholders found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither Kayak Acquisition nor the Affiliated Stockholders did so. Rather, Kayak Acquisition and the Affiliated Stockholders based their recommendations on the totality of the information presented to and considered by them.

     Although the net per share merger consideration ($4.25) to be received by the stockholders of U.S. Vision, other than the Affiliated Stockholders, is less than the Company's net tangible book value per share ($5.57) as of July 31, 2002, Kayak Acquisition and the Affiliated Stockholder did not believe that this factor was an accurate measure of the Company's value as a going concern. The net book value approach attempts to derive a value of the Company by determining the market value of the individual assets carried on the Company's balance sheet. The net book value approach does not take into account the value attributable to the going concern, such as the interrelationship among assets, liabilities, customer relations, market presence, image and reputation, and Company expertise. Further, the net book value approach does not consider the ability to obtain the market value of the individual assets carried on the Company's balance sheet in either a sale of the Company or in a liquidation context, which in either case, would result in achieving a value for the assets as a collective whole and not as if such assets were valued on an individual basis. Therefore an analysis of net book value was not deemed relevant by Kayak Acquisition and the Affiliated Stockholders and was not relied upon to determine whether or not the merger consideration was fair.


     Similarly, Kayak Acquisition and the Affiliated Stockholders did not believe that the liquidation value of the Company was an accurate measure of the Company's value as a going concern. The liquidation value approach does not consider the significant devaluation that would occur if the Company's integrated operations, from manufacturing through retail outlets, would be broken into parts and sold. Therefore, a liquidation would most likely result in an amount less than the tangible book value.

     The foregoing discussion of the information and factors considered by Kayak Acquisition and the Affiliated Stockholders is not intended to be exhaustive but is believed to include all material factors considered by Kayak Acquisition and the Affiliated Stockholders in reaching their belief that the merger is fair to the stockholders of U.S. Vision, other than the Affiliated Stockholders.

     Kayak Acquisition's and the Affiliated Stockholders' purpose for engaging in the merger transaction is their belief that it will be advantageous for U.S. Vision to conduct its business as a privately-owned company because its sensitive business and financial information will no longer be subject to review by its competitors and U.S. Vision will not incur the costs associated with disclosure obligations under the securities laws. These goals can be accomplished through the acquisition of 100% ownership of U.S. Vision in a transaction in which the Affiliated Stockholders become U.S. Vision's sole beneficial stockholder, and unaffiliated stockholders of U.S. Vision would have their equity interest in U.S. Vision extinguished in exchange for $4.25 in cash per share. Kayak Acquisition and the Affiliated Stockholders believe that this acquisition is an attractive, although risky, investment opportunity based upon, among other things, the past performance of U.S. Vision and its future business prospects. Kayak Acquisition and the Affiliated Stockholders believe that their contacts and experience in the retail optical products industry will be an important factor in helping U.S. Vision increase its presence and profitability and wish to operate the business of U.S. Vision on an ongoing basis following the merger. Kayak Acquisition and the Affiliated Stockholders believe that, as a private company, U.S. Vision will be better positioned to implement its long-term business strategies, thus providing value to the Affiliated Stockholders over time if successful.

     Kayak Acquisition and the Affiliated Stockholders are interested in taking this Company private in order to save money and eliminate the periodic and other filing requirements under the applicable federal securities laws. Kayak Acquisition and the Affiliated Stockholders anticipates that it will save approximately $275,000 per year from not having to comply with the periodic and other filing requirements under the applicable federal securities laws. Kayak Acquisition and the Affiliated Stockholders are engaging in the merger at this time in order to acquire control of the Company's business as a private company and to utilize Kayak Acquisition's and the Affiliated Stockholders' resources to enhance the operations of the Company. Kayak Acquisition and the Affiliated Stockholders believe that their contacts and experience in the retail optical industry will be an important factor in helping the Company increase its presence and profitability. Finally, Kayak Acquisition and the Affiliated Stockholders believe that, as a private company, the Company will be better positioned to implement its long-term business strategies.

     The transaction was structured as a merger to facilitate the financing of the transaction and significantly reduce the need to obtain contractual consents prior to the consummation of the merger. The financing required the assets of the Company to be used as collateral for a portion of the financing being used to fund the merger. This condition of the lender required that all of the stock being purchased be acquired simultaneously with the acquisition of the Company and the funding of the loan. A merger is the most practical way to accomplish this condition.

OPINION OF COMMERCE CAPITAL MARKETS

     Commerce Capital Markets is a nationally recognized investment banking and advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate purposes. Pursuant to an engagement letter dated January 7, 2002, we retained Commerce Capital Markets to act as our financial advisor in connection with the consideration of a management-led buyout or sale of our company to a third party, and to render to the Special Committee an opinion as to the fairness, from a financial point of view, of the consideration to be received in any such transaction by the stockholders of U.S. Vision, other than the Affiliated Stockholders. In December 2001, Janney was terminated as the Company's investment banker because the Company's primary contact at Janney left that firm. After leaving Janney, the Company's primary contact joined Commerce Capital Markets. Because of this individual's knowledge of the Company and the retail optical products industry, as well as Commerce Capital Markets' experience and expertise in the retail industry, in general, and in transactions similar to the merger, we selected Commerce Capital Markets as our financial advisor.


     Commerce Capital Markets is a wholly-owned subsidiary of Commerce Bancorp, Inc. Two members of the board of directors of Commerce Bancorp, Inc. are affiliated with U.S. Vision and Kayak Acquisition. In addition to serving as members of the board of directors of Commerce Bancorp, Inc., George E. Norcross, III is a director and significant stockholder of U.S. Vision, and also a director, stockholder and the President and Chairman of the Board of Kayak Acquisition, and William A. Schwartz, Jr., is Chairman of the Board, President and Chief Executive Officer of U.S. Vision and also Vice President, director and a stockholder of Kayak Acquisition. William A. Schwartz, Jr., is also a director of Commerce Bank/Pennsylvania, N.A. and Commerce Bank/Shore, N.A. George E. Norcross, III is the Chairman of the Board and Chief Executive Officer of Commerce National Insurance Services, Inc., a wholly owned non-bank subsidiary of Commerce Bancorp, Inc. Commerce National Insurance Services, Inc. provides insurance brokerage services to the Company, for which it receives customary fees. Philip A. Norcross, one of the Affiliated Stockholders and the brother of George E. Norcross, III, is the managing stockholder and chief executive officer of the New Jersey law firm of Parker McCay. Robert C. Beck, a director of Commerce Bancorp, Inc., is also an attorney at Parker McCay. Parker McCay provides substantial legal services to certain subsidiaries of Commerce Bancorp, Inc., including Commerce Bank, N.A. and Commerce Capital Markets, Inc., for which the firm receives customary fees.



     Commerce Bank, N.A. and the Company were parties to a Loan and Security Agreement, dated as of December 19, 1996, and a revolving line of credit. Commerce Bank, N.A. currently provides the Company with a $20.0 million revolving line of credit facility. The revolving line of credit facility bears interest at the lower of the prime rate published in the Wall Street Journal or the 90 day rate for the United States Treasury Bills plus 250 basis points. The applicable rate was 4.23% as of July 31, 2002. This facility matures in July 2003. As of July 31, 2002, the Company had $9.1 million outstanding under its revolving line of credit and $10.9 million of availability. Then loan agreement prohibits the payment of dividends to stockholders and the Company must maintain certain financial ratios including a specified net worth level, current ratio, and a fixed charge ratio. As of July 31, 2002, the Company was in compliance with all the financial covenants. The Company also has commitments from Commerce BankLease, a unit of Commerce Bank, N.A. for a $2,000,000 five-year equipment lease financing facility. As of July 31, 2002, the Company had approximately $700,000 available under this facility. In addition, Commerce Bank, N.A. will provide $15 million to help consummate the merger, from a new senior term note with a five year term secured by all of the assets of the Company, and bearing interest at the rate of 9% per annum. To replace the existing $20 million revolving line of credit, the Company and Commerce Bank, N.A. will also enter into a new $17.5 million line of credit, due in 2005 and bearing an interest in the lower of (i) the prime rate reported by the Wall Street Journal plus 150 basis points or (ii) LIBOR plus 375 basis points, but in no event less than 5.5% per annum.

     At the meeting of the Special Committee on April 23, 2002, Commerce Capital Markets delivered its oral opinion that, as of that date and based on and subject to the assumptions, factors, and limitations presented in the opinion and described below, the $4.25 per share to be paid to stockholders of U.S. Vision, other than the Affiliated Stockholders, in the merger was fair, from a financial point of view, to those stockholders. The opinion of Commerce Capital Markets was confirmed in writing on May 14, 2002 and updated on the date of this Proxy Statement. A copy of Commerce Capital Markets' written opinion is included as Annex B to this Proxy Statement and is incorporated into this Proxy Statement by reference. You are urged to read the opinion carefully in its entirety.

     While Commerce Capital Markets rendered its opinion and provided certain financial analyses to the Special Committee and the Board, the opinion of Commerce Capital Markets was among many factors taken into consideration by the Special Committee in making its recommendation to the Board that the Board authorize the Company to enter into the merger agreement, and it was among many factors taken into consideration by the Board, in determining that the terms of the merger agreement were advisable, fair, in the best interests of the Company's stockholders, other than the Affiliated Stockholders, and in determining to recommend to the stockholders of U.S. Vision, other than the Affiliated Stockholders, that they adopt the merger agreement. The Special Committee did not request that Commerce Capital Markets determine, and Commerce Capital Markets did not determine, the amount of consideration to be paid in the merger. You should also consider the following when reading the discussion of the opinion of our financial advisor in the Proxy Statement:

     - Commerce Capital Markets' written opinion, which was delivered for use and considered by the Special Committee and the Board of Directors, is directed only to the fairness, from a financial point of view, of the consideration to be received by the stockholders of U.S. Vision, other than the Affiliated Stockholders;

     - Commerce Capital Markets' written opinion does not address the value of our common stock;

     - Commerce Capital Markets' written opinion does not address our underlying business decision to proceed with or effect the merger and the transactions contemplated thereby; and

     - Commerce Capital Markets' written opinion does not constitute a recommendation to any of our stockholders as to how a stockholder should vote with respect to the merger, the transactions contemplated thereby, or any related matter.

     In connection with the preparation of the opinion, Commerce Capital Markets, among other things:

     - analyzed and reviewed the terms and conditions of the merger agreement;

     - investigated our business, financial condition, results of operations and prospects;

     - investigated the financial terms of certain business combinations that were deemed relevant;

     - reviewed selected financial and stock market data for the Company and for certain other publicly traded companies that were deemed relevant; and

     - performed such other financial studies and analyses as were deemed necessary.

     In preparing its opinion, Commerce Capital Markets assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by it. Prior to delivering such information to Commerce Capital Markets, neither the Board nor the Special Committee reviewed such information to confirm its accuracy. However, the Special Committee and the Board believe that Commerce Capital Markets' reliance on such materials was reasonable. Commerce Capital Markets did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of our assets or liabilities nor was it furnished with any such independent evaluation or appraisal. In addition, Commerce Capital Markets has not assumed any obligation to conduct, nor did it conduct, any physical inspection of our properties or facilities. Commerce Capital Markets' opinion is necessarily based upon market, economic and other conditions as they exist and could be evaluated, and on the information made available to Commerce Capital Markets as of the date of the opinion and speaks to no other period.


     Certain financial projections were prepared by U.S. Vision and reviewed by Commerce Capital Markets' in conducting its analysis regarding the fairness, from a financial point of view, of the merger consideration to the stockholders of the Company, other than the Affiliated Stockholders, and are set forth below. Commerce Capital Markets relied upon U.S. Vision's management's assessment of the management of the Company's business and prospects, and assumed that the Company's projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management regarding the future financial performance of U.S. Vision assuming the merger is not consummated and U.S. Vision continues as a public company.


     The Company does not, as a matter of course, make public forecasts or projections concerning future financial results. Pursuant to applicable legal requirements, the Company has included the following discussion of these projections in this proxy statement because they were provided to Commerce Capital Markets in the course of its preparation of its fairness opinion. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or generally accepted accounting principles, nor do they comply in certain respects with those guidelines. Ernst & Young LLP, our independent public accountants, had no role or responsibility in preparing this information and had no association with these projections. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance concerning the information or the projections. There can be no assurance to you that any of these projections will be realized.

     The projections were based upon a variety of assumptions made at the time the projections were prepared, including the ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions involved judgments about future economic, competitive, regulatory and financial market conditions, and about future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Stockholders should understand that many important factors, in addition to those discussed elsewhere in this proxy statement, could cause results to differ materially from those expressed in forward-looking information. These factors include, without limitation, such competitive and other business risks as from time to time may be detailed in the Company's reports filed with the SEC. Accordingly, the Company cautions against undue reliance on the information contained in the projections below. The Company does not intend to update or revise these projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, except and to the extent otherwise required by law. See "INTRODUCTION -- Forward-Looking Information."

                                         FOR THE FISCAL YEAR ENDED JANUARY 31,
                                  ----------------------------------------------------
                                    2003       2004       2005       2006       2007
                                  --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
Net sales(1)....................  $138,554   $142,666   $147,095   $151,791   $156,779
Cost of sales(2)................    41,637     42,710     44,108     45,544     47,100
Operating expenses(3)...........    85,791     87,792     90,446     93,426     96,421
Operating cash flow (EBITDA)....    11,126     12,164     12,541     12,821     13,257
Operating income (EBIT).........     5,088      5,670      5,676      5,831      6,137
BALANCE SHEET DATA:
Accounts receivable(4)..........  $ 10,134   $ 10,434   $ 10,734   $ 11,034   $ 11,334
Inventories(5)..................    20,732     20,882     21,032     21,182     21,302
Total assets....................    70,626     70,745     73,056     76,111     79,775
Accounts payable(6).............     4,725      5,125      5,525      5,925      6,325
Total liabilities...............    23,571     19,085     16,880     16,531     16,826
Total stockholders' equity......    47,055     51,661     56,176     59,579     62,949
CASH FLOW STATEMENT:
Cash -- end of period...........  $    559   $    559   $  4,852   $ 10,146   $ 16,144
OTHER RELEVANT DATA:
Capital expenditures(7).........  $  5,501   $  6,181   $  4,441   $  4,304   $  4,368
Write-off of amortization(8)....  $  6,007   $      0   $      0   $      0   $      0


---------------
(1) Projected sales increases are based upon across-the-board price increases that were implemented during the fiscal year ended January 31, 2002, stronger performance expectations in the host stores, as well as continued sales strength in U.S. Vision's Canadian stores. These factors are projected to combine to produce comparable store sales growth of 3% during the year ended January 31, 2003, and 2% annually thereafter. Also, U.S. Vision plans to open a number of new stores over the next several years. The closure of 26 unprofitable stores during the year ended January 31, 2002 is projected to result in a 0.4% decline in sales in the fiscal year ended January 31, 2003 and five new store openings each year are projected to increase sales by less than 1% annually thereafter.

(2) Assumes that gross margins remain steady at the historical rate of approximately 70%.

(3) Operating expenses are expected to decline as a percentage of sales as U.S. Vision has recently taken significant steps to reduce operating costs. Twenty-six unprofitable stores were closed during the fiscal year ended January 31, 2002, staffing reductions were made, the advertising budget was reduced, commission rates were cut, and a number of other cost saving programs were implemented.

(4) Assumes 27-day turnover of accounts receivable, which is consistent with operating results over recent periods.

(5) Assumes annual turnover of inventory of two times, which is consistent with operating results over recent periods.

(6) Assumes 40-day turnover of accounts payable, which is consistent with operating results over recent periods.

(7) Projected capital expenditures include capital requirements for planned new stores, remodeling of some existing stores, and maintenance capital expenditures for existing stores.

(8) Per Statements of Financial Accounting Standards (SFAS) 141 and 142, U.S. Vision may incur an impairment charge for the Company's goodwill if the estimated fair value of a reporting unit, including the goodwill, is less than its carrying amount. The Company performed the first step of a two-step goodwill impairment test, as prescribed in SFAS 142, during the fiscal quarter ended July 31, 2002. The first step of the goodwill impairment test is a screen for potential impairment, while the second step measures the amount of impairment, if any. The Company has not yet determined what the effect of this test will be on the earnings and financial position of the Company. Any impairment loss resulting from this goodwill transitional impairment test will be reflected as a cumulative effect of a change in accounting principle for the three months ended April 30, 2002, regardless of the interim period in which the measurement of the loss is completed. To be conservative, the Company's projections assume that the full amount of goodwill is written down.

     The preparation of an opinion as to the fairness of the merger consideration, from a financial point of view, involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances; therefore, the opinion is not easily summarized. Furthermore, in arriving at its opinion, Commerce Capital Markets did not attribute any particular weight to the analysis of factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Commerce Capital Markets believes that its analyses must be considered as a whole and that considering any portions of its analyses or any of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the fairness opinion. In its analysis, Commerce Capital Markets made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

     In delivering its oral opinion on April 23, 2002 to the Special Committee, Commerce Capital Markets prepared and delivered to the Special Committee written materials containing various analyses and other information material to the opinion. The following is a summary of those analyses. The summary includes information in a tabular format. In order to fully understand the financial analyses used by Commerce Capital Markets, these tables must be read together with the textual summary of each analysis. The tables alone do not constitute a complete summary of the analyses. The order in which the analyses are presented below should not be taken as any indication of the relative weight given to the analyses by Commerce Capital Markets in rendering its opinion.

     In connection with rendering its opinion, Commerce Capital Markets performed certain financial and comparative analyses. Commerce Capital Markets considered several methods to evaluate the fairness of the merger consideration per share. These methods included: (a) comparable public company analysis; (b) comparable transaction analysis; (c) discounted cash flow analysis; and (d) stock premium analysis. Commerce Capital Markets also considered the trading history of our common stock.


THE MARKET FOR U.S. VISION'S COMMON STOCK


     Commerce Capital Markets reviewed the trading history of our common stock. Commerce Capital Markets presented the following data for our common stock:


Closing stock price as of April 19, 2002....................  $3.25
Highest trading price.......................................  $13.38 on May 21, 1998
Lowest trading price........................................  $1.50 on May 19, 2000
52 week average price as of April 19, 2002..................  $3.13
52 week average daily trading volume through April 19,
  2002......................................................  5,441 shares

AGGREGATE SHARES TRADED APRIL 19, 2001 - APRIL 19, 2002:


PRICES                                                        VOLUME
------                                                        -------
$1.75-2.00..................................................  136,500
$2.00-2.25..................................................  133,800
$2.25-2.50..................................................  107,400
$2.50-2.75..................................................  229,100
$2.75-3.00..................................................   38,200
$3.00-3.25..................................................  106,100
$3.25-3.50..................................................  236,300
$3.50-3.75..................................................   42,000
$3.75-4.00..................................................  251,800
$4.00-4.25..................................................    7,000


     Premiums Paid Analysis. Commerce Capital Markets analyzed the implied premium paid in selected transactions relative to public market pre-announcement trading prices for the following two groups of transactions:


     - Five transactions completed since 1998 in which the target company was in the optical industry; and

     - 46 selected transactions completed since January 1, 2000 in which the target was a public company, the targets' principal industry was classified as either the retail or wholesale trade industry sectors as defined by Securities Data Corporation, and the targets' market capitalization was between $10 million and $200 million.

     The premiums paid analysis measures the implied premium paid for a company's stock relative to the public market pre-announcement trading prices. Premiums are paid for companies primarily for the control value of a company, potential synergies with a new partners, and potential benefits from a change in capital structure. The range of premiums paid in selected transactions are compared to the premium to be paid in the merger, as calculated at various dates.

     Commerce Capital Markets presented the following premium data associated with the applicable transaction groups relative to the public market pre-announcement trading prices at each of one day, one week and one month prior to announcement of such transactions and compared those premiums to the implied premium paid in the merger, based on our common stock closing prices of $3.42 on April 22, 2002 (one day prior to the date on which the fairness opinion was rendered), $3.25 on April 16, 2002 (one week prior to the date on which the fairness opinion was rendered), and $3.00 on March 25, 2002 (one month prior to the date on which the fairness opinion was rendered):


OPTICAL TRANSACTIONS:


                                                                PREMIUM (%) PRIOR TO
                                                                    ANNOUNCEMENT
                                                              ------------------------
                                                              1 DAY   1 WEEK   1 MONTH
                                                              -----   ------   -------
High........................................................  38.35%  66.32%    75.00%
Low.........................................................   7.12   15.07     15.00
Median......................................................  13.51   22.43     54.21

NON-OPTICAL TRANSACTIONS:



                                                              PREMIUM (%) PRIOR TO
                                                                  ANNOUNCEMENT
                                                            -------------------------
                                                            1 DAY    1 WEEK   1 MONTH
                                                            ------   ------   -------
High......................................................  540.00%  540.00%  336.36%
Low.......................................................  -35.29   -46.67   -62.79
Median....................................................   33.09    43.22    45.23



                                                                IMPLIED U.S. VISION
                                                              EQUITY VALUE PER SHARE
                                                             -------------------------
IMPLIED VALUATION RANGE                                      1 DAY    1 WEEK   1 MONTH
-----------------------                                      ------   ------   -------
Optical Transactions
  High....................................................   $ 4.73   $ 5.41   $ 5.25
  Low.....................................................   $ 3.66   $ 3.74   $ 3.45
  Median..................................................   $ 3.88   $ 3.98   $ 4.63
Non-Optical Transactions
  High....................................................   $21.89   $20.80   $13.09
  Low.....................................................   $ 2.21   $ 1.73   $ 1.12
  Median..................................................   $ 4.55   $ 4.65   $ 4.36



     The implied U.S. Vision equity values shown above reflect that the $4.25 per share cash merger consideration is within the range of implied equity values in each of the categories presented above for optical and non-optical industry transactions deemed comparable by Commerce Capital Markets.


COMPARABLE COMPANY ANALYSIS

     Using publicly available information, Commerce Capital Markets compared our operating performance and capitalization with corresponding data and ratios for certain publicly traded companies that Commerce Capital Markets deemed comparable to us. Commerce Capital Markets identified seven public optical related companies that could be comparable to us, but Commerce Capital Markets deemed the financial data for six of those companies was not meaningful for one or more of the following reasons: (i) the stock price was less than $1.00 per share; (ii) the company was under (or had just emerged from) bankruptcy protection; (iii) the market capitalization was greater than $1 billion; and/or
(iv) the company was not profitable and its financial results did not generate meaningful comparable data. Commerce Capital Markets also identified three public retailer companies that, like U.S. Vision, utilize the "store-within-a-store" concept that could be comparable to us. Companies that utilize the "store-within-a-store" concept operate within larger "host" stores, typically department stores. Retail locations are generally operated under a lease or license arrangement through which the host store collects the sales receipts, retains an agreed upon percentage of sales and remits the remainder on a weekly or a monthly basis. Commerce Capital Markets noted that none of the companies it reviewed is identical in all respects to us and that, consequently, the analysis of these companies necessarily involves complex considerations and judgments concerning differences and other factors that affect the market values of these companies. Accordingly, Commerce Capital Markets selected the following four companies it deemed comparable to us:

     Cole National Corporation
     CPI Corp.
     Finlay Enterprises, Inc.
     Footstar, Inc.

     Based on the comparable companies' share prices and shares outstanding as of April 19, 2002, historical financial information, and research analysts' consensus earnings per share estimates for these companies, Commerce Capital Markets calculated valuation multiples for the comparable companies equal to the quotient of their respective valuation data. Among the multiples calculated and reviewed were (i) the comparable companies' respective enterprise values, defined as market capitalization adjusted for debt and cash, as a multiple of their respective revenue, EBITDA (earnings before interest, taxes, depreciation and amortization), and EBIT (earnings before interest and taxes), and (ii) the comparable companies' respective equity values as a multiple of their respective historical and future earnings per share. The historical financial information used in connection with these multiples was based on the latest reported 12-month period (LTM) as derived from publicly available information. The following table summarizes selected data reviewed as part of Commerce Capital Markets' analysis.


                                                                           IMPLIED U.S. VISION
                                 RANGE OF MARGINS   RANGE OF MULTIPLES    EQUITY VALUE PER SHARE
                                  (LOW TO HIGH)      (LOW/MEDIAN/HIGH)      (LOW/MEDIAN/HIGH)
                                 ----------------   -------------------   ----------------------
LTM Revenue(1)(2)..............              NA       0.32x/0.44x/0.45x      $3.70/$5.75/$6.00
LTM EBITDA(2)(3)...............   5.8% to 12.7%       3.50x/5.29x/6.49x      $0.93/$2.31/$3.23
LTM EBIT(2)(3)(4)..............    3.1% to 6.2%      6.86x/8.42x/14.28x               NM/NM/NM
LTM P/E(3)(4)..................    0.5% to 1.9%     7.07x/36.07x/53.37x               NM/NM/NM
P/E Estimate(1)(5)(6)..........              NA     5.53x/11.89x/24.64x     $2.91/$6.26/$12.97
P/E Estimate
  (proforma)(1)(5)(7)..........              NA     5.53x/11.89x/24.64x      $1.76/$3.79/$7.86


---------------

(1) NA indicates not applicable or not available.

(2) Revenue, EBITDA and EBIT multiples are enterprise value multiples. Implied equity values were calculated by subtracting net debt of $13.8 million as of April 17, 2002 from the implied enterprise values.

(3) U.S. Vision's EBITDA, EBIT and net income margins were 4.5%, 0.6% and (0.0)%, respectively, as of January 31, 2002.

(4) NM indicates negative implied equity values.

(5) Excludes the effect of changes in accounting principles (per FASB 141 and 142, U.S. Vision anticipates that it will write down $6.0 million of goodwill during the fiscal year).

(6) Calculated utilizing a projected effective tax rate of 1% due to net operating loss (NOL) carryforwards available to U.S. Vision.

(7) Calculated utilizing a proforma marginal tax rate of 40% for U.S. Vision.

     The implied U.S. Vision equity values shown above reflect that the $4.25 per share merger consideration is within or above the range of implied equity values in each of the categories presented above for companies deemed comparable by Commerce Capital Markets.

COMPARABLE TRANSACTION ANALYSIS

     Commerce Capital Markets reviewed publicly available information for comparable mergers and acquisitions that occurred during the past three years in industries similar to U.S. Vision's. Commerce Capital Markets identified nine transactions completed between January 1999 and March 2001 in the optical and "store-within-a-store" retailing industry. The selected comparable transactions included:


ACQUIROR                           TARGET
--------                           ------
Sight Resource Corp.               Eyeshop.com
Luxottica Group SpA                Sunglass Hut International
Marcolin SpA                       Creative Optics, Inc.
Bushnell Sports Optics             Serengeti Eyewear, Inc.
Finlay Enterprises, Inc.           J.B. Rudolph
Worldwide Sports & Recreation      Bolle, Inc.
Signature Eyewear, Inc.            California Design Studios
Sight Resource Corp.               Kent Optical Company
Sight Resource Corp.               Shawnee Optical, Inc.

     Commerce Capital Markets calculated valuation multiples for the target companies in the comparable transactions equal to the quotient of their respective valuation data. Among the multiples calculated and reviewed were the comparable companies' respective enterprise values as a multiple of their respective LTM revenue, LTM EBITDA, and LTM EBIT. The historical financial information used in connection with these multiples was based on the latest reported 12-month period (LTM) as derived from publicly available information. The following table summarizes selected data reviewed as part of Commerce Capital Markets' analysis.


                                                                      IMPLIED U.S. VISION
                                                                             EQUITY
                                             RANGE OF MULTIPLES         VALUE PER SHARE
                                              (LOW/MEDIAN/HIGH)        (LOW/MEDIAN/HIGH)
                                             -------------------   --------------------------
LTM Revenue(1)(2)..........................    0.04x/0.57x/1.23x        NM/$8.10/$19.43
LTM EBITDA(1)(2)...........................   1.74x/8.57x/14.44x         NM/$4.83/$9.35
LTM EBIT(1)(2).............................  5.85x/14.02x/18.26x            NM/NM/$0.09


---------------

(1) Revenue, EBITDA and EBIT multiples are enterprise value multiples. Implied equity values were calculated by subtracting U.S. Vision's net debt of $13.8 million as of April 17, 2002 from the implied enterprise values.

(2) NM indicates negative implied equity values.

     The implied U.S. Vision equity values shown above reflect that the $4.25 per share merger consideration is within or above the range of implied equity values in each of the categories presented above for transactions deemed comparable by Commerce Capital Markets.

DISCOUNTED CASH FLOW ANALYSIS

     Commerce Capital Markets prepared a discounted cash flow analysis of the future unleveraged free cash flows our operations could be expected to generate using the projections for the fiscal years ended January 31, 2003 through January 31, 2007 prepared and provided by our management. Commerce Capital Markets assumed terminal value multiples ranging from 4.0x to 6.0x EBITDA in fiscal year 2007. The exit multiple range selected by Commerce Capital Markets was based on then current industry EBITDA multiples. The estimated future unleveraged cash flows and the terminal values were discounted to present values using a range of discount rates from between 16.0% and 20.0%. The discount rate range selected by Commerce Capital Markets was based on an estimate of the weighted average cost of capital for micro capitalization stocks, adjusted for considerations specific to us. The most critical assumption in this estimate was determining the equity risk premium component of the discount rate. The equity risk premium was calculated by adding (i) the 7.4% difference between historical stock returns of the S&P 500 and long-term government bond income returns from 1926 through 2001, and (ii) the 3.3% difference between historical stock returns of micro capitalization stocks and the S&P from 1926 through 2001. After subtracting the present value of payments due to debtholders, Commerce Capital Markets' analysis produced implied equity value per share prices ranging from $3.06 to $5.42. Based upon a mid-point analysis using an EBITDA multiple of 5.0x and a midpoint discount rate of 18.0%, the implied equity value per share of our common stock was $4.16. Commerce Capital Markets noted that the merger consideration of $4.25 was within the indicated range of the discounted cash flow analysis.

SUMMARY


     Pursuant to the terms of the merger agreement, holders of our common stock, other than the Affiliated Stockholders, are to receive $4.25 per share. Based on the above analyses, and other factors considered, and subject to the assumptions Commerce Capital Markets made and the limitations on its review, Commerce Capital Markets was of the opinion that, as of April 23, 2002 and as of the date of this Proxy Statement, the $4.25 per share to be paid to the stockholders of U.S. Vision, other than the Affiliated Stockholders, in the merger was and is fair, from a financial point of view, to those stockholders.

     A copy of the written report presented by Commerce Capital Markets as to the fairness of the consideration to be received in the merger, as well as other information, is included as exhibits to a Rule 13e-3 Transaction Statement on
Schedule 13E-3 filed by the Company, Kayak Acquisition and the Affiliated Stockholders with the SEC. These materials may be obtained as described under "Available Information" on page 63.


     Pursuant to the terms of the engagement between Commerce Capital Markets and us, in consideration for the financial advisory services and fairness opinion Commerce Capital Markets provided in connection with the business combination, we have agreed to pay Commerce Capital Markets a fee equal to 1.5% of the aggregate consideration paid in the merger, or approximately $450,000. To date, we have paid Commerce Capital Markets $100,000 upon commencement of the engagement and $150,000 upon delivery of the fairness opinion. The remainder of the fee will be paid upon closing of the merger. In addition, we have agreed to reimburse Commerce Capital Markets for its out-of-pocket expenses, and to indemnify Commerce Capital Markets and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Commerce Capital Markets or any of its affiliates, against certain liabilities and expenses or to contribute to payments any of them may be required to make, relating to or arising out of the services Commerce Capital Markets provided as financial advisor to us. We negotiated the terms of Commerce Capital Markets' fee arrangement at arm's length and Commerce Capital Markets and we believe that these fees are customary in transactions of this nature.


INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS


     In considering the recommendation of the Board, you should be aware that certain officers and directors of the Company and Commerce Capital Markets have relationships or interests in the merger and the transactions contemplated thereby, including those referred to below, that are different from the interests of other stockholders and that may present actual or potential conflicts of interest. The Special Committee and Board were aware of these potential and actual conflicts of interest and considered them in evaluating the proposed merger.


     Stock Ownership in Kayak Acquisition. Kayak Acquisition is owned by the following individuals: George E. Norcross, III, one of our directors and a significant stockholder of U.S. Vision, Joseph J. Roberts, Jr., one of our directors and a stockholder of U.S. Vision, Philip A. Norcross, a stockholder of U.S. Vision and the brother of George E. Norcross, III, and William A. Schwartz, Jr., our Chairman of the Board, President, Chief Executive Officer and a stockholder of U.S. Vision. The following table sets forth the ownership interests and positions held by each of the officers, directors and stockholders of Kayak Acquisition as of the date of this Proxy Statement:



                                                            NUMBER OF SHARES    PERCENTAGE OF
NAME                                  POSITIONS            BENEFICIALLY OWNED    OUTSTANDING
----                         ---------------------------   ------------------   -------------
George E. Norcross, III      Director, President and              550               55%
                             Chairman of the Board
Philip A. Norcross           Director, Vice President,            150               15%
                             Secretary and Treasurer
Joseph J. Roberts, Jr.       Director, Vice President             150               15%
William A. Schwartz, Jr.     Director, Vice President             150               15%



     Stock Ownership in U.S. Vision. As of the close of business on September 24, 2002, fixed by the Board as the record date for the determination of stockholders of the Company entitled to notice of, and to vote at, the Company's special meeting to be held on October 30, 2002 at 9:00 a.m. and any adjournments or postponements thereof, there were 7,802,942 shares of the Company's common stock outstanding. Each share of common stock entitles the holders thereof to one vote on the merger agreement.



     The following table sets forth information concerning the shares of U.S. Vision common stock beneficially owned as of September 24, 2002 by each of the Affiliated Stockholders and anticipated beneficial ownership of U.S. Vision common stock by the Affiliated Stockholders following the merger. None of the

Affiliated Stockholders will receive the consideration of $4.25 per share for their shares of the Company's common stock.


                                               BENEFICIALLY OWNED     BENEFICIALLY OWNED
                                               PRIOR TO MERGER(1)       POST MERGER(2)
                                               -------------------   --------------------
NAME OF BENEFICIAL OWNER(3)                     NUMBER     PERCENT     NUMBER     PERCENT
---------------------------                    ---------   -------   ----------   -------
Norcross-Roberts Group(4)....................  2,118,264    27.15%    5,560,860    86.5%
William A. Schwartz, Jr......................    288,925      3.6%      637,081     9.9%
George T. Gorman.............................     80,665        *        78,500     1.2%
Gayle E. Schmidt.............................     76,050        *       157,000     2.4%


---------------


 *  Less than 1%.


(1) Includes options to purchase shares of U.S. Vision common stock exercisable within 60 days.

(2) The post merger holdings do not include options. The payment of outstanding pre-merger option amounts, which would be due to the option holder pursuant to the transaction, are being deferred without interest or security by the Affiliated Stockholders who are option holders. In addition, the post-merger amount of shares and corresponding percentages are subject to change depending on the ultimate financing arrangements for the transaction.

(3) Beneficial ownership is determined in accordance with the rules of the SEC and generally included voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole and investment power with respect to all shares of common stock shown as beneficially owned by them.

(4) Members of the Norcross-Roberts Group include George E. Norcross, III, one of our directors and a significant stockholder of U.S. Vision, Joseph J, Roberts, Jr., one of our directors and a stockholder of U.S. Vision, and Sandra T. Norcross, wife of George E. Norcross, III, Philip A. Norcross, brother of George E. Norcross, III, and Indiana Pacific Capital Trust, each a stockholder of U.S. Vision.

     As of the record date, there were an aggregate of 1,548,420 options to purchase common stock granted by the Company outstanding under the Company's common stock option plans, of which 385,450 were held by directors and executive officers of the Company. Immediately prior to the merger becoming effective, all outstanding stock options whether or not then exercisable, shall (A) become fully vested and exercisable as of immediately prior to the effective time of the merger, and (B) entitle the holder, without payment of the exercise price for the shares subject to such option, to receive in cash, without interest, from U.S. Vision, an amount determined by multiplying (i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such stock options by (ii) the total number of shares of common stock subject to such stock options. Each such stock option will be cancelled as of the effective time of the merger if such option is not exercised immediately prior to the effective time of the merger. Each option that is held by the Affiliated Stockholders, will be canceled as of the effective time of the merger, in consideration for the Affiliated Stockholders receiving deferred, non-interest bearing, unsecured cash payments to be paid by U.S. Vision on the fifth anniversary of the effective time of the merger. The aggregate amount of the deferred cash payments will be determined by multiplying (i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such stock options by (ii) the total number of shares of common stock subject to such stock options.

     As of the record date, there were an aggregate of 105,500 warrants to purchase common stock granted by the Company outstanding, all of which were held by directors of the Company. Each outstanding warrant granted by U.S. Vision shall be cancelled at the effective time of the merger in consideration of payment to the holder thereof, in cash, without interest, from U.S. Vision, an amount determined by multiplying (i) the excess of, if any, of $4.25 over the applicable exercise price per share of common stock subject to such warrant by
(ii) the total number of shares of common stock subject to such warrant. No warrants were held by the Affiliated Stockholders.

                                                              MERGER CONSIDERATION
                                                              --------------------
AFFILIATED STOCKHOLDERS
William A. Schwartz, Jr. ...................................      $1,035,919(1)
Gayle Schmidt...............................................      $   95,063(2)
George Gorman...............................................      $  100,831(2)

DIRECTORS
Dennis J. Shaughnessy and J. Roger Sullivan, Jr.............      $8,191,309(3)
Richard K. McDonald.........................................      $5,230,764(4)
G. Kenneth Macrae...........................................      $     37,675
Peter M. Troup..............................................      $     54,593


---------------


(1) Represents: (a) the actual cash amount of a deferred, non-interest bearing, unsecured payment to be paid by U.S. Vision to Mr. Schwartz on the fifth anniversary of the effective time of the merger, in return for the cancellation of the options held by Mr. Schwartz that will be cancelled at the effective time of the merger. This amount is determined by multiplying
    (i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such stock options by (ii) the total number of shares of common stock subject to such stock options; and (b) the actual cash amount of a deferred, non-interest bearing, unsecured payment of $750,000 to be paid by U.S. Vision to Mr. Schwartz on the fifth anniversary of the effective time of the merger in lieu of the $750,000 change in control fee he would otherwise be entitled to receive under the terms of his employment agreement.


(2) Represents the actual cash amount of deferred, non-interest bearing, unsecured payments to be paid by U.S. Vision to Ms. Schmidt and Mr. Gorman on the fifth anniversary of the effective time of the merger, in return for the cancellation of the options held by Ms. Schmidt and Mr. Gorman that will be cancelled at the effective time of the merger. These amounts are determined by multiplying (i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such stock options by (ii) the total number of shares of common stock subject to such stock options.

(3) Messrs. Shaughnessy and Sullivan serve as directors or officers of Grotech Capital Group, Inc., the general partner of Grotech Partners III, L.P., Grotech III Companion Fund, L.P. and Grotech III Pennsylvania Fund, L.P., each a limited partnership. They also serve as directors or officers of Grotech Capital Group IV, LLC, the general partner of Grotech Partners IV, L.P. Each of these entities, or its respective general partner, own shares of U.S. Vision common stock that are being cashed out in this merger. Messrs. Shaughnessy and Sullivan disclaim beneficial ownership of these shares for all purposes.

(4) Mr. McDonald serves as a director or officer of the respective general partners of M&M General Partnership and Constitution Partners I, L.P., each a limited partnership. These entities own U.S. Vision common stock and are being cashed out in this merger. Mr. McDonald disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.


     Directors and Officers of the Surviving Corporation. Following consummation of the merger, Messrs. George E. Norcross, III, Philip A. Norcross, Joseph J. Roberts, Jr., and William A. Schwartz, Jr. will serve on the Board of Directors of U.S. Vision and will constitute the entire U.S. Vision Board. In addition, Mr. George E. Norcross, III will serve as the Chairman of the Board of U.S. Vision, Mr. Schwartz will serve as President of U.S. Vision, Mr. Philip A. Norcross will serve as Vice President, Secretary and Treasurer of U.S. Vision, and Mr. Joseph A. Roberts, Jr. will serve as Vice President of U.S. Vision.


     Tax Consequences of Affiliated Stockholders. The Affiliated Stockholders will not recognize a gain or loss in this transaction with respect to the shares of U.S. Vision common stock owned by the Affiliated Stockholders. The Affiliated Stockholders will be treated the same as if they each exchanged their shares of Company common stock for new shares of Company common stock. See "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

     Employment Agreement. Under the terms of Mr. Schwartz's employment agreement with the Company, if all or substantially all of the assets of the Company are sold, or a merger or sale of all or substantially all of the Company's stock occurs while Mr. Schwartz is employed by the Company, he will be entitled to receive a bonus payment of $750,000. In lieu of a cash bonus payment from U.S. Vision in the amount of $750,000, Mr. Schwartz will receive a deferred, non-interest bearing, unsecured cash payment to be paid by U.S. Vision on the fifth anniversary of the effective time of the merger, in the amount of $750,000 if the merger is consummated. See "RELATED AGREEMENTS -- Employment Agreements."


     Amended Employment Agreement and Stock Option Agreements. The Company will enter into an amended employment agreement with Mr. Schwartz, as well as amended stock option agreements with Mr. Schwartz, Ms. Schmidt and Mr. Gorman prior to the effective time of the merger. The amended employment agreement with Mr. Schwartz will provide that he will receive a deferred, non-interest bearing, unsecured cash payment to be paid by U.S. Vision on the fifth anniversary of the effective time of the merger in the amount of $750,000 in lieu of receiving, at the effective time of the merger, a $750,000 change in control fee owed to Mr. Schwartz pursuant to his employment agreement. The amended stock option agreement with Mr. Schwartz will provide that he will receive a deferred, non-interest bearing, unsecured cash payment to be paid by U.S. Vision on the fifth anniversary of the effective time of the merger in the amount of $285,919 in return for the cancellation of his options at the effective time of the merger. The amended stock option agreement with Ms. Schmidt will provide that she will receive a deferred, non-interest bearing, unsecured cash payment to be paid by U.S. Vision on the fifth anniversary of the effective time of the merger in the amount of $95,063, in return for the cancellation of her options at the effective time of the merger. The amended stock option agreement with Mr. Gorman will provide that he will receive a deferred, non-interest bearing, unsecured cash payment to be paid by U.S. Vision on the fifth anniversary of the effective time of the merger in the amount of $100,831, in return for the cancellation of his options at the effective time of the merger. The amount of the deferred, non-interest bearing, unsecured cash payments to be received by Mr. Schwartz, Ms. Schmidt and Mr. Gorman for their cancelled options was determined by multiplying (a) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such stock options by (b) the total number of shares of common stock subject to such stock options.


     Commerce Capital Markets' Conflicts of Interest. Commerce Capital Markets is a wholly-owned subsidiary of Commerce Bancorp, Inc. Two members of the board of directors of Commerce Bancorp, Inc. are affiliated with U.S. Vision and Kayak Acquisition. In addition to serving as members of the board of directors of Commerce Bancorp, Inc., George E. Norcross, III is a director and significant stockholder of U.S. Vision, and also a director, stockholder and the President and Chairman of Kayak Acquisition, and William A. Schwartz, Jr., is Chairman of the Board, President and Chief Executive Officer of U.S. Vision and also Vice President, director and a stockholder of Kayak Acquisition. William A. Schwartz, Jr., is also a director of Commerce Bank/Pennsylvania, N.A. and Commerce Bank/Shore, N.A. George E. Norcross, III is the Chairman and Chief Executive Officer of Commerce National Insurance Services, Inc., a wholly owned non-bank subsidiary of Commerce Bancorp, Inc. Commerce National Insurance Services, Inc. provides insurance brokerage services to the Company, for which it receives customary fees. Philip A. Norcross, one of the Affiliated Stockholders and the brother of George E. Norcross, III, is the managing stockholder and chief executive officer of the New Jersey law firm of Parker McCay & Criscuolo P.A. Robert C. Beck, a director of Commerce Bancorp, Inc., is also an attorney at Parker McCay & Criscuolo P.A. Parker McCay & Criscuolo P.A. provides substantial legal services to certain subsidiaries of Commerce Bancorp, Inc., including Commerce Bank, N.A. and Commerce Capital Markets, Inc., for which the firm receives customary fees.


     Commerce Bank, N.A. and the Company were parties to a Loan and Security Agreement, dated as of December 19, 1996, and a revolving line of credit. Commerce Bank, N.A. currently provides the Company with a $20.0 million revolving line of credit facility. The revolving line of credit facility bears interest at the lower of the prime rate published in the Wall Street Journal or the 90 day rate for the United States Treasury Bills plus 250 basis points. The applicable rate was 4.23% as of July 31, 2002. This facility matures in July 2003. As of July 31, 2002, the Company had $9.1 million outstanding under its revolving line of credit and $10.9 million of availability. The loan agreement prohibits the payment of dividends to stockholders and the Company must maintain certain financial ratios including a specified net worth level, current ratio, and a fixed charge ratio. As of April 30, 2002, the Company was in compliance with all the financial covenants. The Company also has commitments from Commerce BankLease, a unit of Commerce Bank, N.A. for a $2,000,000 five-year equipment lease financing facility. As of July 31, 2002, the Company had approximately $700,000 available under this facility. In addition, Commerce Bank, N.A. will provide $15 million to help consummate the merger, from a new senior term note with a five year term secured by all of the assets of the Company, and bearing interest at the rate of 9% per annum. The Company and Commerce Bank, N.A. will also enter into a new $17.5 million line of credit, due in 2005 and bearing an interest in the lower of (i) the prime rate reported by the Wall Street Journal plus 150 basis points or (ii) LIBOR plus 375 basis points, but in no event less than 5.5% per annum.


EFFECTS OF THE MERGER

     Certificate of Incorporation and Bylaws of the Surviving
Corporation. Pursuant to the merger agreement, the certificate of incorporation and bylaws of Kayak Acquisition in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of the surviving corporation; provided that, at the effective time, Article I of the Certificate of Incorporation of Kayak Acquisition shall be amended to reflect that the name of the Company shall be U.S. Vision, Inc. See "THE MERGER AGREEMENT -- The Merger; Governance of the Surviving Corporation."


     Registration Under the Exchange Act. The Company's shares of common stock are currently registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the SEC and comply with the Exchange Act's proxy rules in connection with meetings of the Company's stockholders. Upon consummation of the merger, the Company intends to file with the SEC a certification to the effect that there are fewer than 300 holders of record and therefore would cease to be registered under the Exchange Act.


     Market for the Shares. The Company's shares of common stock are currently listed and traded on the Nasdaq National Market under the symbol "USVI." Upon consummation of the merger, the Company will no longer meet the criteria for continued listing on the Nasdaq National Market or trading on any other securities market and will accordingly be delisted.

     Continued Interest in the Company. Although the Company will continue its operations following completion of the merger, the stockholders of the Company, other than the Affiliated Stockholders, will no longer have an equity interest in the Company. Under Delaware law, stockholders of the Company who do not vote for adoption of the merger agreement and who comply with the requirements of Delaware law may elect to receive, in cash, the judicially determined fair market value of their shares of common stock in lieu of the merger consideration of $4.25 per share. Following the merger, we anticipate that the Affiliated Stockholders will own substantially all of U.S. Vision, subject to change based on the ultimate financing arrangements for the transaction.


     As of September 24, 2002 the Affiliated Stockholders beneficially owned an aggregate of approximately 27.9% of the outstanding common stock of the Company. On July 31, 2002, the net book value of the Company was $48,748,000. The Affiliated Stockholders' ownership percentage of that equity on July 31, 2002 was approximately $14,478,156. Upon the consummation of the merger, the Affiliated Stockholders' will beneficially own substantially all of the outstanding common stock of the Company. However, the equity value of the Company will decrease by the costs of the merger, with such costs including the payment of the merger consideration. Assuming all else remained constant, if the merger had occurred on July 31, 2002, the equity value of the Company would have been reduced to approximately $22,383,050, and substantially all of that would have been owned by the Affiliated Stockholders. As a result, these stockholders are able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, as well as the declaration and payment of dividends. Following the merger, we anticipate that the Affiliated Stockholders will own substantially all of U.S. Vision, subject to change based on the ultimate financing arrangements for the transaction.



     As of the date of this Proxy Statement, the Affiliated Stockholders, who include all the stockholders of Kayak, have a total net worth in excess of $25,000,000 and beneficially own more than $25,000,000 in publicly traded securities, in addition to the stock of U.S. Vision they own as disclosed elsewhere in this Proxy Statement. The total net worth of the Affiliated Stockholders takes into account (a) the fair market value of each stockholder's assets, a material portion of which are not readily marketable because they either consist of real estate holdings or publicly traded securities that may be subject to legal or practical limitations affecting how quickly they could be sold and (b) the amount of each stockholder's outstanding liabilities. Because no Affiliated Stockholder has any material contingent liabilities, none were included in the determination of the total net worth of the Affiliated Stockholders. While no Affiliated Stockholder is obligated to provide financing to Kayak to complete the merger, each of the Affiliated Stockholders reserves the right (but has not undertaken any obligation) to provide Kayak with any portion of the financing necessary to complete the merger.


     The following table sets forth the amount and percentage of our net income
(loss) for the fiscal year ended January 31, 2002 and the six month period ended July 31, 2002 that may be considered attributable to the Affiliated Stockholders based on their anticipated beneficial ownership of U.S. Vision common stock after consummation of the merger:


                                                            NET INCOME (LOSS)
                                            --------------------------------------------------
                                            FOR THE FISCAL YEAR ENDED     FOR THE SIX MONTHS
                                                 JANUARY 31, 2002         ENDED JULY 31, 2002
                                            --------------------------   ---------------------
                                              AMOUNT       PERCENTAGE     AMOUNT    PERCENTAGE
                                            -----------   ------------   --------   ----------
AFFILIATED STOCKHOLDER(1)
Norcross-Roberts Group(2).................   $(303,911)       88.09%     $310,958      88.09%
William A. Schwartz, Jr. .................     (30,740)        8.91%       31,452       8.91%
George T. Gorman..........................      (3,450)        1.00%        3,530       1.00%
Gayle E. Schmidt..........................      (6,900)        2.00%        7,060       2.00%


---------------

(1) The amounts and percentages are subject to change depending on the ultimate financing arrangements for the transaction.

(2) Members of the Norcross-Roberts Group include George E. Norcross, III, one of our directors and a significant stockholder of U.S. Vision, Joseph J. Roberts, Jr., one of our directors and a significant stockholder of U.S. Vision, and Sandra T. Norcross, wife of George E. Norcross, III, Philip A. Norcross, brother of George E. Norcross, III, and Indiana Pacific Capital Trust, each a stockholder of U.S. Vision.


CONDUCT OF THE BUSINESS OF THE COMPANY IF THE MERGER IS NOT CONSUMMATED


     The Board has made no determination as to the direction of the Company should the merger not be consummated. The Board currently expects that the Company's present management will continue to operate the Company's business substantially as presently operated prior to the consummation of the merger. However, even if the merger is not consummated, management and the Board intend, from time to time, to evaluate and review the Company's businesses, operations, management and other personnel, corporate structure, and capitalization, and make such changes as are deemed appropriate and to continue to explore opportunities to expand and enhance the Company's business.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary that describes the material United States federal income tax consequences of the merger for the Company, Kayak Acquisition, the Affiliated Stockholders and the stockholders of the Company, other than the Affiliated Stockholders (for this subsection only, a "Stockholder") under provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), and existing regulations and administrative and judicial interpretations thereunder in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. As to Stockholders and Affiliated Stockholders, this discussion applies only to stockholders who hold shares of common stock as capital assets within the meaning of Section 1221 of the Code. In addition, the discussion does not apply to any Stockholder who, after the merger will own (or be deemed to own under Section 318 of the Code) any shares of capital stock of the Company; any Stockholder or Affiliated Stockholder who is not a United States person within the meaning of Section 7701(a)(30) of the Code; any Stockholder or Affiliated Stockholder who acquired shares in a compensatory transaction, including upon the exercise of an option; any Stockholder or Affiliated Stockholder who holds shares as part of a hedging or conversion transaction, straddle or other risk reduction transaction; and any other category of stockholder who is subject to special tax rules, such as financial institutions, insurance companies, broker-dealers and tax-exempt entities. In addition, the following discussion does not consider the effect of any state, local foreign or other tax laws.

     This summary addresses only shares held as capital assets immediately prior to the merger. It does not address all of the tax consequences that may be relevant to particular Stockholders or Affiliated Stockholders because of their personal circumstances or to special classes of Stockholders or Affiliated Stockholders such as financial institutions, broker-dealers, insurance companies, tax-exempt organizations, investment companies, persons who hold shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction, and foreign taxpayers. In addition, no information is provided in this summary with respect to the tax consequences of the merger either under applicable foreign, state, or local laws or to persons who acquired Company common stock under employee stock options or otherwise as compensation.

     ALL STOCKHOLDERS AND AFFILIATED STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH LAWS.

  MATERIAL TAX CONSEQUENCES TO STOCKHOLDERS

     If the merger is consummated, each Stockholder will be treated as having sold such Stockholder's shares in a taxable transaction. As a result, and subject to the discussion in the following paragraphs, each such Stockholder will recognize capital gain or loss in an amount equal to the difference between the merger consideration of $4.25 per share and the Stockholder's adjusted tax basis in such shares. Any such capital gain or loss will be long-term capital gain or loss if the Stockholder has held the shares for more than one year at the effective time even though the merger consideration is not paid to the Stockholder at the effective time. There are certain limitations on the deductibility of capital losses. Gain or loss must be determined separately for each block of the outstanding shares of common stock held by the Stockholders (i.e., shares acquired at the same cost in a single transaction).

     To prevent backup withholding with respect to the merger consideration payable to a Stockholder, the Stockholder must either (i) establish an exemption from backup withholding (e.g., because it is a corporation) or (ii) provide its taxpayer identification number to the Paying Agent, certify that the stockholder is not subject to backup withholding and otherwise comply with the backup withholding rules under the Code. Backup withholding is not an additional tax; rather, any amount so withheld is credited against the Stockholder's federal income tax liability.

     Certain penalties may apply to a failure to furnish correct information. Stockholders should consult with their tax advisors as to the qualifications for an exemption from withholding and the procedures for obtaining an exemption.

  MATERIAL TAX CONSEQUENCES TO AFFILIATED STOCKHOLDERS

     No gain or loss will be recognized by the Affiliated Stockholders with respect to their holdings of shares of U.S. Vision common stock. For federal income tax purposes, certain steps undertaken by the Affiliated Stockholders will be disregarded as transitory so that the Affiliated Stockholders will be treated merely as exchanging their shares of Company common stock for new shares of Company common stock. The aggregate tax basis that the Affiliated Stockholders will have in the new certificates of Company common stock that they will receive in the merger will be the same as the basis of the shares of Company common stock that they owned prior to the merger. The holding period of the shares of Company common stock received by the Affiliated Stockholders in the merger will include the period during which such stockholders held Company common stock prior to the merger.

  MATERIAL TAX CONSEQUENCES TO KAYAK ACQUISITION AND COMPANY


     No gain or loss will be recognized by Kayak Acquisition or the Company as a result of the merger. The merger of Kayak Acquisition into the Company, with the Stockholders receiving cash for their shares of Company common stock and the Affiliated Stockholders retaining their existing shares of Company common stock, will be disregarded as a merger for federal income tax purposes. Kayak Acquisition was formed solely to participate in an integrated transaction designed to reduce the number of Company Stockholders; it has engaged in no activities other than ones related to this transaction; and its existence will terminate in the course of the transaction. Therefore, the formation, transitory existence, and merger of Kayak Acquisition will be disregarded for federal income tax purposes, and the transaction will be treated as if the Stockholders received cash in redemption of their shares of Company common stock and the Affiliated Stockholders exchanged their old shares of Company common stock for new shares of Company common stock.

FEES AND EXPENSES

     Estimated fees and expenses (rounded to the nearest thousand dollars) incurred or to be incurred by the Company in connection with the merger are approximately as follows:


Legal, accounting and financial advisors' fees and
  expenses..................................................  $1,910,212
Securities and Exchange Commission filing fee...............  $    2,288
Printing and mailing expenses...............................  $   25,000
Miscellaneous...............................................  $   12,500
                                                              ----------
Total.......................................................  $1,950,000
                                                              ----------


     The merger agreement provides that except as discussed below, U.S. Vision, on the one hand, and Kayak Acquisition, on the other hand, will pay their own expenses. The fees and expenses to be borne by U.S. Vision will include those of financial advisors, accountants and counsel for U.S. Vision and the Special Committee, and fees and expenses for the preparation, printing, mailing and filing of documents used in connection with the merger.

     If the merger agreement is terminated due to the Company's accepting an unsolicited superior proposal, then the Company shall pay the legal fees of Kayak Acquisition in an amount not to exceed $250,000. See "THE MERGER AGREEMENT -- Termination."

     Neither the Company nor Kayak Acquisition will pay any fees or commissions to any broker or dealer or any other person for soliciting proxies pursuant to the merger. Brokers, banks, and other custodians, nominees and fiduciaries will, upon request, be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in forwarding proxy soliciting materials to the beneficial owners of shares.

ACCOUNTING TREATMENT

     For accounting and financial reporting purposes, the merger will be accounted for as a purchase.

FINANCING OF THE MERGER

     The table below summarizes the anticipated sources and uses of funds that Kayak Acquisition will need to secure and deploy in order to complete the merger. It is a condition to closing that Kayak Acquisition shall have received, or be entitled to receive, the financing for this transaction. Kayak Acquisition is in the process of negotiating the agreements for the financing of the transaction and such financing is not assured. Additionally, Kayak Acquisition does not have alternative financing plans in the event it is unable to secure definitive financing arrangements with its intended lenders. In view of the fact that the deferred, non-interest bearing, unsecured cash payments will not be paid by U.S. Vision to certain Affiliated Stockholders until five years following the closing of the merger, the payments are not part of this transaction and are not included in the table below. The Company intends to fund these obligations through its operating cash flow when such payments become due and payable.

Sources:
New senior term debt (agented by Commerce Bank)(1)..........  $15,000,000
Subordinated debt(2)........................................    2,364,483
B Vendor Debt(3)............................................    3,000,000
A Vendor Debt(3)............................................    6,000,000
                                                              -----------
  Total sources of funds....................................  $26,364,483
Uses:
Purchase of common stock(4).................................  $23,904,074
Cost of options and warrants held by non-Affiliated
  Stockholders(5)...........................................      510,409
Estimated transaction fees and expenses.....................    1,950,000
                                                              -----------
  Total uses of funds.......................................  $26,364,483


---------------

(1) These Funds will come from a new $15 million senior term note with a five year term, secured by all of the assets of the Company, and bearing interest at the rate of 9% per annum pursuant to a loan agreement to be entered into by the Company with Commerce Bank.


(2) Kayak Acquisition is in the process of negotiating definitive financing for this transaction. As a result, Kayak Acquisition has not made a final determination as to the attainment and allocation of funds.


(3) From advances in the form of extended commercial payment terms, or cash from vendors with whom the Company will commit to long-term exclusive purchase agreements following the closing.

(4) Represents the purchase of shares of U.S. Vision common stock held by non-Affiliated Stockholders for $4.25 per share.

(5) Represents the "in-the-money" value of options and warrants that must be paid in cash to the holders of such options and warrants at the closing.

     Kayak Acquisition is negotiating the terms of a credit agreement to be executed in connection with the $17,500,000 line of credit note and the $15,000,000 term loan from Commerce Bank. Further, the Company is negotiating terms of a financing agreement with its vendors to provide $6,000,000 in the form of a combination of cash and extended commercial payment terms. Kayak Acquisition does not have any commitments to provide financing from any alternative sources in the event it is not able to consummate the existing commitments from Commerce Bank and its vendors. Three members of the Company's senior management team will defer receipt of amounts otherwise due to them in the merger on a non-interest bearing, unsecured basis. These amounts are for the in-the-money-portion of their options. Those individuals are William Schwartz, the Company's President and Chief Executive Officer, Gayle Schmidt, the Company's Chief Operating Officer, and George Gorman, the Company's Executive Vice President of Retail. In addition, Mr. Schwartz will also defer payment of $750,000 on the same basis in lieu of the $750,000 cash bonus he is entitled to receive under the terms of his employment agreement. The line of credit and term loan agreements with Commerce Bank are expected to provide that all of the Company's assets be pledged as security for those loans, and will provide that the Company must maintain certain financial ratios including a specified net worth level, current ratio, and a fixed charge coverage ratio. No plans or arrangements have been made to refinance or repay the indebtedness incurred to finance the merger.

REGULATORY APPROVALS

     The Company does not believe that any material federal or state regulatory approvals, filings or notices are required by the Company in connection with the merger other than (i) filings required under the Exchange Act and (ii) filing of a certificate of merger with the Delaware Secretary of State. The Company believes that none of such filings would present an obstacle to the prompt completion of the merger.

RISKS THAT THE MERGER WILL NOT BE CONSUMMATED


     Consummation of the merger is subject to certain conditions, including adoption of the merger agreement by the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, other than the Affiliated Stockholders, whether in person or by proxy. In addition, the affirmative vote of the majority of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, including the Affiliated Stockholders, whether in person or by proxy, is required to adopt the merger agreement. Even if the requisite approvals by the stockholders is obtained, there can be no assurance that the merger will be consummated. See "THE MERGER AGREEMENT -- Conditions to the Merger."

     It is a condition to closing that Kayak Acquisition shall have received, or be entitled to receive, the financing for this transaction. Kayak Acquisition is in the process of negotiating the agreements for the financing of the transaction and such financing is not assured. Additionally, Kayak Acquisition does not have alternative financing plans in the event it is unable to secure definitive financing arrangements with its intended lenders.

APPRAISAL RIGHTS

     Record holders of the common stock are entitled to appraisal rights under
Section 262 of the Delaware General Corporation Law (the "DGCL") in connection with the merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 which is reprinted in its entirety as Annex C to this Proxy Statement. Except as set forth herein and in Annex C, holders of common stock will not be entitled to appraisal rights in connection with the merger.

     Under the DGCL, record holders of common stock who follow the procedures set forth in Section 262 and who have not voted in favor of the adoption of the merger agreement (including record holders who abstain from voting) will be entitled to have their common stock appraised by the Delaware Court of Chancery (the "Court") and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court.

     Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, not less than 20 days prior to such meeting, the company must notify each of the holders of common stock at the close of business on the record date for such meeting that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice for purposes of the special meeting. Any stockholder of record who wishes to exercise appraisal rights should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

     A holder of common stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the merger agreement at the special meeting, a written demand for appraisal of such holder's common stock. A holder of common stock will not waive the holder's appraisal rights by failing to vote against the merger. However, a holder of common stock will not satisfy the notice requirement under Section 262, if the holder merely votes against the merger. In addition, a holder of common stock wishing to exercise appraisal rights must hold of record such common stock on the date the written demand for appraisal is made and must continue to hold such common stock through the effective time of the merger.

     Only a holder of record of common stock is entitled to assert appraisal rights for the common stock registered in that holder's name. A demand for appraisal should reasonably inform the Company of the holder's identity and that the holder intends to demand an appraisal with respect to such holder's common stock.

     Within 10 days after the effective time, the Company, as the surviving corporation, must send a notice as to the effectiveness of the merger to each person who has satisfied the appropriate provisions of Section 262 and who has not voted in favor of adoption of the merger agreement as of the effective time. Within 120 days after the effective time, but not thereafter, the surviving corporation or any such stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights, may file a petition in the Court demanding a determination of the "fair value" of the common stock held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their common stock. Stockholders of the Company who wish to exercise their appraisal rights should therefore regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in
Section 262.

     Within 120 days after the effective time, any record holder of common stock who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voted in favor of approval of the merger agreement and with respect to which demands for appraisal were received by the Company, and the aggregate number of holders of such shares of common stock. Such statement must be mailed within ten (10) days after the written request therefor has been received by the surviving corporation or within ten (10) days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for appraisal is timely filed, after a hearing on such petition, the Court will determine the holders of common stock entitled to appraisal rights and will appraise the "fair value" of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the "fair value." Holders considering seeking appraisal should be aware that the "fair value" of their common stock as determined under Section 262 could be more than, the same as or less than the value of the merger consideration that they would otherwise receive if they had not sought appraisal of their common stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community are otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. Upon application of a holder, the Court may also order that all or a portion of the expenses incurred by any holder of common stock in connection with an appraisal, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the common stock entitled to appraisal.

     Any stockholder of the Company who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stockholder's common stock for any purpose nor, after the effective time, be entitled to the payment of dividends or other distributions thereon (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective time).

     If no petition for an appraisal is filed within the time provided, or if a stockholder of the Company delivers to the surviving corporation a written withdrawal of his or her demand for an appraisal and an acceptance of the merger, within 60 days after the effective time or with the written approval of the surviving corporation thereafter, then the right of such stockholder to an appraisal will cease and such stockholder shall be entitled to receive the merger consideration. No pending appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.


     STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Annex A to this Proxy Statement and incorporated herein by reference. Any capitalized terms used and not defined below have the meanings given to them in the merger agreement.

THE MERGER; GOVERNANCE OF THE SURVIVING CORPORATION

     The merger agreement provides that, upon the terms and provisions of and subject to the conditions set forth in the merger agreement and the Certificate of Merger, Kayak Acquisition will be merged with and into the Company at the effective time. Following the effective time, Kayak Acquisition will cease to exist as a separate entity and the Company shall be the surviving corporation.

     The directors of Kayak Acquisition immediately prior to the effective time will be the directors of the surviving corporation. The officers of Kayak Acquisition immediately prior to the effective time will be the officers of the surviving corporation.

EFFECTIVE TIME OF THE MERGER

     The merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as is specified in the Certificate of Merger.

MERGER CONSIDERATION; EXCHANGE PROCEDURE


     At the effective time of the merger, each share of U.S. Vision common stock issued and outstanding immediately prior to the effective time (except for shares of common stock held by stockholders who exercise their appraisal rights) will be cancelled and automatically converted into the right to receive $4.25 in cash, without interest or any other payment, with the exception that each issued and outstanding share of U.S. Vision common stock held by the Affiliated Stockholders will be retained by them.


     Promptly after the effective time, the surviving corporation will cause a Paying Agent to mail to each holder of record of a certificate or certificates which represented outstanding shares of the Capital Stock immediately prior to the effective time, a letter of transmittal and instructions for surrendering such certificates in exchange for the merger consideration.

OPTIONS AND WARRANTS


     Immediately prior to the merger becoming effective, all outstanding stock options whether or not then exercisable, shall (A) become fully vested and exercisable as of immediately prior to the effective time of the merger, and (B) entitle the holder, without payment of the exercise price for the shares subject to such option, to receive in cash, without interest, from U.S. Vision, an amount determined by multiplying (i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such stock options by (ii) the total number of shares of common stock subject to such stock options. Each such stock option will be cancelled as of the effective time of the merger if such option is not exercised immediately prior to the effective time of the merger. Each option that is held by the Affiliated Stockholders, shall be canceled as of the effective time of the merger in consideration for the Affiliated Stockholder receiving deferred, non-interest bearing, unsecured cash payments to be paid by U.S. Vision on the fifth anniversary of the effective time of the merger. Each outstanding warrant granted by U.S. Vision shall be cancelled at the effective time of the merger in consideration of payment to the holder thereof, in cash, without interest, from U.S. Vision, an amount determined by multiplying (i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such warrant by
(ii) the total number of shares of common stock subject to such warrant.


     As of the effective time of the merger, each outstanding stock option held by an Affiliated Stockholder shall be modified to provide for the cancellation of the outstanding stock option in consideration of the

Affiliated Stockholder receiving a deferred, non-interest bearing, unsecured cash payment on the fifth anniversary of the effective time of the merger to be paid by U.S. Vision. The aggregate amount of the deferred, non-interest bearing, unsecured cash payments will be equal to (i) the number of unissued shares subject to such options, and (ii) the excess, if any, of $4.25 over the per-share exercise price for shares subject to such option, subject to a reduction by the amount of withholding or other taxes required by law to be withheld with respect to the cancellation of such option and the receipt of the deferred, non-interest bearing, unsecured cash payments from U.S. Vision.


REPRESENTATIONS AND WARRANTIES

     The merger agreement contains, subject to specified exceptions and qualifications, representations and warranties customary in transactions of this type, including the representations and warranties by the Company with regard to the following:

     - organization, standing and corporate power;

     - subsidiaries;

     - capital structure;

     - consents and approvals required for the merger;

     - absence of material litigation;

     - accuracy of information presented in this Proxy Statement and in the
       Schedule 13E-3 filed with the SEC;

     - fees for brokers or finders;

     - board consent and recommendation;

     - stockholder vote required; and

     - disclaimer of implied representations.

     The merger agreement also contains representations and warranties made by Kayak Acquisition relating to the following:

     - organization, standing and similar corporate powers;

     - consents and approvals required for the merger;

     - financing arrangements;

     - accuracy of information supplied for inclusion in this Proxy Statement and in the Schedule 13E-3;

     - operations of Kayak Acquisition;

     - fees for brokers or finders; and

     - knowledge of any breach or inaccuracy in any representation or warranty of the Company.

CONDUCT OF BUSINESS PENDING THE MERGER

     The merger agreement provides that, with certain exceptions, prior to the effective time, the Company will conduct its business in all material respects in the ordinary course consistent with past practices and to use commercially reasonable efforts to:

     - preserve the Company's business organization;

     - keep available the services of the Company's current officers and employees; and

     - preserve existing material business relationships.

     The merger agreement also provides that, with certain exceptions, prior to the effective time, the Company will not take and will prevent its subsidiaries from taking any of the following actions:

     - amending or proposing to amend any charter, bylaws or similar organizational documents, except as may be required by applicable law;

     - issuing, selling, or transferring any class or series of capital stock or voting debt, other than shares reserved for issuance on the date of the merger agreement pursuant to the exercise in accordance with the present terms of the Company options and warrants, and the issuance of shares in accordance with past practice pursuant to the terms of the Company stock option plan as in effect on the date of the merger agreement;

     - effecting dividends or other distributions on their capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of the Company to its parent consistent with past practice;

     - effecting splits, combinations or reclassifications of their capital stock;

     - effecting redemptions, purchases or other acquisitions of any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

     - except as provided in the merger agreement, adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

     - other than as contemplated by the merger agreement or in connection with inter-company indebtedness between the Company and any of its wholly-owned Company subsidiaries, between such subsidiaries, or except if the amount of any of the following does not exceed $75,000 in the aggregate:

      - incurring or assuming any long-term debt or incur or assume any short-term indebtedness;

      - modifying the terms of any indebtedness or other liability, other than under its existing line of credit and modifications of short term debt in the ordinary course of business consistent with past practice;

      - assuming, guaranteeing, endorsing or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (as defined in the merger agreement), entering into any "keep well" or other agreement to maintain any financial condition of another Person or entering into any arrangement having the economic effect of any of the foregoing; or

      - making any loans, advances or capital contributions to, or investments in, any other Person.

     - making or agreeing to make any capital expenditures in excess of $75,000 in the aggregate, excluding new store openings;

     - entering into any agreement that would be a material agreement had such agreement been entered into prior to the date hereof;

     - modifying, amending or terminating any material agreements or waiving, releasing or assigning any material rights or claims thereunder;

     - entering into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of its subsidiaries ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its subsidiaries' activities;

     - entering into any collective bargaining agreement or changing the compensation or benefits to officers, directors, employees or other agents of the Company or its subsidiaries, other than in the ordinary course of business consistent with past practice;

     - acquiring or entering into any agreement or transaction relating to the acquisition, by merger, consolidation with or the purchase of a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

     - effecting transfers, leases, sales or dispose of or subject to any lien any assets, other than in the ordinary course of business;

     - excepting as set forth in the merger agreement or excepting in an amount not to exceed $50,000 in the aggregate, paying, repurchasing, discharging or satisfying any of its claims, liabilities or obligations, other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or disclosed in the Company's balance sheet or incurred since the balance sheet date;

     - permitting any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Kayak Acquisition;

     - changing accounting methods used by the Company or its subsidiaries unless required by Generally Accepted Accounting Principles ("GAAP");

     - making any material tax election or change any material tax election already made, adopting any material tax accounting method, changing any material tax method unless required by GAAP or any governmental entity, law or regulation, entering into any closing agreement or settling or compromising any material tax claim or assessment, or waiving the statute of limitations in respect of any such material tax claim or assessment;

     - except as provided in the merger agreement, taking, or agreeing to commit to take, any action which it believes when taken would cause any representation or warranty that is not so qualified from being untrue or inaccurate in any respect or any such representation or warranty that is not so qualified from being untrue or inaccurate in any material respect or that would materially impair the ability of the Company to consummate any of the transactions in accordance with the terms of the merger agreement or materially delay such consummation; and

     - entering into agreements, contracts, commitments or arrangements to engage in any action prohibited under the merger agreement.

NO SOLICITATION OF OFFERS; NOTICE OF PROPOSALS FROM THIRD PARTIES

     The Company has agreed (and has agreed to cause its officers, directors, employees, representatives and agents, including investment bankers, attorneys and accountants) not to encourage, solicit, participate in or initiate (including by way of furnishing or disclosing non-public information) or knowingly take any action designed to facilitate any discussions, inquiries, negotiations or the making of any proposals with respect to or concerning any merger, consolidation, share acquisition, asset purchase, share exchange, business combination, tender offer, exchange offer or similar transaction involving the acquisition of all or a substantial portion of the assets of the Company and its subsidiaries, taken as a whole, or a significant equity interest in (including by way of tender offer), or a recapitalization or restructuring of, the Company.

     However, the Company may furnish information (including non-public information) to any person pursuant to appropriate confidentiality agreements and may negotiate and participate in discussions and negotiations with such person concerning an acquisition proposal if: (A) such entity or group has, on an unsolicited basis, submitted a bona fide written proposal to the Company, the Company's Board of Directors or the Special Committee relating to any such acquisition proposal which the Special Committee determines in good faith, could reasonably be expected to constitute a superior transaction to the merger from a financial point of view to the stockholders of the Company other than the Affiliated Stockholders and is reasonably capable of being funded and consummated, and (B) in the good faith judgment of the Company's Board or the Special Committee such action is reasonably expected to be required to discharge its fiduciary duties to the Company's stockholders under applicable law, determined only after receipt of legal advice of legal counsel to the Company's Board or the Special Committee that the failure to provide such information or access or to engage in such discussions or negotiations may cause the Company's Board of Directors or the Special Committee to violate its fiduciary duties to the Company's stockholders under applicable law.

STOCKHOLDERS' MEETING

     The merger agreement provides that the Company will take all actions necessary in accordance with the laws of the State of Delaware including calling a special meeting of the Company's stockholders, as promptly as practicable, which is the special meeting to which this Proxy Statement relates, to consider and vote in favor of adoption of the merger agreement. If an alternative acquisition proposal is received by the Company that is deemed by the Special Committee of the Board to be a superior proposal, then the Company may postpone the special meeting for up to thirty (30) business days.

PROXY STATEMENT AND RELATED DOCUMENTS

     The merger agreement provides that, if required under applicable law, the Company will prepare and file this Proxy Statement and a Schedule 13E-3 with the SEC relating to the merger and other transactions contemplated by the merger agreement. The Company will mail this Proxy Statement to the stockholders of the Company as soon as the Proxy Statement and the Schedule 13E-3 have been cleared by the SEC. Except as expressly permitted in the merger agreement, this Proxy Statement will include the recommendation of the Board in favor of the adoption of the merger and the merger agreement.

ACCESS TO INFORMATION

     The merger agreement provides that, prior to the effective time, Kayak Acquisition and its officers, employees, accountants, counsel, financial advisors and other representatives will have reasonable access, during normal business hours, to all officers, accountants, properties, offices and other facilities, books, contracts, commitments and records of the Company and its subsidiaries and may receive copies of each additional report or other document filed by the Company or its subsidiaries pursuant to federal and state securities laws, and all other information concerning its business, properties and personnel as Kayak Acquisition may reasonably request.

CONFIDENTIALITY

     The merger agreement provides that, notwithstanding the termination of the merger agreement, Kayak Acquisition will keep and will cause their respective representatives and agents to keep confidential all confidential information about and furnished by the Company; provided, however, that Kayak Acquisition may disclose confidential information (i) as required by applicable law, rule, regulation or valid judicial process, (ii) to its attorneys, financial advisors and lenders on a confidential basis, and (iii) as required by any governmental entity, provided that Kayak Acquisition will cooperate with the Company so that the Company may seek a protective order or other appropriate remedy.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that the certificate of incorporation and the bylaws of the surviving corporation and its subsidiaries immediately after the effective time are required to contain provisions concerning indemnification and exculpation from liability that are at least as favorable to the persons to be indemnified as the terms of such provisions exist for the Company and its subsidiaries on the date of the merger agreement. Such provisions are not be repealed or modified for a period of six years after the effective time in a manner that would adversely affect the rights of such parties on or prior to the effective time.

     The merger agreement provides that the surviving corporation is obligated to maintain officers' and directors' liability insurance and fiduciary liability insurance covering the persons to be indemnified (whether or not entitled to indemnification) for a period of three years after the effective time at terms no less advantageous to such persons than existing policies, with coverage limits of not less than $5 million. If enforcement of such indemnification provisions is required, the surviving corporation is required to advance to the persons to be indemnified amounts needed to pay all reasonable expenses such as attorneys' fees and disbursements and costs of investigation.

EXPENSES

     Except as provided in the merger agreement, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

CONDITIONS TO THE MERGER

     Except as otherwise set forth in the merger agreement, the obligations of Kayak Acquisition to complete the merger are subject to the satisfaction of each of the following conditions:

     - the representations and warranties of the Company in the merger agreement shall be true and correct in all material respects on and as of the closing date of the merger as if made on and as of such date;

     - Kayak Acquisition shall have received, or be entitled to receive, the financing for the merger and the transactions contemplated thereby, as set forth in the merger agreement;

     - the Company will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date and Kayak Acquisition shall have received a certificate of an executive officer of the Company, dated as of the closing date;

     - all authorizations, consents or approvals from any governmental entities shall have been obtained, been filed or have occurred other than approvals the failure of which to obtain, make or occur, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

     - the total number of dissenting shares shall not exceed 5% of the outstanding shares of the common stock at the effective time; and

     - there shall not have occurred since the date of the filing of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002, any material adverse effect.

     Except as otherwise set forth in the merger agreement, the obligations of the Company to complete the merger are subject to the satisfaction of each of the following conditions:


     - the representations and warranties of Kayak Acquisition shall be true and correct in all material respects on and as of the closing date of the merger; and



     - Kayak Acquisition shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, and the Company shall have received a certificate of an executive officer of Kayak Acquisition, dated as of the closing date.


     Except as otherwise set forth in the merger agreement, the respective obligations of each party to complete the merger are subject to the satisfaction of each of the following conditions:

     - the Company shall have obtained the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, other than the Affiliated Stockholders, whether in person or by proxy, which is required to adopt the merger agreement. In addition, the affirmative vote of the majority of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, including the whether in person or by proxy, is required to adopt the merger agreement;

     - no court or governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, order, injunction or decree that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger;

     - any applicable waiting period (and extension thereof) applicable to consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated and no action by the Department of Justice or the U.S. Federal Trade Commission challenging or seeking to enjoin the consummation of any of the merger and any transactions contemplated thereby shall have been instituted and be pending; and

     - the opinion of Commerce Capital Markets, dated as of the date of this Proxy Statement, to the effect that, as of such date, the merger consideration to be received by the stockholders of the Company, other than the Affiliated Stockholders, is fair from a financial point of view shall not have been withdrawn, revoked, annulled or adversely modified in any material respect through the effective time.

TERMINATION

     The merger agreement may be terminated at any time prior to the effective time as follows:

     - by the mutual written consent of Kayak Acquisition and the Company;

     - by either Kayak Acquisition or the Company if the merger has not been consummated on or before October 31, 2002;

     - by either Kayak Acquisition or the Company if the consummation of the merger is prohibited by the issuance of an order, decree or ruling of a governmental entity or if any other action temporarily, preliminarily or permanently restrains, enjoins or otherwise prohibits the merger;

     - by either Kayak Acquisition or the Company if the stockholders of the Company fail to adopt the merger agreement at the special meeting (including any postponements or adjournments thereof);


     - by the Company, if the board, after consulting with outside legal counsel and its financial advisors, shall have determined in good faith that an agreement in connection with an unsolicited superior proposal should be approved and entered into because consummating the transactions contemplated by the merger agreement would not result in a transaction which shall be more favorable to the Company's stockholders, other than the Affiliated Stockholders, from a financial point of view, than the transaction contemplated by the superior proposal;


     - by the Company, if Kayak Acquisition shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Company to Kayak Acquisition;

     - by Kayak Acquisition, if the Company's Board or the Special Committee shall have (i) failed to make, withdrawn, modified or changed in any manner adverse to Kayak Acquisition its approval or recommendation of the merger agreement or the merger, (ii) made any recommendation with respect to a superior proposal other than a recommendation to reject such superior proposal, or (iii) if the Company shall have executed a letter of intent, agreement in principle or definitive agreement relating to a superior proposal with a Person other than Kayak Acquisition or its affiliates; or

     - by Kayak Acquisition, if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Kayak Acquisition to the Company.

     In the event of termination of the merger agreement by either the Company or Kayak Acquisition, the merger agreement shall forthwith become void and have no effect. In the event that the Company terminates the merger agreement because it has a superior proposal, then the Company shall concurrent with such termination pay the legal fees of Kayak Acquisition, in an amount not to exceed $250,000. Notwithstanding the foregoing, no legal fees shall be payable if, at the time of such termination, Kayak Acquisition is in material breach of its representations and warranties or fails to perform in any material respect its covenants or other agreements as required by the merger agreement.

AMENDMENT AND WAIVER

     Subject to applicable law, the merger agreement may be amended by written agreement of the parties to the merger agreement, by action taken by the parties' respective board of directors, at any time prior to the closing date; provided, however, that after stockholder approval, no such amendment, modification or supplement shall reduce the amount or change the form of the merger consideration.

     At any time prior to the effective time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement, or (iii) subject to the provisions of the merger agreement, waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

     The Company is unaware of a situation in which any of the conditions to closing would be waived. In addition, the Company is unaware of any circumstances under which the Company would resolicit votes of the stockholders in the event any of the conditions were waived.

                               RELATED AGREEMENTS

EMPLOYMENT AGREEMENTS


     We entered into an employment agreement in 1998 with William A. Schwartz, Jr., President and Chief Executive Officer. This employment agreement provides for a guaranteed base salary and the right to be considered for such bonus programs as are adopted by the Board. The initial term of Mr. Schwartz's employment agreement was for three years and automatically renews annually for successive three-year terms if not terminated by either party. Under the terms of Mr. Schwartz's agreement, he is entitled to salary continuation of the balance of the term of his employment agreement, but not less than one year, if his employment is terminated by us other than for cause or of he resigns for good reason under the terms of the agreement. The severance payable to Mr. Schwartz will depend on his monthly salary at the time. His current monthly salary is $25,417. If all or substantially all of the assets of the Company are sold, or a merger or sale of all or substantially all of the stock of the Company occurs while Mr. Schwartz is employed by the Company, he will be entitled to receive a bonus payment of $750,000. In lieu of a cash bonus payment from U.S. Vision in the amount of $750,000, Mr. Schwartz will receive a deferred, non-interest bearing, unsecured cash payment to be paid by U.S. Vision on the fifth anniversary of the effective time of the merger in the amount of $750,000 if the merger is consummated.



     We also entered into salary continuation agreements in 1998 with George T. Gorman, President-Retail, and Gayle E. Schmidt, Executive Vice President and Chief Operating Officer. Under the terms of each of these agreements, the executive is entitled to salary continuation for one year if the executive's employment is terminated by us other than for cause, or if the executive resigns with good reason under the terms of the agreement. The severance due to each executive depends on the executive's monthly salary at the time. The current monthly salary for each executive is as follows: Mr. Gorman -- $16,158; and Ms. Schmidt -- $16,183. Each executive has also agreed not to compete with the Company for a period of six months following the termination of the executive's employment with the Company.


                         BUSINESS OF KAYAK ACQUISITION


     Kayak Acquisition is a Delaware corporation that was formed in May 2002. Kayak Acquisition was created solely for engaging in and to facilitate the merger transaction. Kayak Acquisition will be merged with and into U.S. Vision, the separate existence of Kayak Acquisition will cease and U.S. Vision will continue as the surviving corporation. Kayak Acquisition has not conducted any significant activities other than those incident to its formation, its execution of the merger agreement and the related documents. Kayak Acquisition currently has no material assets or liabilities, other than its rights and obligations under the merger agreement and the related documents, and has not generated any revenues or material expenses. Kayak Acquisition's only tangible asset is cash in an amount equal to approximately $1,000.00 which was contributed to Kayak

Acquisition by its stockholders upon its formation. Further, Kayak Acquisition has no employees or operations.

                            BUSINESS OF THE COMPANY

BACKGROUND


     U.S. Vision is a retailer of optical products and services through retail optical departments licensed to operate within national and regional department stores and through a limited number of freestanding retail locations. The Company currently operates 599 locations in 47 states and Canada, consisting of 576 licensed departments and 23 freestanding stores. We currently operate 406 retail optical departments in J.C. Penney's and are their primary optical licensee. In addition, we operate 66 Sears retail optical departments and 105 retail optical departments in regional department stores. Our freestanding stores are located in malls and shopping centers. Our retail optical departments generally operate under a lease or license arrangement through which the host store collects the sales receipts, retains rent computed as an agreed upon percentage of sales and remits the remainder to us on a regular basis. Our leased retail optical departments typically average in size from 500 to 800 square feet. Our retail optical departments are often located within the host department store near the host store's other licensed departments such as the beauty salon and photography studio.


     Each of our stores follows a standard merchandise layout plan which is designed to emphasize fashion, invite customer browsing and enhance the customer's shopping experience. All of our stores are similar in appearance and are operated under certain uniform standards and procedures. We have developed a new store prototype design and all of our new and remodeled retail optical departments are designed in accordance with this prototype. Our freestanding stores operate under various trade names such as Royal Optical, Service Optical and Wall & Ochs and are located in malls and shopping centers. Our freestanding stores generally range in size from 900 to 1,400 square feet.

     Our store management structure consists of field managers and store managers. The store managers, along with two to three associates known as Optechs, are responsible for the day-to-day operations of each of our retail optical departments. Optechs undertake a training program that familiarizes them with the company's product lines, customer services, store procedures and automated systems. Our field managers are each assigned responsibility for the sales, customer relations and daily operation for a number of stores in their geographic area. Management believes that providing knowledgeable and responsive customer service is an important element of our success and, accordingly, has developed and implemented a variety of employee training and incentive programs.

     Our retail optical departments are full-service retail vision care stores that offer a wide selection of designer brands and private label prescription eyewear, contact lenses, sunglasses, ready made readers and accessories. Also, an on-premises, independent doctor of optometry performs complete eye examinations and prescribes eyeglasses and contact lenses. We have made arrangements with licensed optometrists to provide eye examination services at or adjacent to our retail locations in those states where it is permitted. The independent optometrists sublease space and equipment from us or from the host store. We and the optometrists do not share in each other's revenues. We believe the presence of the optometrists at the stores helps to generate eyeglass sales, leads to repeat customers and reinforces the quality and professionalism of each store.

     We operate a single, modern optical laboratory, distribution and lens grinding facility at which we fill customer orders for prescription eyewear and maintain a central inventory of frames. Customer orders are placed at the retail stores and are transmitted into the central optical laboratory daily, where the lenses are ground, cut, finished and custom fitted to optical frames in the size and style selected by the customer. The finished eyewear is then shipped to the retail store for delivery to the customer within a few working days and can be completed overnight if requested by the customer.

     Since 1991, we have been a participating provider of managed vision care benefits primarily through Vision One, a national vision care program which offers comprehensive eyewear and eyecare benefits to over 94 million covered lives through a network of over 2,000 optical locations. Managed care programs are marketed directly to employers, employee benefit plan sponsors and insurance companies such as General Motors, Metropolitan Life, Aetna, Cigna, AARP, Prudential and Blue Cross/Blue Shield. Managed care programs give employers the opportunity to offer their employees a group discount at retail optical locations of participating providers with minimal direct cost to the employer. The discounts vary under the plans from fixed percentage discounts to fixed dollar amounts with the balance paid by the subscriber. As a result of these benefits, management believes that many managed care participants have vision examinations on a regular basis and may become more frequent customers of the company. In addition, managed care participants frequently apply their discounts and allowances toward the purchase of premium eyeglass products and related accessories. Under the terms of our contract with Cole National, a competitor of the company and the owner of the Vision One program, we pay an administrative fee for each Vision One member transaction. Our contract with Cole National expires on December 31, 2002. Management has already commenced negotiations for a new long-term agreement with Cole National and hopes to have signed a new agreement prior to the expiration of the current agreement. We retain the right, though we have not exercised it in the past, to refuse to participate in particular Vision One programs under which we cannot profitably provide goods and services, and to participate in other managed care vision plans under certain conditions. Approximately 33% of our revenues are generated from our participation in various managed vision care programs.


     As stated, we carry a full selection of men's, women's and children's eyeglass frames, a complete line of contact lenses, sunglasses, ready made readers, and ancillary products for eyeglasses and contact lenses. For example, prescription eyewear and accessories accounted for 90% of our sales during fiscal 2001. We offer a wide selection of designer and private label branded eyewear. Designer eyeglass frames offered include Guess, Revlon, Halston and Eddie Bauer, among others and, at certain stores, Giorgio Armani, Kenneth Cole, Calvin Klein and Polo by Ralph Lauren. We also offer private label branded eyeglass frames such as Arizona, Ashley Stewart, Joneswear, Oliver Winston, City Slickers and Rascals, among others. U.S. Vision also offers a wide variety of value-added eyewear features and services on which we realize a higher gross margin. These eyewear features and services include lightweight, virtually unbreakable polycarbonate lenses, including progressive lenses and photochromic lenses, as well as scratch resistant and anti-reflective coatings. In addition, we carry a complete line of contact lenses by major contact lens manufacturers such as Bausch & Lomb, Ciba Vision, and Johnson & Johnson, including daily wear and extended wear soft contact lenses and cosmetic tinted lenses. During fiscal 2001, contact lenses accounted for approximately 10% of the company's sales.



     U.S. Vision maintains a promotional pricing strategy, which stresses a quality product delivered at a competitive price. Our frames and lenses are generally competitively priced, with prices varying based on market locations. While we earn a higher gross margin on our private-label lines, designer frames generally command premium prices, resulting in higher gross profit dollars per transaction.


COMPETITION

     We compete with other national, regional, and local retail optical chains and independent optical retailers. Most optical retailers generally serve individual or local markets, and, as a result, competition is fragmented and varies substantially among locations and geographic areas. Although the retail optical industry is highly competitive, management believes none of our competitors has more than an 8% market share based on revenue. The principal competitive factors affecting our retail operations are merchandise selection, quality and consistency of products and services, price, location within the host store, convenience, availability of on-site professional eye examinations and access to a host store's private label credit card. The retail optical industry engages in price-related promotions as a standard marketing practice. Several of our competitors have greater financial and other resources than us, which may enable competitors to pursue more aggressive pricing and promotional strategies at the expense of profits for longer periods of time than we can.

     Our ability to achieve our growth strategy by opening new retail optical departments in existing and new host stores is dependent on our ability to obtain suitable optical locations within existing and new host stores.

Management does not believe our growth strategy will be adversely affected by the fact that some competitors operate more retail optical departments in host stores than we do.

     Additionally, we face competition from advances in vision correction technologies, including laser surgery and other surgical vision correction procedures. This could result in decreased demand for eyeglasses and contact lenses.

     To the extent our customers may not be covered by our eye care benefit plans, we may compete with other vision care benefit plans and retailers who provide alternative vision care plans. As the number of national and regional managed vision care programs increase, competition for customers will intensify among the various vision care programs.

PROPERTIES


     We own a 20,000 square foot facility in Glendora, New Jersey, which serves as our corporate headquarters, a neighboring 24,000 square foot distribution facility, and a neighboring 60,000 square foot optical laboratory. The real property on which these facilities are located, as well as the buildings and certain equipment located therein, other than the distribution facility, secure the company's obligations under the DRPA Term Loans. See Note 4 to Notes to Consolidated Financial Statements set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002, a copy of which accompanies this Proxy Statement. The real property on which the distribution facility is located secures the company's obligations under a mortgage loan agreement.


     Our freestanding store locations are subject to lease arrangements which contain varying terms and are not subject to short notice lease termination provisions. The leases provide for monthly base lease payments plus, under certain circumstances, include an additional rent provision based on a percentage of the company's sales at each location.

LEGAL PROCEEDINGS

     The Company is subject to various pending and threatened litigation from time to time in the ordinary course of our business, none of which, in the opinion of management, is material to the Company's financial position.

                              CERTAIN TRANSACTIONS


     Since 1990, we have leased a retail store, office and administrative space located in a 7,000 square foot building in Philadelphia, Pennsylvania, from a limited partnership in which William A. Schwartz, Jr. and Gayle E. Schmidt, each of whom is an executive officer of the Company and a 10% limited partner of the partnership. Mr. Schwartz is also the general partner of the partnership. We made payment to the partnership of $154,000, $153,000 and $149,000 in fiscal 2001, 2000, and 1999 respectively. Management believes that the lease terms are comparable to an arm's length transaction with unaffiliated parties.

               MARKET PRICES OF AND DIVIDENDS ON THE COMMON STOCK


     On December 2, 1997 the common stock of the Company began trading on the Nasdaq National Market under the symbol "USVI." The following table sets forth the high bid and low asked prices on the Nasdaq National Market for each quarter during fiscal years 2000 and 2001 and the first quarters of fiscal year 2002.



PERIOD                                                         HIGH     LOW
------                                                         -----   -----
Fiscal 2000
  First Quarter.............................................   $3.25   $2.00
  Second Quarter............................................   $3.13   $1.50
  Third Quarter.............................................   $4.25   $2.75
  Fourth Quarter............................................   $4.25   $1.94
Fiscal 2001
  First Quarter.............................................   $4.25   $1.91
  Second Quarter............................................   $3.95   $2.55
  Third Quarter.............................................   $4.10   $3.25
  Fourth Quarter............................................   $3.77   $1.83
Fiscal 2002
  First Quarter.............................................   $3.85   $2.10
  Second Quarter............................................   $4.00   $3.40
  Third Quarter (through September 24, 2002)................   $3.77   $3.56



     On May 14, 2002, the Company announced that it had signed the merger agreement which provides, among other things, that Kayak Acquisition will acquire the outstanding shares of the common stock of the Company for $4.25 per share held by each stockholder, other than the shares held by the Affiliated Stockholders. On May 13, 2002, the closing price of the common stock on the Nasdaq National Market was $3.40 per share. As of September 25, 2002 the closing price of the common stock on the Nasdaq National Market was $3.70 per share. You are urged to obtain a current market quotation for your shares of common stock. As of September 24, 2002, there were approximately 58 holders of record of the common stock of the Company.


     We have not declared or paid any cash dividends on our stock since our organization. Under the terms of our revolving bank line of credit, our ability to pay cash dividends to our shareholders is restricted.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information concerning the shares of U.S. Vision common stock beneficially owned as of September 24, 2002, by (i) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of its common stock; (ii) the directors during the last fiscal year of the Company; (iii) the executive officers of the Company; and
(iv) all directors and executive officers as a group:


                                                              NUMBER OF
                                                                SHARES         PERCENTAGE
                                                             BENEFICIALLY          OF
NAME AND ADDRESS OF BENEFICIAL OWNER                           OWNED(1)        OUTSTANDING
------------------------------------                         ------------      -----------
Norcross-Roberts Group.....................................   2,118,264(2)        27.15%
  c/o George E. Norcross, III
  1701 Route 70 East
  Cherry Hill, NJ 08034
Grotech Partners IV, L.P...................................   1,583,951(3)         20.3%
  9690 Deereco Road
  Timonium, MD 21093
Stolberg Partners I, L.P...................................   1,476,959            18.9%
  767 Third Avenue
  New York, NY 10017
Constitution Partners I, L.P...............................     487,228(4)          6.2%
  600 Grant Street, 57th Floor, USX Tower
  Pittsburgh, PA 15219
William A. Schwartz, Jr....................................     288,925(5)          3.6%
Dennis J. Shaughnessy......................................   1,953,795(3)(6)      25.4%
J. Roger Sullivan, Jr......................................   1,953,795(3)(6)      25.4%
Richard K. McDonald........................................     756,754(4)(7)       9.7%
George T. Gorman...........................................      80,665(8)          1.0%
Gayle E. Schmidt...........................................      76,050(9)            *
Carmen J. Nepa, III........................................          --               *
Peter M. Troup.............................................      72,172(10)           *
G. Kenneth Macrae..........................................      30,089(11)           *
George E. Norcross, III....................................   2,011,401(2)         25.8%
Joseph J. Roberts, Jr......................................   2,011,401(2)         25.8%
Directors and executive officers as a group (11) persons...   4,744,379            63.8%


---------------

  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally included voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the Company believes the persons or entities named in the table above have sole and investment power with respect to all shares of common stock shown as beneficially owned by them.


 (2) The shares of stock listed in Mr. Norcross' and Mr. Roberts' name are owned by the Norcross Roberts Group. The members of the Norcross-Roberts Group are George E. Norcross, III, Philip A. Norcross, Sandra T. Norcross, Joseph
     J. Roberts, Jr., and Indiana Pacific Capital Trust.



 (3) The shares of stock listed in Mr. Shaughnessy's and Mr. Sullivan's name are owned by Grotech Partners IV, L.P., Grotech Partners III, L.P., Grotech III Companion Fund, L.P. and Grotech III Pennsylvania Fund, L.P., each a limited partnership in which Mr. Shaughnessy and Mr. Sullivan serve as directors or officers of the respective general partners. Grotech Capital Group, Inc., the general partner of Grotech Partners III, L.P., Grotech III Companion Fund, L.P. and Grotech III Pennsylvania Fund, L.P., is the holder of 1,295 of these shares. Grotech Capital Group IV, LLC, the general partner of Grotech Partners IV, L.P., is the holder of 3,166 of these shares. Messrs. Shaughnessy and Sullivan disclaim beneficial ownership of these shares for all purposes.

 (4) A portion of these shares of stock held in Mr. McDonald's name are owned by M&M General Partnership and Constitution Partners I, L.P., each a limited partnership in which Mr. McDonald serves as a director or officer of the respective general partners. Mr. McDonald disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.



 (5) Includes 228,735 shares issuable upon the exercise of options exercisable within 60 days. Mr. Schwartz is married to Ms. Gayle E. Schmidt and, accordingly, may be deemed to beneficially own the shares held by Ms. Schmidt.


 (6) Includes 39,000 shares issuable upon exercise of warrants exercisable within 60 days.

 (7) Includes 19,500 shares issuable upon exercise of warrants exercisable within 60 days.

 (8) Represents shares issuable upon exercise of options exercisable within 60 days.

 (9) Represents shares issuable upon exercise of options exercisable within 60 days. Ms. Schmidt is married to Mr. William A. Schwartz, Jr. and, accordingly, may be deemed to beneficially own the shares held by Mr. Schwartz.

(10) Includes 44,444 shares issuable upon exercise of options and 19,500 shares issuable upon exercise of warrants exercisable within 60 days.

(11) Includes 118 shares issuable upon exercise of options and 27,500 shares issuable upon exercise of warrants exercisable within 60 days.

                     SELECTED FINANCIAL DATA OF THE COMPANY


     The following selected financial data for each of the years in the five-year period ended January 31, 2002, are derived from the Company's audited consolidated financial data and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002, a copy of which accompanies this Proxy Statement. The selected financial data for the six months ended July 31, 2001 and 2002, are derived from the Company's unaudited consolidated financial data and notes thereto included in the Company's Quarterly Report on Form 10-Q for the three months ended July 31, 2002, a copy of which also accompanies this Proxy Statement. The results for the six months ended July 31, 2002, are not necessarily indicative of results for the entire fiscal year. The information presented below should be read in conjunction with such financial statements and notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002 and the Company's Quarterly Report for the three months ended July 31, 2002.



                                     SIX MONTHS ENDED
                                         JULY 31,                               YEAR ENDED JANUARY 31,
                                  -----------------------   --------------------------------------------------------------
                                     2002         2001         2002         2001         2000         1999         1998
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales.......................  $   67,429   $   70,276   $  134,756   $  147,617   $  143,419   $  131,491   $  122,763
Cost of sales...................      20,316       21,127       40,560       44,645       45,516       40,648       38,584
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Gross profit....................      47,113       49,149       94,196      102,972       97,903       90,843       84,179
Operating expenses:
  Selling, general and
    administrative..............      43,977       45,111       88,479       92,070       91,726       79,119       73,367
  Unusual items(1, 2)...........         147         (509)        (289)         752        2,835           --         (389)
    Depreciation and
      amortization..............       2,936        2,649        5,216        4,708        4,670        3,879        3,390
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Total operating
        expenses................      47,060       47,251       93,406       97,530       99,231       82,998       76,368
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating income (loss).........          53        1,898          790        5,442       (1,328)       7,845        7,811
Interest expense, net...........         392          576        1,042          456          469           21        2,486
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before income
  tax...........................        (339)       1,322         (252)       4,986       (1,797)       7,824        5,325
Income tax provision............          14           41           93          191           22          355           --
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss)...............  $     (353)  $    1,281   $     (345)  $    4,795   $   (1,819)  $    7,469   $    5,325
Add back: Goodwill
  amortization..................  $       --   $      174   $      349   $      349   $      298   $      168   $       83
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Adjusted net income.............  $     (353)  $    1,455   $        4   $    5,144   $   (1,521)  $    7,637   $    5,408
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
BASIC EARNINGS PER SHARE:(3)
Net income (loss)...............  $    (0.05)  $     0.16   $    (0.04)  $     0.61   $    (0.23)  $     0.96   $     0.90
Goodwill amortization...........  $       --   $     0.03   $     0.04   $     0.04   $     0.04   $     0.02   $     0.01
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Adjusted net income.............  $    (0.05)  $     0.19   $     0.00   $     0.65   $    (0.19)  $     0.98   $     0.91
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
Shares used in computing net
  income (loss) per share --
  basic(3)......................   7,802,942    7,802,942    7,802,942    7,802,942    7,802,942    7,789,299    5,661,089
DILUTED EARNINGS PER SHARE:(4)
Net income (loss)...............  $    (0.05)  $     0.16   $    (0.04)  $     0.61   $    (0.23)  $     0.94   $     0.89
Goodwill amortization...........  $       --   $     0.03   $     0.04   $     0.04   $     0.04   $     0.02   $     0.01
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Adjusted net income.............  $    (0.05)  $     0.19   $     0.00   $     0.65   $    (0.19)  $     0.96   $     0.90
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
Shares used in computing net
  income (loss) per share --
  assuming dilution(4)..........   7,802,942    7,802,942    7,802,942    7,835,554    7,802,942    7,964,409    5,767,546
Net income per share -- pro
  forma(5)......................                                                                                $     0.96
                                                                                                                ==========
Shares used in computing net
  income per share -- pro
  forma(5)......................                                                                                 7,877,835

                                     SIX MONTHS ENDED
                                         JULY 31,                               YEAR ENDED JANUARY 31,
                                  -----------------------   --------------------------------------------------------------
                                     2002         2001         2002         2001         2000         1999         1998
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA
Stores open at end of period:
  Licensed departments..........         576          592          577          596          640          557          507
  Freestanding stores...........          23           26           26           33           46           57           63
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total stores....................         599          618          603          629          686          614          570
Comparable store sales increase
  (decrease)(6).................        (1.3)%       (3.3)%       (2.1)%        3.3%         1.9%         4.2%         9.2%
Ratio of earning to fixed
  charges.......................        1.60         4.15         0.95         3.63        (1.01)       12.58         3.09
BALANCE SHEET DATA
Cash............................  $      298   $      404   $      357   $      240   $      454   $      693   $      365
Current assets..................      32,950       33,639       32,060       33,203       36,787       37,878       30,599
Total assets....................      76,841       79,904       77,405       81,078       83,033       75,594       60,129
Current liabilities.............      13,972       13,526       12,099       12,743       17,660       14,726       12,632
Long-term debt..................      13,846       13,398       15,915       18,384       20,369       14,069        8,296
Stockholders' equity............      48,748       50,727       49,101       49,446       44,651       46,470       38,818


---------------
(1) See Note 10 to Notes to Consolidated Financial Statements, included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002, a copy of which accompanies this Proxy Statement.

(2) As a result of favorable settlements on terminated leases, the Company realized a gain in fiscal 1997 related to the closing and disposal of stores during fiscal 1992 through 1995.

(3) Net income per share has been computed using the weighted average number of shares outstanding after giving effect for all periods presented to the 64-for-1 stock dividend and the conversion of all outstanding Series A Preferred Stock and Series C Preferred Stock into common stock upon the closing of the company's initial public offering in December 1997. Cash dividends on preferred stock of $217,000 were deducted from net income in computing net income per share for the fiscal year ended January 31, 1998.

(4) Net income per share -- assuming dilution has been computed using the weighted average number of shares outstanding after giving effect to the 64-for-1 stock dividend and the conversion of all outstanding Series A Preferred Stock and Series C Preferred Stock into common stock upon the closing of the company's initial public offering in December 1997. In addition, common share equivalents such as warrants and options are included in the computation for the years ended January 31, 2001, 1999 and 1998, respectively. Cash dividends on preferred stock of $217,000 were deducted from net income in computing net income per share -- assuming dilution for the fiscal year ended January 31, 1998.

(5) Net income per share -- pro forma is calculated by dividing net income after adjustment for applicable interest expense, net of tax ($2,208,000) by the adjusted number of weighted average shares outstanding after giving effect to the 2,500,000 shares that were sold at the initial public offering price to repay $20,375,000 of debt.

(6) Comparable-store sales reflect existing stores that have been open over 12 months.

COMPARATIVE DATA

Merger Consideration -- $4.25 per share to the public stockholders Net tangible book value at January 31, 2002 -- $5.52 per share

Net tangible book value at July 31, 2002 -- $5.57 per share


Net tangible book value at July 31, 2001 -- $6.50 per share


Net income (loss) for fiscal year ended January 31, 2002 -- $(0.04) per basic and diluted share


Net income (loss) for the six months ended July 31, 2002 -- $(0.05) per basic and diluted share


Net income (loss) for the six months ended July 31, 2001 -- $0.16 per basic and diluted share


Dividends for fiscal year ended January 31, 2002 and the six months ended July 31, 2002 -- $0

                        VOTE REQUIRED AND RECOMMENDATION


     The affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, other than the Affiliated Stockholders, whether in person or by proxy, is required to adopt the merger agreement. In addition, the affirmative vote of the majority of the votes entitled to be cast by the holders of the outstanding shares of common stock of U.S. Vision, including the Affiliated Stockholders, whether in person or by proxy, is required to adopt the merger agreement. As of September 24, 2002, the Affiliated Stockholders held 2,178,454 shares of common stock, representing 27.9% of the total issued and outstanding shares of common stock of U.S. Vision. The Affiliated Stockholders have indicated that they intend to vote their shares of common stock in favor of the merger.


     THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows the Company to "incorporate by reference" information into this Proxy Statement, which means that the Company can disclose important information by referring you to another document filed separately with the SEC. The following documents are incorporated by reference in this Proxy Statement and are deemed to be a part hereof:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002, a copy of which accompanies this Proxy Statement;


          (2) The Company's Current Report on Form 8-K, dated May 14, 2002 and September 16, 2002; and


          (3) The Company's Quarterly Report on Form 10-Q, for the quarter ended July 31, 2002, a copy of which accompanies this Proxy Statement.

     Any statement contained in a document incorporated by reference is deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces such statement.

                             AVAILABLE INFORMATION


     The Company is currently subject to the information requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Securities and Exchange Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 233 Broadway, New York, New York 10279. For further information concerning the SEC's public reference rooms, you may call the Securities and Exchange Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov." The common stock is listed on NASDAQ National Market, and materials also may be inspected at the NASDAQ's National Market offices at 33 Whitehall Street, New York, NY 10004.


     The Company, Kayak Acquisition and the Affiliated Stockholders have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits to the
Schedule 13E-3, certain parts of which are omitted, as permitted in accordance with the rules and regulations of the SEC, including a copy of the written report presented by Commerce Capital Markets as to the fairness of the consideration to be received in the merger, and filed as an exhibit to the
Schedule 13E-3. Descriptions contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3. Those descriptions are qualified in their entirety by reference to the document filed as an exhibit to the Schedule 13E-3. Copies of the Schedule 13E-3 and all exhibits to the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, without charge, by written request directed to us at the following address: U.S. Vision, Inc., One Harman Drive, Glendora, New Jersey 06029, Attn.: Carmen J. Nepa, III, Secretary, telephone number (856) 228-1000.


                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS

     The deadline for submission of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the fiscal 2001 annual meeting of stockholders is September 24, 2002. Any such proposal received by the Company's principal executive offices after such date will be considered untimely and may be excluded from the proxy statement and form of proxy.

     The deadline for submission of stockholder proposals to be presented at the fiscal 2001 annual meeting of stockholders, but which will not be included in the proxy statement and form of proxy relating to such meeting is December 6, 2002. Any such proposal received by the Company's principal executive offices after such date may be considered untimely and excluded. If such proposal is presented at the fiscal 2001 annual meeting of stockholders, the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

OTHER MATTERS

     The Board does not intend to bring before the special meeting for action any matters other than those specifically referred to above and is not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the special meeting, the persons named in the proxy intend to vote thereon in accordance with their judgment on such matters or motions, including any matters or motions dealing with the conduct of the special meeting.

     No person is authorized to give any information or to make any representations with respect to the matters described in this Proxy Statement other than those contained herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by the Company. The delivery of this Proxy Statement shall not under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information in this Proxy Statement is correct as of any time subsequent to the date hereof.

                                          By Order of the Board of Directors,

                                          /s/ CARMEN J. NEPA, III
                                          CARMEN J. NEPA, III
                                          Secretary


September 26, 2002

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN

                            KAYAK ACQUISITION CORP.

                                      AND

                               U.S. VISION, INC.

                                  DATED AS OF


                                  MAY 14, 2002

                               TABLE OF CONTENTS


ARTICLE I The Merger........................................................   A-1
  Section 1.1   The Merger..................................................   A-1
  Section 1.2   Effective Time..............................................   A-2
  Section 1.3   Closing.....................................................   A-2
  Section 1.4   Directors and Officers of the Surviving Company.............   A-2
  Section 1.5   Subsequent Actions..........................................   A-2
ARTICLE II Effect of the Merger on Capital Stock of the Company and the
  Purchaser.................................................................   A-2
  Section 2.1   Cancellation of Company Common Stock Owned by the
                Purchaser...................................................   A-2
  Section 2.2   Conversion of Shares for Merger Consideration; Converted
                Shares; Treasury Shares.....................................   A-2
  Section 2.3   Options and Warrants........................................   A-3
  Section 2.4   Exchange of Certificates....................................   A-3
  Section 2.5   Dissenting Shares...........................................   A-5
  Section 2.6   Withholding Rights..........................................   A-5
  Section 2.7   Certain Adjustments.........................................   A-6
ARTICLE III Representations and Warranties of the Company...................   A-6
  Section 3.1   Organization; Qualification.................................   A-6
  Section 3.2   Capitalization..............................................   A-6
  Section 3.3   Authorization; Validity of Agreement; Company Action........   A-6
  Section 3.4   Board Approvals Regarding Transactions......................   A-7
  Section 3.5   Vote Required...............................................   A-7
  Section 3.6   Consents and Approvals......................................   A-7
  Section 3.7   Litigation..................................................   A-7
  Section 3.8   Information in Proxy Statement and Schedule 13E-3...........   A-7
  Section 3.9   Brokers or Finders..........................................   A-8
  Section 3.10  Disclaimer of Implied Representations and Warranties........   A-8
ARTICLE IV Representations and Warranties of the Purchaser..................   A-8
  Section 4.1   Organization................................................   A-8
  Section 4.2   Authorization; Validity of Agreement; Necessary Action......   A-8
  Section 4.3   Consents and Approvals; No Violations.......................   A-8
  Section 4.4   Information in Proxy Statement and Schedule 13E-3...........   A-9
  Section 4.5   Purchaser's Operations......................................   A-9
  Section 4.6   Brokers or Finders..........................................   A-9
  Section 4.7   Financing...................................................   A-9
  Section 4.8   Known Company Breach........................................  A-10
ARTICLE V Covenants.........................................................  A-10
  Section 5.1   Interim Operations of the Company...........................  A-10
  Section 5.2   No Solicitation of Competing Transaction....................  A-12
  Section 5.3   Special Meeting.............................................  A-13
  Section 5.4   Access to Information; Confidentiality......................  A-14
  Section 5.5   Commercially Reasonable Efforts.............................  A-15
  Section 5.6   Financing...................................................  A-16

  Section 5.7   Publicity...................................................  A-16
  Section 5.8   Notification of Certain Matters.............................  A-17
  Section 5.9   State Takeover Laws.........................................  A-17
  Section 5.10  Option and Warrant Matters..................................  A-17
  Section 5.11  Disclosure Schedule Updates.................................  A-17
  Section 5.12  Indemnification and Insurance...............................  A-17
ARTICLE VI Conditions.......................................................  A-18
  Section 6.1   Conditions to Each Party's Obligation to Effect the
                Transactions................................................  A-18
  Section 6.2   Conditions to the Obligations of the Company to Effect the
                Transactions................................................  A-19
  Section 6.3   Conditions to the Obligations of the Purchaser to Effect the
                Transactions................................................  A-19
ARTICLE VII Termination.....................................................  A-20
  Section 7.1   Termination.................................................  A-20
  Section 7.2   Effect of Termination.......................................  A-21
ARTICLE VIII Rules of Interpretation........................................  A-21
  Section 8.1   Rules of Interpretation.....................................  A-21
ARTICLE IX Miscellaneous....................................................  A-22
  Section 9.1   Fees and Expenses...........................................  A-22
  Section 9.2   Amendment and Modification..................................  A-22
  Section 9.3   Notices.....................................................  A-22
  Section 9.4   Counterparts................................................  A-23
  Section 9.5   Entire Agreement; No Third-Party Beneficiaries..............  A-23
  Section 9.6   Severability................................................  A-23
  Section 9.7   Governing Law; Waiver of Jury Trial.........................  A-24
  Section 9.8   Enforcement.................................................  A-24
  Section 9.9   Extension; Waiver...........................................  A-24
  Section 9.10  Assignment..................................................  A-24
  Section 9.11  Transfer Taxes..............................................  A-24
  Section 9.12  Nonsurvival of Representations and Warranties...............  A-24
  Section 9.13  Independent Counsel.........................................  A-24
  Section 9.14  Acknowledgement of Certain Relationships....................  A-25
APPENDIX A -- DEFINITIONS
EXHIBIT A -- DISCLOSURE SCHEDULE
EXHIBIT B -- PURCHASER DISCLOSURE SCHEDULE

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 14, 2002, is by and between Kayak Acquisition Corp., a Delaware corporation (the "Purchaser"), and U.S. Vision, Inc., a Delaware corporation (the "Company"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in Appendix A attached hereto.

                                   BACKGROUND

     WHEREAS, a Special Committee of the Board of Directors of the Company formed on January 28, 2002 (the "Special Committee") has (i) considered the merger of the Purchaser with and into the Company (the "Merger") and the other Transactions, all upon the terms and provisions of and subject to the conditions set forth in this Agreement, and (ii) by resolutions duly adopted, recommended approval of this Agreement, the Merger and the other Transactions by the Board of Directors of the Company;

     WHEREAS, by resolutions duly adopted, the Board of Directors of the Company, subsequent to the recommendation of the Special Committee, has (i) determined that the Merger is advisable and in the best interests of the Company's stockholders other than the Purchaser Stockholders (as defined below), and (ii) approved this Agreement, the Merger and the other Transactions in accordance with the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL") and upon the terms and subject to the conditions set forth herein;

     WHEREAS, by resolutions duly adopted, the Board of Directors of the Purchaser has (i) determined that the Merger is advisable and in the best interests of its stockholders, and (ii) approved this Agreement, the Merger and the other Transactions in accordance with the DGCL and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Transactions.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I


                                   THE MERGER



     SECTION 1.1 The Merger. Upon the terms and provisions of and subject to the conditions set forth in this Agreement and the certificate of merger (the "Certificate of Merger"), and in accordance with the applicable provisions of the DGCL, at the Effective Time, the Company and the Purchaser shall consummate the Merger pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, and (ii) the Company shall be the surviving company in the Merger (the "Surviving Company") and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Company. Pursuant to the Merger,
(i) the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Company after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by applicable law; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Company shall be amended to reflect that the name of the Company shall be U.S. Vision, Inc., and (ii) the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Company after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by applicable law.

     SECTION 1.2 Effective Time. On the Closing Date (as defined below), the parties shall cause the Merger to be consummated by causing a Certificate of Merger with respect to the Merger to be executed and filed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under applicable law. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as is specified therein.


     SECTION 1.3  Closing.   The closing of the Merger shall take place at 10:00
a.m., local time, on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second business day after satisfaction or waiver of all of the conditions set forth in
Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date"), at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103, or at such other time, date or place as the parties may agree in writing.


     SECTION 1.4 Directors and Officers of the Surviving Company. The members of the Board of Directors of the Purchaser immediately prior to the Effective Time and the officers of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the members of the Board of Directors and officers, respectively, of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Company. If, at the Effective Time, a vacancy shall exist on the Company's Board of Directors or in any office of the Surviving Company, such vacancy may thereafter be filled in the manner provided by applicable law.

     SECTION 1.5 Subsequent Actions. At and after the Effective Time, the Surviving Company shall take all action as shall be required in connection with the Merger, including, but not limited to, the execution and delivery of any further deeds, assignments, instruments or documents as are necessary or desirable to carry out and effectuate the Transactions.

                                   ARTICLE II


                    EFFECT OF THE MERGER ON CAPITAL STOCK OF


                         THE COMPANY AND THE PURCHASER



     SECTION 2.1 Cancellation of Company Common Stock Owned by the Purchaser; Cancellation of Purchaser Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock that are owned by the Purchaser shall automatically be canceled and retired and shall cease to exist and no consideration shall be paid with respect thereto. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all shares of Purchaser Common Stock shall automatically be canceled and retired and shall cease to exist and no consideration shall be paid with respect thereto.



     SECTION 2.2 Conversion of Shares for Merger Consideration; Converted Shares; Treasury Shares.


     (a) Subject to Section 2.4, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Share outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive, and each certificate, which immediately prior to the Effective Time represented such Shares, shall evidence solely the right to receive from the Purchaser, $4.25 in cash (the "Merger Consideration") payable, without interest, upon surrender of the certificates formerly representing such Shares. Each fractional share outstanding immediately prior to the Effective Time shall be rounded up to the nearest whole number and shall automatically be converted into the right to receive from the Purchaser the Merger Consideration, without interest.

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Converted Share outstanding immediately prior to the Effective Time shall automatically be converted into and shall become one duly authorized, validly issued, fully paid and non-assessable share of Surviving Company Common Stock upon the surrender of the certificates previously representing such Converted Shares.

     (c) All Treasury Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and retired and shall cease to exist and no consideration shall be paid with respect thereto.


     SECTION 2.3  Options and Warrants.



     (a) At least 30 days before the Effective Time, the Board of Directors of the Company shall (i) adopt resolutions providing that each Option (other than a Converted Option) outstanding immediately prior to the Effective Time shall (A) become fully vested and exercisable as of immediately prior to the Effective Time, (B) entitle the holder, without payment of the exercise price for Shares subject to such Option, to receive in cash, without interest, from the Surviving Company at the Closing, an amount equal to the product of (I) the number of unissued Shares subject to such Option, and (II) the excess, if any, of the Merger Consideration over the per-share exercise price for Shares subject to such Option, such product to be reduced by the amount of withholding or other taxes required by law to be withheld with respect to the exercise of such Option, and (C) be cancelled as of the Effective Time if such Option is not exercised immediately prior to the Effective Time; and (ii) provide, or cause to be provided, to the holder of each Option (other than a Converted Option), a notice of cancellation of such Option as of the Effective Time and the right of the holder to exercise such Option as of immediately prior to the Effective Time provided notice of such exercise is given by the Option holder to the Company during the 30-day period preceding the Effective Time.


     (b) Except as provided in Section 2.3(d) below, as of the Effective Time, each outstanding Converted Option granted by the Company, whether or not then exercisable, shall be modified to provide for cancellation as of the Effective Time in consideration of the holder of such Converted Option receiving from the Surviving Company a Subordinated Note of the Surviving Company in an amount equal to the product of (i) the number of unissued Shares subject to such Converted Option at the time of such cancellation, and (ii) the excess, if any, of the Merger Consideration over the per-share exercise price for Shares subject to such Converted Option at the time of such cancellation, such product to be reduced by the amount of withholding or other taxes required by law to be withheld with respect to the cancellation of such Converted Option and the receipt of the Subordinated Note of the Surviving Corporation.

     (c) Except as provided in Sections 2.3(d) below, as of the Effective Time, each outstanding Warrant granted by the Company shall be cancelled as of the Effective Time in consideration of payment to the holder thereof, in cash, without interest, from the Surviving Company of an amount equal to the product of (i) the number of unissued Shares subject to such Warrant at the time of such cancellation, and (ii) the excess, if any, of the Merger Consideration over the per-share exercise price for Shares subject to such Warrant, such product to be reduced by the amount (if any) of withholding or other taxes required by law to be withheld with respect to amounts received upon the cancellation of such Warrant.

     (d) Notwithstanding any other provision of this Section 2.3 to the contrary, payment of any consideration shall be withheld with respect to any Option, Converted Option or Warrant, as applicable, until the holder of such Option, Converted Option or Warrant, as applicable, shall have delivered to the Company any consent to the foregoing cancellation and payment that is required pursuant to the terms and conditions of any Option, Converted Option or Warrant, in a form reasonably satisfactory to the Purchaser and the Company.


     SECTION 2.4  Exchange of Certificates.


     (a) Paying Agent. The Purchaser shall designate a bank or trust company, reasonably satisfactory to the Company, to act as agent for the holders of the Shares, Options and Warrants in connection with the Merger to receive in trust the funds to which the holders of such Shares, Options and Warrants shall become entitled pursuant to Section 2.2 and Section 2.3 (the "Paying Agent"). On or prior to the Effective Time, the Purchaser shall deposit with the Paying Agent, or cause to be deposited with the Paying Agent, immediately available funds, for the benefit of such holders of Shares, Options and Warrants, the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.2 and Section 2.3. Such funds shall be invested as directed by the Purchaser or the Surviving Company pending payment thereof by the Paying Agent to the holders of the Shares, Options and Warrants. Earnings from such investments shall be the sole and exclusive property of the Purchaser and the Surviving Company, and no part of such earnings shall accrue to the benefit of the holders of the Shares, Options or Warrants.

     (b) Exchange Procedures.

     (i) Promptly after the Effective Time, and using commercially reasonable efforts to do so within three (3) Business Days thereafter, the Paying Agent shall mail to each holder of record of an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares,
(A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of such certificates to the Paying Agent and shall have such customary provisions not inconsistent with this Agreement as the Purchaser may reasonably specify) and (B) instructions for use in effecting the surrender of each certificate in exchange for payment of the Merger Consideration. Upon surrender of a certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Purchaser or the Surviving Company, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such certificate, and the certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration.

     (ii) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered certificate is registered, it shall be a condition of payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Company that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each certificate shall be deemed, for all corporate purposes, at any time after the Effective Time, to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.4.

     (iii) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Company a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Company and which is customary in such instances and, if deemed reasonably advisable by the Surviving Company, a bond in such sum as the Surviving Company may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to such certificate claimed to have been lost, stolen or destroyed.

     (iv) Until surrendered as contemplated by this Section 2.4, each certificate formerly representing the Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration for each such Share.

     (v) Subject to the provisions of the DGCL, all cash paid upon the surrender for exchange of certificates formerly representing Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares exchanged for cash theretofore represented by such certificates.

     (c) Transfer Books; No Further Ownership Rights. At the Effective Time, the stock, option and warrant transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares, Options or Warrants on the records of the Company. From and after the Effective Time, the holders of certificates and/or grant or other agreements evidencing ownership of the Shares, Options or Warrants, as the case may be, outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, Options or Warrants, as the case may be, except as otherwise provided for herein or by applicable law.

     (d) Termination of Fund; No Liability. At any time following the day which is twelve (12) months after the Effective Time, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of certificates, and thereafter such holders shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Company nor the Paying Agent shall be liable to any holder of a certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.5  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares, if any, shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.2, but the holder thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Company in accordance with the DGCL, and any portion of the Merger Consideration deposited with the Paying Agent to pay for such shares shall be returned to the Surviving Company upon demand; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish such holder's entitlement to relief as a dissenting stockholder as provided in
Section 262 of the DGCL, (ii) shall have effectively withdrawn such holder's demand for relief as a dissenting stockholder with respect to such Dissenting Shares or lost such holder's right to relief as a dissenting stockholder and payment for such holder's Dissenting Shares under Section 262 of the DGCL, or
(iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, if applicable, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such shares, and each such share shall be converted into the right to receive the Merger Consideration without interest thereon, from the Surviving Company as provided in Section 2.2.

     (b) Notwithstanding the provisions of Section 2.5(a), if any holder of shares of Company Common Stock who demands appraisal of his or her shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or upon the occurrence of such event, whichever later occurs, such holder's shares of Company Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.2, without interest, upon surrender of the certificate or certificates representing such shares pursuant to Section 2.4.

     (c) The Company shall give the Purchaser (i) prompt notice of any written demands for payment of the fair value of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Purchaser, the Company shall not voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands.


     SECTION 2.6 Withholding Rights. The Purchaser and the Surviving Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Warrants or Options, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

     SECTION 2.7 Certain Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split, reverse stock split, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares, Options and Warrants the same economic effect as contemplated by this Agreement.


                                  ARTICLE III


                              REPRESENTATIONS AND


                           WARRANTIES OF THE COMPANY


     Except (i) as set forth in the Disclosure Schedule (each section of which qualifies only the correspondingly numbered representation and warranty as specified therein), (ii) as disclosed in the Company SEC Documents, or (iii) as referenced in the particular section of this Article III to which exception is being taken, the Company represents and warrants to the Purchaser as follows:


     SECTION 3.1  Organization; Qualification.


     (a) The Company and each Subsidiary (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its state of organization, and (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

     (b) The Company and each Subsidiary is duly qualified to do business as a foreign corporation in good standing in the jurisdictions listed in the Disclosure Schedule, which include every jurisdiction in which the property owned, leased or operated by it or the conduct of its business makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

     (c) The Company has, prior to the date of this Agreement, made available to the Purchaser true, complete and correct copies of the Company's Certificate of Incorporation, as amended, and the Company's By-Laws, as amended, and the comparable governing documents of each Subsidiary, in each case as amended and in full force and effect as of the date of this Agreement.


     SECTION 3.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of capital stock, 15,000,000 shares of which are Company Common Stock, of which, 7,802,942 shares are issued and outstanding, and 5,000,000 shares of which are preferred stock, none of which, are issued and outstanding. There are reserved for issuance pursuant to a Company Stock Option Plan or pursuant to securities exercisable for, or convertible into or exchangeable for 2,105,500 shares of Company Common Stock, of which 1,653,920 unexercised options or warrants are issued and outstanding. To the Knowledge of the Company, all of such outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the exercise of outstanding Options and Warrants will be, when issued in accordance with the term thereof, duly authorized, validly issued, fully paid and nonassessable. To the Knowledge of the Company, no shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any Liens imposed through the actions or failure to act of the Company. Other than as set forth in the Disclosure Schedule, to the Knowledge of the Company, there are no (i) outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, securities or rights relating to or convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or (ii) other commitments or rights of any character whatsoever relating to the issuance of, or arrangements by which the Company or any Subsidiary is or may become bound to, issue additional shares of capital stock of the Company or any Subsidiary.



     SECTION 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, have been duly authorized by the Board of Directors of the Company and, except for obtaining the Stockholder Approval (as defined below), no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions (other than the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by the Purchaser, is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).


     SECTION 3.4 Board Approvals Regarding Transactions. By resolutions duly adopted, the Company's Board of Directors, subsequent to the recommendation of the Special Committee, has (i) determined that the Merger is advisable and in the best interests of the Company's stockholders other than the Purchaser Stockholders, (ii) approved this Agreement, the Merger and the other Transactions in accordance with the DGCL and upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement, and none of the aforesaid actions by the Company's Board of Directors has been amended, rescinded or modified. No business combination, control share acquisition or other state takeover statute, other than as set forth in Sections 203 and 262 of the DGCL, if applicable, will impose any procedural, voting or other restrictions on any of the Transactions.



     SECTION 3.5 Vote Required. The affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3) percent of the votes entitled to be cast by the holders of the Company Common Stock, other than the Purchaser Stockholders (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger.



     SECTION 3.6  Consents and Approvals.


     (a) Except as disclosed in the Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of any Subsidiary.

     (b) Except as disclosed in the Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will require any filing or registration with, or permit, authorization, consent or approval of, or notice to any Governmental Entity, except for (A) any required filing of a premerger notification and report form by the Company under the HSR Act, (B) the filing with the SEC of the Proxy Statement, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (C) any registration, filing or notification required pursuant to state securities or "blue sky" laws, and (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.


     SECTION 3.7 Litigation. To the Knowledge of the Company, there is no action, suit, inquiry, proceeding or investigation by or before any Governmental Entity pending or threatened against or involving or affecting the Company or any Subsidiary that, individually or in the aggregate, (i) would reasonably be expected to have a Material Adverse Effect, or (ii) would reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the Transactions.



     SECTION 3.8 Information in Proxy Statement and Schedule 13E-3. Except for information supplied or to be supplied by or on behalf of the Purchaser, all information in (a) the Schedule 13E-3, and (b) the Proxy Statement will not, in the case of the Schedule 13E-3 and each amendment or supplement thereto as of the date thereof and as of the Effective Time, and in the case of the Proxy Statement, either at the date mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company represents and warrants further that each of the Proxy Statement and the Schedule 13E-3, except for information supplied or to be supplied by or on behalf of the Purchaser, will comply in all material respects with all applicable provisions of the Exchange Act.


     SECTION 3.9 Brokers or Finders. To the Knowledge of the Company, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers', finder's, financial advisor's fee or other commission or similar fee in connection with any of the Transactions, except as set forth in the Disclosure Schedule.



     SECTION 3.10 Disclaimer of Implied Representations and Warranties. Except for the representations and warranties given or made by the Company in this Agreement, or given or made in any other document, instrument or agreement executed by the Company pursuant to this Agreement, the Company hereby disclaims any and all implied representations and warranties.


                                   ARTICLE IV


                         REPRESENTATIONS AND WARRANTIES


                                OF THE PURCHASER


     The Purchaser represents and warrants to the Company that:


     SECTION 4.1 Organization. The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has full corporate power and authority to carry on its business as now being conducted and to own the properties and assets it now owns.



     SECTION 4.2 Authorization; Validity of Agreement; Necessary Action. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions, have been duly authorized by the Board of Directors and the stockholders of the Purchaser and no other corporate action on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming due and valid authorization, execution and delivery thereof by the Company, is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).



     SECTION 4.3  Consents and Approvals; No Violations.



     (a) None of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions or compliance by the Purchaser with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any notice requirement, right of termination, amendment, cancellation or acceleration) or loss of any benefit under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule, regulation, permit or license applicable to the Purchaser or any of its properties or assets, except in the case of the foregoing clauses (ii) and (iii) such violations, breaches, defaults, losses of creations of Liens that, individually or in the aggregate, would not reasonably be expected to impair the ability of the Purchaser to perform its obligations under this Agreement.


     (b) None of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions or compliance by the Purchaser with any of the provisions of this

Agreement will require any filing or registration with, or permit, authorization, consent or approval of, or notice to any Governmental Entity, except for (A) any required filing of a premerger notification and report form by the Company under the HSR Act, (B) the filing with the SEC of the Proxy Statement, the Schedule 13E-3 and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, and (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.


     SECTION 4.4 Information in Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied in writing by or on behalf of the Purchaser for inclusion in the Proxy Statement or in the Schedule 13E-3 will, in the case of the Schedule 13E-3 and each amendment or supplement thereto as of the date thereof and as of the Effective Time, and in the case of the Proxy Statement, either at the date mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Purchaser represents and warrants further that the Proxy Statement and the Schedule 13E-3, as to information supplied or to be supplied in writing by or on behalf of the Purchaser, will comply in all material respects with all applicable provisions of the Exchange Act.



     SECTION 4.5 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.



     SECTION 4.6 Brokers or Finders. To the Knowledge of the Purchaser, the Company has not engaged any agent, broker, investment banker, financial advisor or other firm or Person that is entitled or will be entitled to any brokers', finders', or financial advisor's fee or other commission or similar fee in connection with any of the Transactions, except as set forth in the Purchaser Disclosure Schedule. In addition, no agent, broker, investment banker, financial or other firm or Person retained or engaged by Purchaser or any of its Affiliates is entitled or will be entitled to any brokers', finders', or financial advisor's fee or other commission or similar fee in connection with any of the Transactions, except as set forth in the Purchaser Disclosure Schedule.



     SECTION 4.7  Financing.


     (a) Purchaser has delivered to the Company true and complete copies of (i) a letter and related term sheet, dated as of February 25, 2002 (collectively, the "Commerce Letter") from Commerce Bank, N.A. ("Commerce Bank"), in which Commerce Bank expresses its intent to provide the Company, with the other lenders named therein, a $15,000,000 term loan (the "Term Loan") and a $17,500,000 revolving line of credit (the "Revolver"), on the terms and conditions outlined in the Commerce Letter, for the purpose of providing financing for the Transactions; (ii) a letter of intent, dated March 21, 2002 (the "Vendor A Letter") from a vendor of the Company ("Vendor A"), in which Vendor A expresses its intent to provide the Company with a $3,000,000 advance, on the terms and conditions outlined in the Vendor A Letter, for the purpose of providing financing for the Transactions; and (iii) a letter of intent, dated as of April 11, 2002 (the "Vendor B Letter") from a vendor of the Company ("Vendor B"), in which Vendor B expresses its intent to provide the Company with a $6,000,000 marketing advance, on the terms and conditions outlined in the Vendor B Letter, for the purpose of providing financing for the Transactions (the Commerce Letter, the Vendor A Letter and the Vendor B Letter are collectively referred to as the "Commitment Letters"). The Vendor A Letter and the Vendor B Letter have been previously delivered to the Company. The Commerce Letter is attached to and described in the Purchaser Disclosure Schedule. Purchaser will deliver to the Company correspondence (the "Commerce Consent") from Commerce Bank, in which Commerce Bank has authorized the Company to use up to $2,400,000 from the Revolver to finance the Transactions (the Commitment Letters, the Revolver and the Commerce Consent shall be collectively referred to herein as the "Financing Arrangements").

     (b) The Financing Arrangements, if concluded in accordance with their terms, will provide sufficient financing to consummate the Transactions, including, without limitation, the payment of the Merger Consideration and the aggregate Net Amount, and to pay all fees and expenses related to the Transactions. Purchaser has no Knowledge of any existing facts or existing circumstances that may cause the Company or the Purchaser, as the case may be, to be unable to consummate the Financing Arrangements or receive the financing called for therein. As of the date hereof, none of the Financing Arrangements has been amended or modified in any respect.


     SECTION 4.8 Known Company Breach. Purchaser has no Knowledge of any breach of or inaccuracy in any representation or warranty of the Company contained in Article III.


                                   ARTICLE V

                                   COVENANTS


     SECTION 5.1 Interim Operations of the Company. The Company covenants and agrees that during the period from the date of this Agreement to the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as set forth in the Disclosure Schedule, or (iii) as consented to in writing by the Purchaser after the date hereof (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each Subsidiary to, conduct its businesses only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, use its commercially reasonable efforts to (A) preserve its business organization intact, (B) keep available the services of its current officers and employees, and (C) maintain its existing relations with material customers, suppliers, creditors, business partners and others having material business dealings with it. Without limiting the generality of the foregoing, and subject to exceptions set forth in clauses (i) through (iii) above, during the period from the date of this Agreement to the Effective Time the Company shall not and shall not permit any Subsidiary to:


          (a) (i) amend or propose to amend its Certificate of Incorporation or By-Laws or similar organizational documents (other than in the case of any Wholly-Owned Company Subsidiary), (ii) except as required for issuances of any class or series of its capital stock by any directly or indirectly Wholly-Owned Company Subsidiary to its parent in the ordinary course of business consistent with past practice, issue, sell, grant, transfer, or subject to any Lien any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, or any stock or phantom appreciation rights or performance share awards or other rights to receive Shares other than (x) the issuance of shares of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise in accordance with their present terms of (A) Options and (B) Warrants, in each case to the extent outstanding on the date hereof, and
     (y) the issuance of shares of Company Common Stock in accordance with past practice pursuant to the terms of the Company Stock Option Plan as in effect on the date of this Agreement, (iii) declare, set aside or pay any dividend or make any other actual, constructive or deemed distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, other than the declaration, setting aside or payment of cash dividends from any Wholly-Owned Company Subsidiary to its parent consistent with past practice, (iv) split, combine or reclassify any shares of any class or series of its stock or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

          (b) except as permitted by Section 5.2 hereof, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary(other than the Merger);

          (c) other than as contemplated by this agreement or in connection with inter-company indebtedness between the Company and any of its Wholly-Owned Company Subsidiaries or between any Subsidiary or except if the amount of any of the following items does not exceed $75,000.00 in the aggregate: (i) incur or assume any long-term debt or incur or assume any short-term indebtedness, (ii) modify the terms of any indebtedness or other liability, other than under its existing line of credit and modifications of short term debt in the ordinary course of business consistent with past practice,
     (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or
     (iv) make any loans, advances or capital contributions to, or investments in, any other Person;


          (d) (i) make or agree to make any capital expenditures in excess of $75,000.00 in the aggregate (not including new store openings), (ii) enter into any agreement that would be a Material Agreement had such agreement been entered into prior to the date hereof, (iii) modify, amend or terminate any of its Material Agreements or waive, release or assign any material rights or claims thereunder, or (iv) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any Subsidiary's ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any Subsidiary's activities;


          (e) (i) enter into any collective bargaining agreement, (ii) increase by greater than five (5%) over the prior fiscal year the compensation, including bonuses, payable or to become payable to any of its officers (i.e. vice presidents and above) or directors, (iii) enter into or amend any employment, severance, retention, consulting, termination or other agreement with, or grant any additional retention, severance or termination pay to, any of its officers, directors or employees, (iv) adopt any employee benefit plan if such adoption would create or increase any liability or obligation on the part of the Company or any Subsidiary or, except as required by law, amend any Plan, (v) except as contemplated by this Agreement, amend the terms of any Option, (vi) change the manner in which contributions to any pension or retirement plan are made or the basis on which such contributions are determined (including actuarial assumptions used to calculate funding obligations) or (vii) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants;

          (f) acquire or enter into any agreement or transaction relating to the acquisition, by merger, consolidation with or the purchase of a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

          (g) transfer, lease (as lessor), license (as licensor), sell, dispose of or subject to any Lien (including securitization) any assets, except in the ordinary course of business; or

          (h) except as contemplated by this Agreement or except in an amount not to exceed $50,000.00 in the aggregate, pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or disclosed in the Balance Sheet (or the notes thereto) or incurred since the Balance Sheet Date;

          (i) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to the Purchaser;

          (j) (A) change any of the accounting methods used by it unless required by GAAP or (B) make any material tax election or change any material tax election already made, adopt any material tax accounting method, change any material tax method unless required by GAAP or any Governmental Entity, law or regulation, enter into any closing agreement or settle or compromise any material Tax claim or assessment or waive the statute of limitations in respect of any such material Tax claim or assessment;

          (k) except as permitted by Section 5.2 hereof, take, or agree to commit to take, any action which it believes when taken would cause any representation or warranty of the Company contained herein that is qualified as to materiality from being untrue or inaccurate in any respect or any such representation or warranty that is not so qualified from being untrue or inaccurate in any material respect or that would materially impair the ability of the Company to consummate any of the Transactions in accordance with the terms of this Agreement or materially delay such consummation; and

          (l) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     SECTION 5.2  No Solicitation of Competing Transaction.

     (a) Neither the Company nor any Subsidiary shall (and the Company shall not authorize the officers, directors, employees, representatives and agents of the Company or any Subsidiary, including, but not limited to, investment bankers, attorneys and accountants, to), directly or indirectly through any other Person,
(i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate any Acquisition Proposal, or afford access to the properties, books or records of the Company or any Subsidiary to any Person or group in connection with any Acquisition Proposal, or (ii) participate in or initiate discussions or negotiations concerning any Acquisition Proposal; provided, however, that nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company's Board of Directors or the Special Committee from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company's Board of Directors or the Special Committee, after receiving advice from outside counsel, is reasonably expected to be required under applicable law, provided that the Company may not, except as permitted by Section 5.2(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement concerning any Acquisition Proposal, or (C) making inquiries reasonably designed to determine whether the Acquisition Proposal could reasonably be expected to constitute a superior transaction to the Merger from a financial point of view to the stockholders of the Company other than the Purchaser Stockholders and is reasonably capable of being funded and consummated. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the Effective Time, the Company may furnish information (including non-public information) concerning its business, properties or assets to any Person or group pursuant to customary confidentiality agreements, and may negotiate and participate in discussions and negotiations with such Person or group concerning an Acquisition Proposal if: (x) such Person or group has, on an unsolicited basis (and otherwise in the absence of a breach by the Company of the provisions of this
Section 5.2(a)), submitted a bona fide written proposal to the Company, the Company's Board of Directors or the Special Committee relating to any such Acquisition Proposal which the Special Committee determines in good faith could reasonably be expected to constitute a superior transaction to the Merger from a financial point of view to the stockholders of the Company other than the Purchaser Stockholders and is reasonably capable of being funded and consummated, and (y) in the good faith judgment of the Company's Board of Directors or the Special Committee such action is reasonably expected to be required to discharge its fiduciary duties to the Company's stockholders under applicable law, determined only after receipt of legal advice of legal counsel to the Company's Board of Directors or the Special Committee that the failure to provide such information or access or to engage in such discussions or negotiations may cause the Company's Board of Directors or the Special Committee to violate its fiduciary duties to the Company's stockholders under applicable law.

     The Company will promptly notify the Purchaser of the existence of any Acquisition Proposal received by the Company, and the Company will promptly communicate to the Purchaser the terms of any Acquisition Proposal which it may receive and the identity of the party making such proposal. The Company will keep the Purchaser informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal.

     (b) Except as set forth in this subsection (b), neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by the Company's Board of Directors or any such committee this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company (or any Subsidiary) to enter into any letter of intent, agreement in principle or agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Company, in response to a Superior Proposal which did not otherwise result from a breach of Section 5.2(a), may terminate this Agreement in order to enter into a letter of intent, agreement in principle or agreement with respect to a Superior Proposal, but only at a time that is prior to the Effective Time and is after the fifth (5th) Business Day following the Purchaser's receipt of written notice from the Company advising the Purchaser that the Company has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal; provided, however, that prior to such termination the Company shall have caused its financial and legal advisors to negotiate with the Purchaser; and, provided, further, however, that prior to such termination the Purchaser has not made a bona fide written proposal to the Company, the Company's Board of Directors or the Special Committee that the Company's Board of Directors or the Special Committee determines in good faith after consulting with its legal and financial advisors is (i) reasonably capable of being funded and consummated, and (ii) at least as favorable to the stockholders of the Company other than the Purchaser Stockholders as the Superior Proposal which the Company proposes to accept.

     SECTION 5.3  Special Meeting.

     (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law, as promptly as practicable following the execution of this Agreement:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon adoption of this Agreement (the "Special Meeting"). Notwithstanding the foregoing, if prior to the scheduled date of the Special Meeting the Special Committee determines that it has received an Acquisition Proposal that constitutes a Superior Proposal, then the Company may postpone the Special Meeting for up to thirty (30) Business Days;

          (ii) prepare and file with the SEC a preliminary form of the Proxy Statement and a Schedule 13E-3 relating to the Merger and this Agreement (which Proxy Statement and Schedule 13E-3 shall include all information concerning the Company and the Purchaser required to be set forth therein pursuant to the Exchange Act) and use commercially reasonable efforts to obtain and furnish the information required by the SEC to be included in the Proxy Statement and the Schedule 13E-3 and, after consultation with the Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and the Schedule 13E-3;

          (iii) file a definitive form of the Proxy Statement and any amendments or supplements to the Schedule 13E-3 reflecting compliance with comments and requests of the SEC in accordance with the Exchange Act as the Company shall deem appropriate after consultation with the Purchaser;

          (iv) as promptly as practicable after the Proxy Statement and the
     Schedule 13E-3 have been cleared by the SEC, cause a definitive Proxy Statement, including any amendment or supplement thereto, to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement and the Schedule 13E-3 will be made by the Company without consultation with the Purchaser and its counsel and shall include therein
     (A) the recommendation of the Company's Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement, except as may be otherwise required for the Company's Board of Directors to comply with its fiduciary duties to stockholders imposed by law as advised by legal counsel, and (B) the Fairness Opinion;

          (v) use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Merger and shall take all other action reasonably necessary to secure any vote of its stockholders required under the DGCL and its Certificate of Incorporation and By-Laws to effect the Merger.

     (b) Each party shall provide promptly to the other party all information concerning its (and its subsidiaries' and Affiliates') business, financial condition and affairs as may be necessary or reasonably required in connection with the preparation or filing of the Proxy Statement and the Schedule 13E-3 and shall otherwise cooperate and cause its representatives to cooperate with the other party's representatives in the preparation and filing of the Proxy Statement and the Schedule 13E-3. The Company and the Purchaser shall use commercially reasonable efforts to cause the Proxy Statement and the Schedule 13E-3 to be completed as soon as practicable and to distribute copies of the Proxy Statement to the stockholders of the Company. After the execution of this Agreement and prior to the mailing of the Proxy Statement, and thereafter until the

Closing Date, the Company and the Purchaser shall promptly advise each other of any facts or information which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3.


     (c) Each of the Company and the Purchaser shall consult and confer with the other and the other's counsel regarding the Proxy Statement and the Schedule 13E-3 and each shall have the opportunity to comment on the Proxy Statement and the Schedule 13E-3 and any amendments and supplements thereto before the Proxy Statement and the Schedule 13E-3, and any amendments or supplements thereto, are filed with the SEC and before the Proxy Statement is mailed to Company stockholders. Company shall and shall cause its counsel to provide a draft of the Proxy Statement and the Schedule 13E-3 to the counsel for the Purchaser within five (5) Business Days from the execution of this Agreement. Purchaser shall and shall cause its counsel to provide comments on the Proxy Statement and the Schedule 13E-3 to the counsel for the Company within five (5) Business Days of receipt of the draft Proxy Statement and Schedule 13E-3 from Company counsel. Each of the Company and the Purchaser will provide to the other copies of all correspondence between it (or its advisors) and the SEC relating to the Proxy Statement and the Schedule 13E-3. The Company and the Purchaser agree that all telephonic calls and meetings with the SEC regarding the Proxy Statement and the
Schedule 13E-3 and the Transactions shall include representatives of each of the Company and the Purchaser.


     (d) At the Special Meeting, the Purchaser shall vote, or cause to be voted, all shares of Company Common Stock owned beneficially or of record by the Purchaser or any Subsidiary or Affiliate of the Purchaser in favor of the adoption of this Agreement.

     (e) The Company covenants that, except for information supplied or to be supplied by or on behalf of the Purchaser, all information in (a) the Schedule 13E-3, and (b) the Proxy Statement will not, in the case of the Schedule 13E-3 and each amendment or supplement thereto as of the date thereof and as of the Effective Time, and in the case of the Proxy Statement, either at the date mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company covenants that each of the Proxy Statement and the Schedule 13E-3, except for information supplied or to be supplied by or on behalf of the Purchaser, will comply in all material respects with all applicable provisions of the Exchange Act.

     (f) The Purchaser covenants that the information supplied or to be supplied in writing by or on behalf of the Purchaser for inclusion in the Proxy Statement or in the Schedule 13E-3, will not, in the case of the Schedule 13E-3 and each amendment or supplement thereto as of the date thereof and as of the Effective Time, and in the case of the Proxy Statement, either at the date mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Purchaser covenants that the Proxy Statement and the Schedule 13E-3, as to information supplied or to be supplied in writing by or on behalf of the Purchaser, will comply in all material respects with all applicable provisions of the Exchange Act.

     SECTION 5.4  Access to Information; Confidentiality.

     (a) The Company shall (and shall cause each Subsidiary to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of the Purchaser, reasonable access during normal business hours during the period prior to the Effective Time, to all of its officers, accountants, properties, offices and other facilities, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Subsidiary to) furnish promptly to the Purchaser (i) a copy of each report, schedule, and other document filed or received by it during such period pursuant to the requirements of federal securities laws, and (ii) all other information concerning its business, properties and personnel as the Purchaser may reasonably request.

     (b) Notwithstanding termination of this Agreement, the Purchaser will cause its officers, employees, accountants, counsel, financial advisers and other representatives, Subsidiaries and Affiliates to keep, all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any Person other than its directors, officers, employees, Affiliates, representatives or agents, and then only on a confidential basis; provided, however, that the Purchaser may disclose Confidential Information (i) as required by applicable law, rule, regulation or valid judicial process, (ii) to its attorneys, accountants, financial advisors and lenders on a confidential basis, and (iii) as required by any Governmental Entity; provided, however, that the Purchaser will cooperate with the Company so that the Company may seek a protective order or other appropriate remedy. For purposes of this Agreement, "Confidential Information" shall include all information about the Company; provided, however, that Confidential Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by the Purchaser, its attorneys, accountants, financial advisors, Subsidiaries or Affiliates not permitted by this Agreement, (B) becomes available to the Purchaser on a non-confidential basis from a Person other than the Company who, to the Knowledge of the Purchaser, is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the relevant information to the Purchaser. In the event of termination of this Agreement for any reason, the Purchaser shall promptly destroy all Confidential Information without retaining any copy thereof and the Purchaser will, and will cause its attorneys, accountants, financial advisors, Subsidiaries and Affiliates to, promptly destroy all copies of any analyses, compilations, studies or other documents, records or data prepared by or on behalf of the Purchaser, which contain or otherwise reflect or are generated from the Confidential Information, and a duly authorized officer of the Purchaser will certify in writing to the Company that it has destroyed all the Confidential Information in its possession and the Purchaser will request written confirmation from each of its attorneys, accountants, financial advisors, Subsidiaries and Affiliates that they have destroyed all the Confidential Information in their possession, and the Purchaser will forward a copy of each such written confirmation to the Company.

     SECTION 5.5  Commercially Reasonable Efforts.

     (a) Subject to the terms and conditions of this Agreement, the Purchaser and the Company agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Transactions as promptly as practicable following the execution hereof, including the taking of all actions necessary to obtain all approvals, consents, orders, exemptions or waivers of or by any third party.

     (b) Subject to the terms and conditions of this Agreement and to any applicable laws, the parties hereto shall:

          (i) as promptly as practical after the execution of this Agreement,
     (A) file any required notification with respect to the Transactions with any Governmental Entity and (B) thereafter promptly respond to all inquiries or requests for information or documents received from any Governmental Entity;

          (ii) in connection with the Transactions, (A) consult with each of the parties with respect to all filings to be made by any party to a Governmental Entity and any information which may be supplied by any party to a Governmental Entity; (B) promptly make any required submissions under the HSR Act other than those referred to in clause (i) above and promptly respond to all inquiries or requests received from the FTC or the Department of Justice for additional information or documents; (C) excluding information and materials which are subject to attorney client or work product privilege or which may not be disclosed due to confidentiality obligations, provide information to the other party which information would be considered reasonably necessary to accomplish any filings and, upon written request, provide copies of any filings; and (D) promptly inform the other parties of any communication from a Governmental Entity with respect to the Transactions and, where practical, permit the other party to review in advance any proposed communication to a Governmental Entity;

          (iii) prior to any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry, consult with the other parties and, to the extent permitted by such Governmental Entity, give the other parties the opportunity to attend and participate, in each case to the extent practicable;

          (iv) to the extent that transfers, amendments or modifications of permits or licenses granted by Government Entities (including environmental permits) are required as a result of the execution of this

     Agreement or consummation of any of the Transactions, use commercially reasonable efforts to effect such transfers, amendments or modifications;

          (v) not take any action after the date hereof that would reasonably be expected to materially delay the Closing or the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing; and

          (vi) subject to the limitations set forth in Section 5.5(c) hereof, use commercially reasonable efforts (and cooperate amongst themselves with respect thereto) to contest and resist any action by any third party or Governmental Entity, whether by legislative, administrative or judicial action, that challenges or seeks to prevent or prohibit the consummation of the Transactions; provided that this Section 5.5(b)(vi) shall not be applicable to any Acquisition Proposals, which shall be subject to Section
     5.2 hereof.

     (c) each of the parties shall use their commercially reasonable efforts to
(i) avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain or delay the Closing including defending through litigation a motion for preliminary injunction asserted in any court by any third party, and (ii) take all steps necessary to avoid or eliminate any impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Company (or any of the Subsidiaries) or otherwise take or commit to take any actions that may be reasonably required in order to avoid the entry of, or to effect the dissolution of any injunction, temporary restraining order, or other order in any suit or proceeding which would otherwise have the effect of preventing or delaying the Closing. Notwithstanding the foregoing this
Section 5.5(c) shall not be applicable to any Acquisition Proposal, which shall be subject to Section 5.2 hereof.

     (d) Notwithstanding the foregoing or any other provision of this Agreement,
(i) nothing in this Section 5.5 shall limit a party's right to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied with its obligations under this Section 5.5, and (ii) nothing in this Agreement shall be deemed to require any party hereto to commence any litigation against any Person in order to facilitate the consummation of any of the Transactions.

     SECTION 5.6  Financing.

     (a) Purchaser shall use its commercially reasonable efforts to satisfy the requirements of the Commitment Letters, execute definitive agreements related thereto and to obtain the funding contemplated by and on the terms contained in the Commitment Letters and in the Revolver or, if any such funds shall otherwise be unavailable, use commercially reasonable efforts to obtain alternative commitments for financing sufficient to consummate the Transactions. The Company shall fully cooperate with and assist the Purchaser in all reasonable respects in an effort to obtain the financing called for in the Commitment Letters and in the Revolver and shall take or cause to be taken all appropriate action in furtherance of such cooperation and assistance, including the preparation of any certificates or disclosure documents reasonably requested by the Purchaser in order to facilitate consummation of the financing. The obligations set forth in this Section 5.6 shall not be construed to benefit or confer any rights upon any Person other than the parties hereto.

     (b) Following the date hereof, any amendment, modification, termination or cancellation of any of the Financing Arrangements or any information which becomes Known to Purchaser which makes it unlikely that the financing will be obtained on the terms set forth in the Financing Arrangements, shall be promptly disclosed to the Company. The Purchaser shall keep the Company reasonably apprised of any discussions or communications with each Person providing financing for the Transactions.

     SECTION 5.7 Publicity. The initial press release with respect to the execution of this Agreement shall be a Company press release drafted by the Company and reasonably acceptable to the Purchaser. Thereafter, until the Effective Time, or the date this Agreement is terminated or abandoned pursuant to Article VII, neither the Company, the Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or otherwise make any public announcement with respect to the this Agreement or the

Transactions without prior consultation with and review by the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market, in which case such party shall, prior to any such publication or announcement, consult with, and afford the opportunity to review to, the other parties.

     SECTION 5.8 Notification of Certain Matters. The parties hereto shall give prompt notice to the other party hereto of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and
(ii) any material failure of any party, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that, subject to the provisions of Section 5.12, the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to any party.

     SECTION 5.9  State Takeover Laws.  If any state takeover statute other than
Section 203 of the DGCL becomes or is deemed to become applicable to the Agreement or any of the Transactions, the parties hereto shall use their commercially reasonable efforts to render such statute inapplicable to all of the foregoing.

     SECTION 5.10  Option and Warrant Matters.


     (a) Prior to the Effective Time, the Board of Directors (or, if appropriate, any applicable committee) of the Company shall adopt such resolutions or use reasonable efforts to take such actions as are necessary, subject, if necessary, to obtaining consents of the holders of the Options, Converted Options and Warrants, as applicable, to carry out the terms of Section 2.3.


     (b) Except as may be otherwise agreed to in writing by the Purchaser and the Company, the Company shall take all actions that are reasonably necessary or appropriate so that the Company Stock Option Plan shall terminate as of the Effective Time.


     SECTION 5.11 Disclosure Schedule Updates. Each of the parties hereto agrees that, with respect to the representations and warranties of the Company contained in Article III hereof, the Company shall have the continuing obligation until the Closing Date to supplement, modify or amend promptly the Disclosure Schedule with respect to (i) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule (the "New Matters"), and (ii) other matters which are not New Matters but should have been set forth or described in the Disclosure Schedule as of the date hereof (the "Other Matters"). Any such supplement, modification or amendment (i) that reflects a New Matter shall qualify the Company's representations and warranties for all purposes of this Agreement, and (ii) that reflects one or more Other Matters shall not qualify any of the Company's representations or warranties for any purpose under this Agreement, and shall be provided solely for informational purposes. On or before the Closing Date, the Company will prepare and deliver to the Purchaser a copy of the Disclosure Schedule revised to reflect any supplement, modification or amendment required pursuant to this
Section 5.11. The Company shall use commercially reasonable efforts to deliver any such supplemented, modified or amended Disclosure Schedule to the Purchaser at least five (5) Business Days before the Closing Date. If no supplemented, modified or amended Disclosure Schedule satisfying the foregoing requirements is provided by the Company, the Disclosure Schedule as delivered upon the execution of this Agreement shall continue to apply.


     SECTION 5.12  Indemnification and Insurance.

     (a) The Purchaser agrees that (i) the Certificate of Incorporation and the By-Laws of the Surviving Company and its Subsidiaries immediately after the Effective Time shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the Certificate of Incorporation and By-Laws of the Company and its Subsidiaries, respectively, on the date of this Agreement and to the fullest extent permitted by applicable law, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights thereunder of persons who on or prior to the Effective Time were directors, officers, employees or agents of the Company or any Subsidiary (collectively, the "Indemnified Parties"), and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers, employees or agents of the Company or any Subsidiary as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and thereafter terminate as provided in such agreements.

     (b) For a period of three (3) years after the Effective Time, the Surviving Company shall maintain officers' and directors' liability insurance covering the Indemnified Parties (whether or not they are entitled to indemnification) on terms no less advantageous to such Indemnified Parties than the existing officers' and directors' insurance policies of the Company with coverage limits of not less than $5,000,000. The provisions of the immediately preceding sentence shall be satisfied by the purchase and full prepayment of policies that have been obtained by the Company and fully paid for by the Company prior to Closing which policies provide such Indemnified Parties with such coverage for an aggregate period of six (6) years after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time.

     (c) The Surviving Company shall advance to the Indemnified Parties amounts needed to pay all reasonable expenses, including, without limitation, attorneys' fees and disbursements and costs of investigation, that may be incurred by any Indemnified Parties in enforcing the indemnity and other provisions provided for in this Section 5.12 to the fullest extent permitted by applicable law.

     (d) In the event the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, as a condition precedent to any such transaction, all necessary provisions shall be made so that the successors and assigns of the Surviving Company fully assumes all of the obligations set forth in this Section 5.12.

     (e) This Section 5.12, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Company and the Indemnified Parties (and the heirs, successors and representatives of the Indemnified Parties), and shall be binding on all successors and assigns of the Purchaser and the Surviving Company and shall be enforceable by each Indemnified Party and their heirs, representatives, and any Person or entity referenced in this
Section 5.12 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.12 (whether or not parties to this Agreement). Without limiting the foregoing, the heirs, successors and representatives of the Indemnified Parties shall be entitled to the benefits of this Section 5.12.

                                   ARTICLE VI


                                   CONDITIONS



     SECTION 6.1 Conditions to Each Party's Obligation to Effect the Transactions. The respective obligation of each party to effect the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company or the Purchaser, as the case may be, on or prior to the Closing Date to the extent permitted by applicable law:


          (a) The Stockholder Approval shall have been obtained in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws.

          (b) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and no injunction, temporary restraining order, writ, decree or order of any nature of a court of competent jurisdiction shall be in effect enjoining, restraining or otherwise precluding consummation of any of the Transactions contemplated hereby; provided, in the case of a decree, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

          (c) Any applicable waiting period (and any extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated and no action by the Department of

     Justice or FTC challenging or seeking to enjoin the consummation of any of the Transactions contemplated hereby shall have been instituted and be pending.

          (d) The Company shall have received the opinion of Commerce Capital Markets, dated as of the date of the Proxy Statement (the "Fairness Opinion"), to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares is fair to the holders of the Shares from a financial point of view and the Fairness Opinion shall not have been withdrawn, revoked or annulled or adversely modified in any material respect through the Effective Time.


     SECTION 6.2 Conditions to the Obligations of the Company to Effect the Transactions. The obligations of the Company to effect the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company on or prior to the Closing Date to the extent permitted by applicable law:


          (a) Each of the representations and warranties of the Purchaser set forth in this Agreement (without giving effect to any qualifiers as to "materiality" or "material" as set forth herein) shall be true and correct as of the date of this Agreement and (except those representations and warranties that address matters only as of a particular date which need be true and accurate as of such date) as of immediately before the Effective Time and the Company shall have received a certificate of an executive officer of the Purchaser, dated as of the Closing Date, to such effect; provided, however, that in no event shall Company be entitled to make a claim of breach of any representation or warranty of the Purchaser, if such breach is a Known Purchaser Breach.

          (b) The Company shall have received, at or prior to the Closing, certified resolutions duly adopted by the Board of Directors and the stockholders of the Purchaser approving the Transactions contemplated hereby, the execution and delivery of this Agreement and all other necessary corporate action to enable the Purchaser to comply with the terms of this Agreement.

          (c) The Purchaser shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing and the Company shall have received a certificate of an executive officer of Purchaser, dated as of the Closing Date, to such effect.


     SECTION 6.3 Conditions to the Obligations of the Purchaser to Effect the Transactions. The obligations of the Purchaser to effect the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Purchaser on or prior to the Closing Date to the extent permitted by applicable law:


          (a) Each of the representations and warranties of the Company set forth in this Agreement (without giving effect to any qualifiers as to "materiality", "material" or "Material Adverse Effect" set forth therein) shall be true and correct as of the date of this Agreement and (except those representations and warranties that address matters only as of a particular date which need be true and accurate as of such date) as of immediately before the Effective Time to the extent that the cumulative effect of all such failures to be so true and correct would not reasonably be expected to have a Material Adverse Effect and the Purchaser shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, to such effect; provided, however, that in no event shall Purchaser be entitled to make a claim of breach of any representation or warranty of the Company, if such breach is a Known Company Breach.

          (b) The Company shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing and the Purchaser shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, to such effect.

          (c) The Purchaser shall have received, at or prior to the Closing, certified resolutions duly adopted by the Board of Directors of the Company approving the Merger, the execution and delivery of this

     Agreement and all other necessary corporate action to enable the Company to comply with the terms of this Agreement.

          (d) Other than the filing of the Certificate of Merger in accordance with the DGCL, all Governmental Approvals required in connection with consummation of the Transactions shall have been obtained, been filed or have occurred, other than Governmental Approvals the failure of which to obtain, make or occur, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that a Governmental Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any Governmental Entity of any condition, requirement or restriction, or any other action directly or indirectly related to such grant taken by such Governmental Entity that (i) imposes any limitations on the Purchaser's ownership or operation (or that of any Subsidiary) of any portion of their or the Company's businesses or assets, or seeks to compel the Purchaser to dispose of or hold separate any portion of the business or assets of the Company or the Purchaser and their respective Subsidiaries, and (ii) would reasonably be expected to have a Material Adverse Effect.

          (e) The total number of Dissenting Shares shall not exceed 5% of the outstanding shares of Company Common Stock at the Effective Time.

          (f) There shall not have occurred since the date of the filing of the Company's report on Form 10-K for the fiscal year ended January 31, 2002, any Material Adverse Effect.

          (g) The Purchaser shall have received, or be entitled to receive, the financing for the Transactions called for in the Financing Arrangements on the terms substantially as set forth in the Commitment Letters, the Revolver and the Commerce Consent, or in the alternative sources of financing, as referred to in Section 5.6 of this Agreement.

                                  ARTICLE VII


                                  TERMINATION



     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Stockholder Approval:


          (a) By the mutual written consent of the Purchaser and the Company;

          (b) By either the Company or the Purchaser:

             (i) if the Merger has not been consummated on or prior to September 30, 2002 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

             (ii) if the stockholders of the Company fail to adopt this Agreement at the Special Meeting (including any postponement or adjournment thereof); or

             (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action which temporarily, preliminarily or permanently restrains, enjoins or otherwise prohibits the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have first complied with its obligations under Section 5.5 hereof.

          (c) By the Company:

             (i) in connection with entering into a definitive agreement relating to a Superior Proposal as permitted by Section 5.2(b) hereof, provided the Company has complied with all provisions thereof, including the notice provisions therein;

             (ii) if the Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Company to the Purchaser;

             or

          (d) By the Purchaser:

             (i) if, the Company's Board of Directors or the Special Committee shall have (x) failed to make, withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of this Agreement or the Merger, (y) made any recommendation with respect to a Superior Proposal other than a recommendation to reject such Superior Proposal, or (z) if the Company shall have executed a letter of intent, agreement in principle or definitive agreement relating to a Superior Proposal with a Person other than the Purchaser or its Affiliates; or

             (ii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Purchaser to the Company.

     SECTION 7.2  Effect of Termination.


     (a) In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, (i) written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination of this Agreement is made, (ii) this Agreement shall be void and of no further force and effect, except that Sections
7.2 and 5.4(b) and Article IX hereof shall survive any termination of this Agreement, and (iii) there shall be no other liability on the part of the Purchaser or the Company, except for breach of this Agreement prior to such termination and except as set forth in Section 7.2(b) below.


     (b) If the Company terminates this Agreement pursuant to Section 7.1(c)(i) hereof, or if the Purchaser terminates this Agreement pursuant to Section 7.1(d)(i) hereof, then the Company shall pay to the Purchaser its Legal Fees. Notwithstanding the foregoing, no Legal Fees shall be payable if, at the time of such termination, the Purchaser is in material breach of its representations and warranties or fails to perform in any material respect its covenants or other agreements hereunder.

                                  ARTICLE VIII


                            RULES OF INTERPRETATION


     SECTION 8.1  Rules of Interpretation.

     (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

     (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

     (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

     (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

     (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.1 Fees and Expenses. (a) Except as set forth in Section 7.2(b), all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and consultants, shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.


     SECTION 9.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after Stockholder Approval, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.


     SECTION 9.3 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby and thereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service); (b) if mailed by certified or registered mail return receipt requested, three (3) Business Days after the aforesaid mailing; (c) if delivered by overnight courier (with all charges having been prepaid), on the second Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 9.3), or the refusal to accept same, the notice shall be deemed received on the Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

     (a) if to the Purchaser, to:

         Kayak Acquisition Corp.
         c/o William A. Schwartz, Jr.
         Glen Oaks Industrial Park
         P.O. Box 124
         Glendora, NJ 08029
         Telephone No.: (856) 228-1000
         Telecopy No.: (856) 232-1842
         with a copy to:

         Sayles, Lidji & Werbner
         4400 Renaissance Tower
         1201 Elm Street
         Dallas, Texas 75270
         Attention: Brian M. Lidji, Esq.
         Telephone No.: (214) 939-8700
         Telecopy No.: (214) 939-8787

         and with a copy to:

         Ballard Spahr Andrews & Ingersoll, LLP
         1735 Market Street
         51st Floor
         Philadelphia, PA 19103
         Attention: Gerald J. Guarcini, Esquire
         Telephone No.: (215) 864-8625
         Telecopy No.: (215) 864-8999

         if to the Company, to:

         Grotech Capital Group, Inc.
         9090 Deereco Road
         Suite 800
         Timonium, Maryland 21093
         Attention: Dennis J. Shaughnessy
         Telephone No.: (410) 560-2000
         Telecopy No.: (410) 560-1910

         with a copy to:

         Piper Rudnick LLP
         6225 Smith Avenue
         Baltimore, Maryland 21209-3600
         Attention: Wilbert H. Sirota, Esq.
         Telephone No.: (410) 580-3000
         Telecopy No.: (410) 580-3001


     SECTION 9.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.



     SECTION 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), constitutes the entire agreement and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except that the Indemnified Parties are intended beneficiaries of the covenants and agreements set forth in Section 5.12.



     SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated herein are not affected in any manner materially adverse to any party hereto, after taking into account the mitigation contemplated by the next sentence. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     SECTION 9.7 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. THE PARTIES HERETO HEREBY ACKNOWLEDGE, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OF THE TRANSACTIONS AND ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.



     SECTION 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.



     SECTION 9.9 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions set forth in Section 9.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.



     SECTION 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.



     SECTION 9.11 Transfer Taxes. Subject to Section 2.4(b)(ii), all liability for any transfer or other similar Taxes in connection with the consummation of any Transaction contemplated by this Agreement shall be borne by the Surviving Company.



     SECTION 9.12 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time. This Section 9.12 shall not limit or affect any covenant or agreement of the parties which by its terms provides for performance after the Effective Time.



     SECTION 9.13 Independent Counsel. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.


     SECTION 9.14 Acknowledgement of Certain Relationships. Each of the parties acknowledges that there exist certain relationships between and among the Persons involved in the Transactions which may constitute conflicts of interest or potential conflicts of interest. By way of example and not limitation, George E. Norcross, III and William A. Schwartz, Jr., two of the Purchaser Stockholders, serve as members of the board of directors of Commerce Bancorp, Inc., whose wholly owned subsidiary, Commerce Bank, is expected to participate as lender in connection with the Financing Arrangements. In addition, the Fairness Opinion to be delivered to the Company in connection with the Merger is expected to be rendered by Commerce Capital Markets, Inc., a wholly owned subsidiary of Commerce Bancorp, Inc., which has provided and continues to provide financial advisory services to the Company.


                            [Signature Pages Follow]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                          KAYAK ACQUISITION CORP.



                                          By: /s/ WILLIAM A. SCHWARTZ, JR.

                                          ------------------------------------
                                          Name: William A. Schwartz, Jr.
                                          Title:  President


                                          U.S. VISION, INC.



                                          By:    /s/ CARMEN J. NEPA III

                                          ------------------------------------
                                          Name:  Carmen J. Nepa III
                                          Title: Senior Vice President &
                                                 Chief Financial Officer

                                                                      APPENDIX A

                                  DEFINITIONS

     Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

     "Acquisition Proposal" shall mean any unsolicited proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     "Balance Sheet" shall mean the balance sheet of the Company and its consolidated subsidiaries included in the Company's Annual Report on Form 10-K filed for the fiscal year ended January 31, 2002.

     "Balance Sheet Date" shall mean the date of the Balance Sheet.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York City, New York are authorized or required by law or executive order to remain closed.

     "Certificate of Merger" shall have the meaning set forth in Section 1.1 of this Agreement.

     "Closing Date" shall mean the closing date referred to in Section 1.3 of this Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commerce Bank" shall have the meaning set forth in Section 4.7 of this Agreement.

     "Commerce Consent" shall have the meaning set forth in Section 4.7 of this Agreement.

     "Commerce Letter" shall have the meaning set forth in Section 4.7 of this Agreement.

     "Commitment Letters" shall have the meaning set forth in Section 4.7 of this Agreement.

     "Company Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

     "Company SEC Documents" shall mean each form, report, schedule, statement and other document required to be filed by the Company since January 31, 2000, under the Exchange Act or the Securities Act, as such are supplemented or amended since the time of filing, whether or not such supplement or amendment is required to be so filed, including any such as are filed after the date of the Agreement and prior to the Effective Time.

     "Company Stock Option Plan" shall mean the 1996 Company Stock Option Plan, as amended by the First Amendment to Company Stock Option Plan dated as of June 22, 2000.

     "Confidential Information" shall have the meaning set forth in Section 5.4 of this Agreement.

     "Converted Options" shall mean Options owned of record and beneficially by the Purchaser Stockholders.

     "Converted Shares" shall mean the shares of Company Common Stock owned of record and beneficially by the Purchaser Stockholders.


     "Department of Justice" shall mean the Antitrust Division of the U.S. Department of Justice.


                                      A-i-1

     "Disclosure Schedule" shall mean the disclosure schedule prepared and signed by the Company and attached to this Agreement as Exhibit A, as amended, updated or supplemented as contemplated by Section 5.11.

     "Dissenting Shares" shall mean any Shares as to which the holder thereof has demanded payment with respect to the Merger and perfected his or her entitlement to dissenters' rights in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost (through failure to perfect or otherwise) his or her right to such appraisal.

     "Effective Time" shall mean the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in such Certificate of Merger.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder.

     "Fairness Opinion" shall have the meaning set forth in Section 6.1(d) of this Agreement.

     "Financing Arrangements" shall have the meaning set forth in Section 4.7 of this Agreement.

     "FTC" shall mean the U.S. Federal Trade Commission.

     "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

     "Governmental Approvals" shall mean any consents, approvals, permits, authorizations, confirmations and actions of, filings or registrations with or notices to any Governmental Entity under any applicable laws, statutes, rules, regulations, orders, decrees, administrative or judicial directives.

     "Governmental Entity" shall mean any U.S. or foreign federal, state or local court, administrative agency or commission or other governmental or other regulatory agency, authority or commission.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Parties" shall have the meaning set forth in Section 5.12 of this Agreement.

     "Knowledge" of any Person means actual knowledge, without inquiry, with respect to the particular fact or matter in question. The Company will be deemed to have "Knowledge" of a particular fact or matter only if a member of the Special Committee, has Knowledge of such fact or matter. The Purchaser will be deemed to have "Knowledge" of a particular fact or matter only if it or any of its Subsidiaries or Affiliates or any of their respective officers or directors has Knowledge of such fact or matter or if any of the Purchaser Stockholders has Knowledge of such fact or matter.

     "Known Company Breach" shall mean any fact or matter (i) which Purchaser has Knowledge of as of the date of this Agreement, (ii) which has caused or constitutes a breach of or inaccuracy in any of the Company's representations or warranties included in Article III as of the date of this Agreement, and (iii) of which the Company has no Knowledge.

     "Known Purchaser Breach" shall mean any fact or matter (i) which Company has Knowledge of as of the date of this Agreement, (ii) which has caused or constitutes a breach of or inaccuracy in any of the Purchaser's representations or warranties incurred in Article IV as of the date of this Agreement, and (iii) of which the Purchaser has no Knowledge.

     "Leases" shall mean any leases to which the Company or any of its Subsidiaries is a party relating to the lease of real property by the Company or any of its Subsidiaries.

     "Legal Fees" shall mean actual legal fees and expenses of the Purchaser's legal counsel in connection with the Transactions, in an amount not to exceed $250,000.00

     "Liens" shall mean, other than Permitted Liens, any liens, mortgages, security interests, pledges, options, charges, claims or encumbrances of any kind (including any agreement to give any of the foregoing).

                                      A-i-2

     "Material Agreement" shall mean any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which any of them or any of their properties or assets is bound that is or would be required to be filed as an exhibit to the Company's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q pursuant to the requirements of Item 601 of Regulation S-K.

     "Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, prospects, assets, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, provided that any changes or effects which are due directly to the following items will not constitute a Material Adverse Effect: (i) changes in GAAP; (ii) changes in the U.S. economy or financial markets which do not affect the Company in a disproportionate manner as compared with companies of a similar size in the retail optical industry; or (iii) changes in the retail optical industry which do not affect the Company in a disproportionate manner as compared with companies of a similar size in the retail industry.

     "Merger" shall have the meaning set forth in the recitals hereto.

     "Merger Consideration" shall have the meaning set forth in Section 2.2(a) of this Agreement.

     "Net Amount" shall mean the amount paid to the holder of an Option as provided in Section 2.3(a)(i)(B) and the amount paid to the holder of a Warrant as provided in Section 2.3(c) of this Agreement.

     "Options" shall mean the options to purchase shares of Company Common Stock which have been granted by the Company or a Subsidiary (or its predecessor in interest) pursuant to the Company Stock Option Plan.

     "Outside Date" shall have the meaning set forth in Section 7.1(b)(i) of this Agreement.

     "Paying Agent" shall mean the bank or trust company designated by the Purchaser to act as agent for the holders of the Shares pursuant to Section 2.4(a) of this Agreement.

     "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company and its Subsidiaries, taken as a whole, (iv) any Lien securing an obligation of the Purchaser, (v) real estate Taxes, assessments and water and sewer charges that are a Lien, but not yet due and payable, (vi) any Liens that are to be discharged or satisfied by the Company or any of its Subsidiaries at or prior to Closing, (vii) any Lien to which any Leases, where the Company or any of its Subsidiaries is a lessee, is subject or subordinate, (viii) any covenant, condition, restriction or easement which encumbers any of the real property owned by the Company or any of its Subsidiaries which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company and its Subsidiaries, taken as a whole, (ix) anything an accurate survey of any of the real property owned by the Company or any of its Subsidiaries or real property records of any Governmental Entity would disclose, provided that neither the value nor the use of such Real Property is materially and adversely affected, (x) Liens disclosed in any Company SEC Documents, (xi) Liens incurred in the ordinary course of business, and (xii) zoning, building and other similar restrictions.

     "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

     "Principal Stockholders" has the meaning set forth in the recitals hereof.

                                      A-i-3

     "Proxy Statement" shall mean the proxy statement, letter to stockholders, notice of meeting, and form of proxy to be filed by the Company with the SEC pursuant to Section 5.3(a) of this Agreement, together with all amendments and supplements thereto and including the exhibits thereto.

     "Purchaser Common Stock" shall mean the common stock, par value $0.01 per share, of the Purchaser.

     "Purchaser Disclosure Schedule" shall mean the disclosure schedule prepared and signed by the Purchaser and attached to this Agreement as Exhibit B.

     "Purchaser Stockholders" shall mean George E. Norcross, III, Sandra T. Norcross, Joseph J. Roberts, Jr., Indiana Pacific Capital Trust, Philip A. Norcross, William A. Schwartz, Jr., George T. Gorman and Gayle E. Schmidt.

     "Revolver" shall have the meaning set forth in Section 4.7 of this Agreement.

     "Schedule 13E-3" has the meaning set forth in Section 3.6(b) of this Agreement.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the applicable rules and regulations promulgated thereunder.

     "Shares" shall mean shares of Company Common Stock, other than the Treasury Shares, the Converted Shares, the Dissenting Shares, if any, and shares of Company Common Stock owned by the Purchaser, if any.

     "Special Committee" has the meaning set forth in the recitals hereof.

     "Special Meeting" shall mean the special meeting referred to in Section 5.3 of this Agreement.

     "Stockholder Approval" shall have the meaning set forth in Section 3.5 of this Agreement.

     "Subordinated Note" shall mean a subordinated unsecured note of the Surviving Company with the terms established by the Surviving Company.

     "Subsidiary" shall mean any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Person or by any one or more of its Subsidiaries, or by the Person and one or more of its Subsidiaries or (b) the Person or any other Subsidiary of the Person is a general partner (excluding any such partnership where the Person or any Subsidiary of the Person does not have a majority of the voting interest in such partnership).

     "Superior Proposal" shall mean any proposal by a third party to acquire, directly or indirectly, including pursuant to a tender offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than fifty (50%) percent of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, which satisfies both subsection (x) and subsection (y) of Section 5.2(a).

     "Surviving Company Common Stock" shall mean the common stock, par value $.01 per share, of the Surviving Company.

     "Tax" or "Taxes" shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

     "Term Loan" shall have the meaning set forth in Section 4.7 of this Agreement.

                                      A-i-4

     "Transactions" shall mean the Merger and the other transactions provided for or contemplated by this Agreement.

     "Treasury Shares" shall mean Company Common Stock held in treasury by the Company or any Subsidiary of the Company.

     "Vendor A" shall have the meaning set forth in Section 4.7 of this Agreement.

     "Vendor A Letter" shall have the meaning set forth in Section 4.7 of this Agreement.

     "Vendor B" shall have the meaning set forth in Section 4.7 of this Agreement.

     "Vendor B Letter" shall have the meaning set forth in Section 4.7 of this Agreement.

     "Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

     "Warrants" shall mean any warrants to purchase shares of Company Common Stock which have been granted by the Company (or its predecessor in interest).

     "Wholly-Owned Company Subsidiary" shall mean a Subsidiary that is directly or indirectly wholly-owned by the Company.

                                      A-i-5

                                                                       EXHIBIT A


                              DISCLOSURE SCHEDULE

                                       TO

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            KAYAK ACQUISITION CORP.

                                      AND

                               U.S. VISION, INC.

                                  MAY 14, 2002


     To supplement the following sections of the Agreement of which this Disclosure Schedule is a part, the Company hereby makes the following disclosures:


SCHEDULE 3.1(B) -- COMPANY/SUBSIDIARY QUALIFICATION


     U.S. Vision, Inc. U.S. Vision, Inc., is a Delaware corporation.

     U.S. Vision Holdings, Inc. U.S. Vision Holdings, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company.

     USV Optical, Inc. USV Optical, Inc., a Texas corporation, is a wholly-owned subsidiary of U.S. Vision Holdings, Inc. USV Optical, Inc. is qualified to do business as a foreign corporation in Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Dakota, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming, as well as the Canadian provinces of Alberta, British Colombia, Ontario and Saskatchewan.


     Styl-Rite Optical Mfg. Co., Inc. Styl-Rite Optical Mfg. Co., Inc., a Florida corporation, is a wholly-owned subsidiary of USV Optical, Inc. Styl-Rite Optical Mfg. Co., Inc. is qualified to do business as a foreign corporation in New Jersey.


     9072-8411 Quebec, Inc (Optik Pro Baie 2000). 9072-8411 Quebec, Inc. (Optik Pro Baie 2000), a Quebec enterprise, is a wholly-owned subsidiary of USV Optical, Inc.

     Health Eye Care Statistics, Inc. Health Eye Care Statistics, Inc., an Ontario corporation, is a wholly-owned subsidiary of USV Optical, Inc.


SCHEDULE 3.2 -- CAPITALIZATION



     There are currently 2,000,000 shares authorized for issuance under the terms of the Company's Stock Option Plan, 1,548,420 of which are issued and outstanding. Further, there are currently outstanding warrants to acquire 105,500 shares of the Company's common stock.


SCHEDULE 3.6 -- CONSENTS AND APPROVALS

     (a) CONFLICTS WITH ORGANIZATIONAL DOCUMENTS

         None.


     (b) REQUIRED GOVERNMENT CONSENTS OR APPROVALS
         None.

                                      A-ii-1

SCHEDULE 3.9 -- BROKERS' FEES

     See the engagement letter by and between the Company and Commerce Capital dated as of January 7, 2002. In addition, Commerce Capital may be entitled to additional fees if it assists the purchaser in acquiring financing in the form of subordinated debt or preferred stock.

     See the letter agreement by and between the Company and Janney Montgomery Scott LLC dated as of September 26, 2000.

                                      A-ii-2

                                                                       EXHIBIT B


                         PURCHASER DISCLOSURE SCHEDULE

                                       TO

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            KAYAK ACQUISITION CORP.

                                      AND

                               U.S. VISION, INC.

                                  MAY 14, 2002


SCHEDULE 4.6 -- BROKERS' FEES

     See the letter agreement by and between the Company and Commerce Capital dated as of January 7, 2002. In addition, Commerce Capital may be entitled to additional fees if it assists purchaser in acquiring financing in the form of subordinated debt or preferred stock.

     See the letter agreement by and between the Company and Janney Montgomery Scott LLC dated as of September 26, 2000.

SCHEDULE 4.7 -- FINANCING

     Attached below is a letter and term sheet, dated February 25, 2002, from Commerce Bank N.A. to the Company, in which Commerce Bank N.A. expresses its intent to provide the Company with a $17,500,000 revolving line of credit and a $15,000,000 term loan.

                                     A-iii-1

                                                                        ANNEX A1

                                  AMENDMENT TO

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            KAYAK ACQUISITION CORP.

                                      AND

                               U.S. VISION, INC.

                                  DATED AS OF


                                  MAY 14, 2002


     This amendment (the "Amendment") is made this 20th day of August, 2002, to the Agreement and Plan of Merger (the "Merger Agreement") by and between Kayak Acquisition Corp. ("Kayak") and U.S. Vision, Inc. (the "Company") dated as of May 14, 2002. All capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement.

     WHEREAS, Section 2.3(b) of the Merger Agreement provides that the Purchaser Stockholders who hold Converted Options will receive a Subordinated Note from the Company in exchange for their Converted Options;

     WHEREAS, Kayak has stated that the Purchaser Stockholders will each receive Deferred Cash Payments from the Surviving Company in lieu of receiving such Subordinated Notes; and

     WHEREAS, the Company and Kayak desire to amend the Merger Agreement in order to reflect the current intentions of the parties.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties hereto, and other good and valuable consideration, the Merger Agreement is amended as follows:

          1. Section 2.3(b) is deleted in its entirety and is replaced with the following:

             (b) Except as provided in Section 2.3(d) below, as of the Effective Time, each outstanding Converted Option granted by the Company, whether or not then exercisable, shall be modified to provide for cancellation as of the Effective Time in consideration of the holder of such Converted Option receiving from the Surviving Company Deferred Cash Payments from the Surviving Company in an aggregate amount equal to the product of (i) the number of unissued Shares subject to such Converted Option at the time of such cancellation, and (ii) the excess, if any, of the Merger Consideration over the per-share exercise price for Shares subject to such Converted Option at the time of such cancellation, such product to be reduced by the amount of withholding or other taxes required by law to be withheld with respect to the cancellation of such Converted Option and the receipt of the Deferred Cash Payment from the Surviving Corporation.

          2. The defined term "Subordinated Note" and its accompanying definition is hereby deleted from Appendix A of the Merger Agreement.


          3. The term "Deferred Cash Payments" is hereby added to Appendix A and shall read as follows:


             "Deferred Cash Payments" shall mean cash payments to be paid to the Purchaser Stockholders for their Converted Options with such amounts, terms and conditions as provided in an agreement to be entered into by and between each of the Purchaser Stockholders who hold Converted Options and the Surviving Company.

                                       A1-1

          4. This Amendment may be executed in one or more counterparts, each of which shall be considered one and the same amendment and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

          5. This Amendment (including the documents and instruments referred to herein), constitutes the entire amendment and supersedes all prior amendments, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof. This Amendment is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                          U.S. VISION, INC.



                                          By:    /s/ CARMEN J. NEPA III

                                            ------------------------------------

                                          Name: Carmen J. Nepa III

                                          Title: Senior Vice President &
                                                 Chief Financial Officer


                                          KAYAK ACQUISITION CORP.



                                          By: /s/ WILLIAM A. SCHWARTZ, JR.

                                            ------------------------------------
                                          Name:  William A. Schwartz, Jr.
                                          Title: Vice President

                                       A1-2

                                                                         ANNEX B


September 26, 2002


Board of Directors
U.S. Vision, Inc.
One Harmon Drive
Glendora, NJ 08029

Gentlemen:

     It is our understanding that on May 14, 2002, U.S. Vision, Inc. (the "Company") entered into a merger agreement (the "Agreement") with Kayak Acquisition Corporation ("Kayak"), whereby (i) Kayak shall be merged with and into the Company and the separate corporate existence of Kayak shall thereupon cease; and (ii) the Company shall be the surviving company under the Agreement. Each share of the Company common stock that is not currently owned by Kayak, George E. Norcross, III, the Norcross Roberts Group, William A. Schwartz, Jr., George T. Gorman, and Gayle E. Schmidt (collectively, the "Purchaser Group") (the "non-Purchaser Group shares") will be converted into the right to receive, as set forth in the Agreement, cash in an amount equal to $4.25, without interest, upon surrender of the certificates formerly representing such shares ("Cash Merger Consideration").

     The merger of the Company and Kayak in exchange for the Cash Merger Consideration is hereinafter referred to as the "Transaction". You have requested our opinion with respect to the fairness of the Cash Merger Consideration, from a financial point of view, to the non-Purchaser Group stockholders of the Company.

     In arriving at our opinion, we undertook the following activities:

          1.  Analyzed and reviewed the terms and conditions of the Agreement;

          2. Investigated the business, financial condition, results of operations and prospects of the Company;

          3. Investigated the financial terms of certain business combinations that we deemed relevant;

          4. Reviewed selected financial and stock market data for the Company and for certain other publicly traded companies that we deemed relevant; and

          5. Performed such other financial studies and analyses as we deemed necessary.

     In connection with our review, we have relied upon the accuracy and completeness of all information provided to us by the Company and its representatives, and we have not attempted to independently verify any such information. We have also relied upon the assessment of the management of the Company regarding the Company's business and prospects, and also assumed that the budgets and financial projections of the Company were reasonably prepared by management on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We have not made an independent evaluation or appraisal of the Company's assets and liabilities. Our opinion is necessarily based on financial, market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     Commerce Capital Markets, Inc. ("Commerce") is acting as the financial advisor to the Company in connection with the Transaction and will receive customary fees upon delivery of this opinion and upon completion of the Transaction. In addition, the Company has agreed to indemnify Commerce against certain liabilities arising out of the rendering of this opinion.

     As you are aware, the following relationships exist:

          1. Commerce Capital Markets, Inc. is a wholly owned subsidiary of Commerce Bank, N.A. ("Commerce Bank"), which is a subsidiary of Commerce Bancorp, Inc.;

          2. Commerce Bank is the Company's existing lender, and will continue to fund the Company in connection with the Transaction;

Board of Directors
U.S. Vision, Inc.

September 26, 2002

Page  2

          3. William A. Schwartz, Jr., President of the Company and part of the Purchaser Group, sits on the Board of Directors of Commerce Bancorp. He has been a director of Commerce Bank/Pennsylvania, N.A. since 1984 and a director of Commerce Bancorp and Commerce Bank/Shore, N.A. since June 1997.

          4. George E. Norcross, III is part of the Purchaser Group and sits on the Board of Directors of the Company. He was elected to the Board of the Company on February 19, 2002.

          5. George E. Norcross, III also sits on the Board of Directors of Commerce Bancorp. He was elected to the Board of Commerce Bancorp on March 12, 2002.


          6. George E. Norcross, III is the Chairman of the Board and Chief Executive Officer of Commerce National Insurance Services, Inc., a wholly owned non-bank subsidiary of Commerce Bancorp, Inc. Commerce National Insurance Services, Inc. provides insurance brokerage services to the Company, for which it receives customary fees.



          7. Philip A. Norcross, a member of the Norcross Roberts Group and the brother of George E. Norcross, III, is the managing stockholder and chief executive officer of the New Jersey law firm of Parker McCay. Robert C. Beck, a director of Commerce Bancorp, Inc. is also an attorney at Parker McCay. Parker McCay provides substantial legal services to certain subsidiaries at Commerce Bancorp, Inc., including Commerce Bank, N.A. and Commerce Capital Markets, Inc., for which the firm receives customary fees.


     This opinion is for the use and benefit of the Board of Directors of the Company in evaluating the Transaction and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote their shares in the Transaction. This opinion may not be used for any other purpose, and may not be quoted or referred to, in whole or in part, without our prior written consent, except that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Transaction.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Cash Merger Consideration is fair from a financial point of view to the holders of the non-Purchaser Group shares of the Company.


                                          Very truly yours,



                                          /s/ COMMERCE CAPITAL MARKETS, INC.

                                                                         ANNEX C

                  DELAWARE GENERAL CORPORATION LAW SECTION 262

SECTION 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.


     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                U.S. VISION, INC.
                                One Harmon Drive
                           Glendora, New Jersey 08029

                 THIS PROXY IS SOLICITED BY U.S. VISION, INC.'S

           BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS


TO BE HELD ON October 30, 2002



         The undersigned holder of common stock of U.S. Vision, Inc., a Delaware corporation (the "Company"), hereby appoints Carmen J. Nepa III and Joyce Rutherford, and each of them, as proxies (the "Proxies") for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of stock of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held on October 30, 2002 at 9:00 a.m., Eastern Time, at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103-7599, and at any adjournments or postponements thereof.


         The Board of Directors recommends a vote FOR adoption of the Agreement and Plan of Merger.


         1. Approval and adoption of the Agreement and Plan of Merger as described in the Company's Proxy Statement entitling the undersigned to receive $4.25 in cash for each share of U.S. Vision common stock that the undersigned owned as of September 24, 2002.


         [_] FOR                   [_] AGAINST                 [_] ABSTAIN

         2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting, including any adjournments or postponements thereof.

         [_] FOR                   [_] AGAINST                 [_] ABSTAIN

                        (Continue and Sign on Other Side)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL SET FORTH IN ITEM 1 AND WITH REGARD TO OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, IN THE DISCRETION OF THE PROXYHOLDERS AS DESCRIBED IN THE PROXY STATEMENT.

         The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and the accompanying Proxy Statement.

                                     ----------------------------
                                     (Signature)


                                     ----------------------------
                                     (Signature if held jointly)


                                     Date ____________________, 2002

         Please sign exactly as name appears hereon and mail it promptly even though you now plan to attend the Special Meeting. When shares are held by joint tenants, both should sign. When signing as Attorney, Executor, Administrator, Guardian or Trustee, please add your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                   PLEASE MARK, SIGN AND DATE THIS PROXY CARD
                AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.
              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.